   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 1998

                                                     REGISTRATION NO. 333-56817
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                AMENDMENT NO. 4

                                       TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                         BRAND SCAFFOLD SERVICES, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                  ----------

                DELAWARE                          735915                       133909681
   (State or Other Jurisdiction of     (Primary Standard Industrial          (IRS Employer
    Incorporation or Organization)      Classification Code Number)     Identification Number)

                      15450 SOUTH OUTER HIGHWAY 40, #270
                         CHESTERFIELD, MISSOURI 63017
                                (314) 519-1000
  (Address and Telephone Number of Registrant's principal executive offices)

                                JOHN M. MONTER
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                       15450 SOUTH OUTER HIGHWAY 40, #270
                         CHESTERFIELD, MISSOURI 63017
                                (314) 519-1000
           (Name, Address and Telephone Number of Agent for Service)
                                  ----------
                                  COPIES TO:

                               JOSEPH P. HADLEY
                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017
                                (212) 450-4000
                                  ----------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                                  ----------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

===============================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains a prospectus (the "Exchange Prospectus") relating to the offer (the "Exchange Offer") for all outstanding 10 1/4% Senior Notes due 2008 of Brand Scaffold Services, Inc. in exchange for its 10 1/4% Senior Notes due 2008 (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended. In addition, this Registration Statement contains a prospectus (the "Market-Making Prospectus") relating to certain market-making activities (the "Market-Making Activities") with respect to the Exchange Notes which may, from time to time, be carried out by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"). The two prospectuses are identical in all material respects, except that the Market-Making Prospectus (i) has different front and back cover pages, which describe the Market-Making Activities instead of the Exchange Offer, (ii) includes a section captioned "Market-Making Activities of DLJSC," which describes the Market-Making Activities and (iii) does not include the information included in the Exchange Prospectus under the captions "Prospectus Summary--Exchange Offer," "Prospectus Summary--Consequences of Exchanging Old Notes pursuant to the Exchange Offer," "Risk Factors--Consequences of Failure to Exchange," "Risk Factors--Exchange Offer Procedures," "The Exchange Offer" and "Plan of Distribution." In addition, certain conforming changes have been made in the Market-Making Prospectus in order to eliminate references to the Exchange Offer. The Exchange Prospectus follows immediately after this Explanatory Note and is followed by the alternative pages for the Market-Making Prospectus.

PROSPECTUS
OCTOBER 15, 1998


[BRAND SCAFFOLD SERVICES, INC.]



                         BRAND SCAFFOLD SERVICES, INC.

OFFER TO EXCHANGE 10 1/4% SENIOR NOTES DUE 2008 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OUTSTANDING 10
                          1/4% SENIOR NOTES DUE 2008.



     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 12, 1998, UNLESS EXTENDED.



     Brand Scaffold Services, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange its 10 1/4% Senior Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (including all amendments, including post-effective amendments, and exhibits thereto, the "Registration Statement"), for an equal principal amount at maturity of its outstanding 10 1/4% Senior Notes due 2008 (the "Old Notes," and together with the Exchange Notes, the "Notes") of which $130.0 million aggregate principal amount at maturity is outstanding as of the date hereof.



     The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires (the "Expiration Date"), which will be November 12, 1998, (20 business days following the commencement of the Exchange Offer), unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples at maturity of $1,000. See "The Exchange Offer."



     Interest on the Exchange Notes will be payable in cash semiannually on February 15 and August 15 of each year, commencing on August 15, 1998. The Exchange Notes will mature on February 15, 2008. The Exchange Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or after February 15, 2003 at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, prior to February 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes at a price equal to 110 1/4% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption, with the net cash proceeds of one or more Qualified Equity Offerings (as defined). Upon the occurrence of a Change of Control (as defined), each holder of Exchange Notes will have the right to require the Company to repurchase such holder's Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the repurchase date. See "Description of Notes--Change of Control."


     The Exchange Notes will be general senior unsecured obligations of the Company and will rank pari passu with all existing and future senior unsecured indebtedness and other obligations of the Company. The Exchange Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including trade payables. As of June 30, 1998, the Company's subsidiaries had no outstanding Indebtedness (as defined) other than intercompany Indebtedness and certain capital lease obligations. In addition, the Exchange Notes will effectively be subordinated to existing and future senior secured indebtedness, including the Bank Facility (as defined), which is secured by a pledge of substantially all of the assets of the Company and its subsidiaries and is also guaranteed by the Company's U.S. subsidiaries. See "Risk Factors--Effective Subordination of the Exchange Notes; Dependence on Subsidiaries." As of June 30, 1998, $29.5 million of indebtedness is outstanding under the Bank Facility. In addition, as of June 30, 1998, the Company had $14.0 million in unused senior secured borrowing capacity under the Bank Facility. Upon completion of the Exchange Offer, the Company will have total indebtedness of approximately $159.5 million. As of June 30, 1998, the Company had no indebtedness junior to the Notes.



     THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS OF OLD NOTES ON OR ABOUT OCTOBER 15, 1998.



     The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture (as defined) pursuant to which the Old Notes were issued such that the Exchange Notes and Old Notes will be treated as a single class of debt securities under the Indenture. The form and terms of the Exchange Notes are substantially identical in all material respects to the form and terms of the Old Notes, except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. See "Description of Notes."


                                                     continued on following page


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE PAGE 13, "RISK FACTORS," FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
                PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER.

                                --------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991) and K-III Communications Corporation (available May 14, 1993), the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR ANY OFFER, SALE OR OTHER TRANSFER OF EXCHANGE NOTES.

     Prior to this Exchange Offer, there has been no public market for the Old Notes or Exchange Notes. The Old Notes have traded in the National Association of Securities Dealers, Inc. Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. If a public market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount at maturity. However, there can be no assurance that an active public market for the Exchange Notes will develop. See "Risk Factors--Lack of Public Market for the Exchange Notes."

     THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THIS EXCHANGE OFFER. THE COMPANY HAS AGREED TO PAY THE EXPENSES OF THE EXCHANGE OFFER. NO UNDERWRITER IS BEING USED IN CONNECTION WITH THIS EXCHANGE OFFER.

     No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to the "Company" mean (i) Brand Scaffold Services, Inc. together with its subsidiaries ("Brand") and (ii) prior to the Acquisition (as defined), Rust Scaffold Services, Inc. together with its subsidiaries ("Rust"). References to industry size and statistics contained herein, unless otherwise indicated, are derived from information provided by Cook, Holmlund & Co., Inc.

OVERVIEW

     The Company is the largest North American provider of industrial scaffolding services. The Company's services facilitate access to tall structures for on-going maintenance, turnarounds (major maintenance projects which require the complete or partial shutdown of a facility) and capital projects, principally in the refining, petrochemical, chemical, utility and pulp and paper industries. The Company estimates that for 1997 it had 25% market share of the $575 million North American industrial scaffolding services market and had industrial scaffolding revenues in excess of three times that of its largest competitor. The Company's turnkey services include equipment rental, labor for the erection and dismantlement of scaffolding and scaffolding design services. The Company delivers its services through an extensive field service organization of approximately 2,900 employees in 29 field offices located throughout the United States and two in Canada. The Company also provides scaffolding services to the commercial market (primarily nonresidential construction) and sells a small amount of scaffolding. For the twelve months ended June 30, 1998, the Company generated revenues and a net loss of $179.2 million and $7.7 million, respectively. See "Selected Consolidated Financial Data."

     Approximately 84% of the Company's 1997 revenues were attributable to on-going maintenance and turnarounds of industrial facilities. The Company typically provides on-going maintenance services under long-term contracts; the duration of these contracts ranges between one and five years. Turnarounds occur every one to four years depending on the industry and the type of turnaround being performed. Although some turnarounds may be postponed for a period of time, they are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. The Company believes that the necessity for on-going maintenance and turnarounds provides it with a stable, recurring revenue base.

     The Company's main customers include major integrated oil companies, independent refiners, large chemical companies, utilities and large engineering and construction firms. The Company's ten largest customers in 1997, when measured by revenue to the Company, were Exxon Corporation, Arco, Mobil Corporation, Texaco Inc., Phillips, Citgo Petroleum Corporation, Lyondell Petrochemical Company, Dupont, Houston Lighting & Power Company and Shell Oil. These customers contributed 36% of total sales in the aggregate during the most recent fiscal year.

     The Company believes its position as the largest supplier of industrial scaffolding services provides it with a number of competitive advantages including (i) the ability to offer national coverage to large customers, (ii) the ability to provide required personnel and scaffolding to process major turnarounds and unanticipated plant outages, (iii) higher asset utilization through the shifting of assets across regions and across its large customer base, (iv) purchasing leverage with scaffolding manufacturers, and (v) comprehensive safety training programs which have resulted in the lowest accident incident rate in the industry (the Company's total Occupational Safety and Health Administration ("OSHA") recordable injuries per 200,000 man hours were 2.3 in 1997 compared to an industry average of 12.5 in 1997) and have enabled the Company to reduce insurance costs and accident-related expenses. The Company's size also enables it to maintain its own trucking fleet and to provide a design department that specializes in the custom design of industrial scaffolding, which the Company uses to minimize the amount of scaffolding used and to maximize labor efficiency, thereby providing the Company with a competitive advantage.

THE INDUSTRY

     The $1.3 billion scaffolding services industry consists of the industrial market and the commercial market, each of which requires different types of scaffolding equipment and levels of expertise. Industrial applications generally require systems scaffolding, which is highly versatile, can be quickly erected and dismantled, is capable of conforming to irregularly shaped structures and requires a higher level of skill to erect and dismantle. Commercial applications generally require frame and brace scaffolding which is not as versatile as systems scaffolding and requires a lower level of expertise.

     Industrial Market. The North American industrial scaffolding market is approximately $575 million and is serviced predominantly by scaffolding specialists such as the Company. Although the Company estimates that 30 scaffolding specialists have revenues in excess of $1 million annually, the top six scaffolding specialists service almost one half of the total industrial market. Principal end-use industries and their estimated percent of the total industrial market for 1996 were: (i) refineries--31%; (ii) petrochemical and chemical plants--30%; (iii) utilities--17%; (iv) pulp and paper mills--11%; and
(v) other industrial users including aerospace, ship building and other industrial applications--11%. Scaffolding is used by industrial customers for on-going maintenance, turnarounds and capital projects. Among industrial applications, maintenance represents approximately 50% and turnarounds represent approximately 35% of the market. Since turnarounds may require the complete shutdown of a facility (which may lose up to $1 million of revenues per day during a turnaround), speed and reliability are key customer considerations. Safety is another important consideration for industrial customers as scaffolding contractor accident incidents are counted against a facility's safety record and may cause increases in both insurance premiums and attention by OSHA.

     Commercial Market. The North American commercial scaffolding market is approximately $725 million. Commercial scaffolding is used primarily in nonresidential construction and renovation projects. Commercial applications are generally characterized by regularly shaped structures with few contoured or angled surfaces. Due to the simple shapes required, commercial jobs generally utilize frame and brace scaffolding, a less versatile type of equipment which is not suited to industrial applications. Commercial scaffolding requires a less skilled work force and has historically been less focused on safety issues. These factors combine to make the commercial market highly fragmented with low barriers to entry.


BUSINESS STRATEGY

     The Company has developed a business strategy which it believes will enable it to profitably increase future revenues and cash flow. The key components of this strategy are:

     Leverage existing strengths. The Company's existing strengths include longstanding customer relationships, extensive equipment resources, significant labor capacity and an industry-leading safety record. These strengths have enabled the Company to gain its current substantial market share and to expand its business. The Company intends to utilize these strengths to retain its maintenance contracts and to aggressively pursue turnarounds and capital projects with its existing customers and to expand scaffolding services to such customers' other facilities.

     Target underpenetrated industrial segments. Due to the Company's leading market position and extensive service infrastructure, the Company has the capacity to service several industries in which, due to limited historical focus, the Company has had a relatively low market share. These include the chemical, utilities and pulp and paper industries. To increase its penetration in these markets, the Company has expanded its sales force, initiated incentive and training programs and created a sales management function to target opportunities and monitor the effectiveness of the sales force.

     Reduce operating costs. In November 1997, the Company implemented a cost reduction program which is expected to reduce its annual operating overhead and selling, general and administrative expenses by approximately $5.3 million. The major initiatives include (i) eliminating 63 administrative and support positions and consolidating certain administrative functions, (ii) restructuring and renegotiating benefits programs, (iii) renegotiating the Company's insurance premiums to reflect continued improvements in its safety record, (iv) negotiating company-wide procurement contracts in order to take advantage of volume pricing, and (v) implementing a new management information system to improve inventory utilization and reduce equipment transportation expenses.

     Pursue complementary acquisitions. The Company intends to pursue complementary acquisitions where significant consolidation savings and economies of scale can be achieved. The scaffolding industry is characterized by single-office or regional companies, many of which are undercapitalized and have limited scaffolding inventories. The Company intends to focus its acquisition strategy on companies which have long-term contracts or an expertise in a certain industry or scaffolding application.

     Expand its commercial scaffolding operations. The Company intends to utilize its existing infrastructure to expand its position in the commercial market. To increase its penetration of the commercial market, the Company has targeted large-scale new construction and renovation projects, which require relatively complex scaffolding. Further, the Company has opened new offices in four cities and expanded its sales force and its inventory of frame and brace scaffolding. The Company believes its industry-leading safety record provides it with a competitive advantage in pursuing these commercial scaffolding market opportunities in the future. In November 1996, OSHA enacted stricter regulations regarding training and safety in the commercial scaffolding industry. As a result, the Company expects safety to be a key consideration for commercial customers in the future.


COMPANY HISTORY AND STRUCTURE

     On September 30, 1996, DLJ Merchant Banking Partners, L.P. and certain of its affiliates ("DLJMB") and Carlisle-Brand Investors, L.P. ("Carlisle") acquired indirectly, through a series of mergers, an 80.1% equity interest (the "Acquisition") in the Company from WMI Technologies, Inc. ("WMI"). As a result of the Acquisition, the Company became a wholly owned subsidiary of DLJ Brand Holdings, Inc. ("Holdings"), in which DLJMB, Carlisle and Rust Industrial Services Inc. ("Rust Industrial"), a majority owned subsidiary of WMI, hold equity interests. In connection with the Acquisition, DLJ Capital Funding, Inc. ("DLJ Capital") and Bank of America National Trust and Savings Association ("BofA") provided $190.0 million of financing (the "Bank Facility"), comprised of three senior secured term loans and a revolving loan facility, to the Company.

     The Company is a Delaware corporation. Its executive offices are located at 15450 South Outer Highway 40, #270, Chesterfield, Missouri 63017, and its telephone number is (314) 519-1000.

                             THE OLD NOTE OFFERING


OLD NOTES...................   On February 25, 1998, the Company issued and
                               sold $130,000,000 aggregate principal amount of its Old Notes to Donaldson, Lufkin & Jenrette
                               Securities Corporation, as initial purchaser (the
                               "Initial Purchaser"). The Initial Purchaser subsequently offered and resold the Old Notes to "Qualified Institutional Buyers" (as defined in
                               Rule 144A under the Securities Act) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act
                               (the "Old Note Offering").


                               EXCHANGE OFFER


EXCHANGE NOTES..............   Up to $130,000,000 aggregate principal amount
                               of 10 1/4% Senior Notes due 2008 (the "Exchange
                               Notes") of the Company. The terms of the Exchange
                               Notes and the Old Notes are substantially identical in all material respects, except that the offer of the Exchange Notes will have been registered under the Securities Act and therefore, the Exchange Notes will not be subject to certain transfer restrictions and registration rights and related provisions for an increase in interest rate payable on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement applicable to the Old Notes.


EXCHANGE OFFER..............   The Company is offering, upon the terms and
                               subject to the conditions of the Exchange Offer, to exchange $1,000 principal amount of Exchange
                               Notes for each $1,000 principal amount of Old
                               Notes. See "The Exchange Offer" for a description of the procedures for tendering Old Notes. In connection with the Old Note Offering, the Company entered into the Registration Rights
                               Agreement (the "Registration Rights Agreement") dated as of February 25, 1998 among the Company and the Initial Purchaser, which grants holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy obligations of the Company under the Registration Rights Agreement. The date of acceptance for exchange of the Exchange Notes will be the first business day following the Expiration Date.



TENDERS, EXPIRATION DATE;
 WITHDRAWAL.................   The Exchange Offer will expire at 5:00 p.m.,
                               New York City time, on November 12, 1998, or such later date and time to which it is extended. The tender of Old Notes pursuant to the Exchange
                               Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reasons will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.



ACCOUNTING TREATMENT........   No gain or loss for accounting purposes will be
                               recognized by the Company upon the consummation of the Exchange Offer. See "The Exchange
                               Offer--Accounting Treatment."

FEDERAL INCOME
 TAX CONSEQUENCES............  The exchange pursuant to the Exchange Offer will not result in any income, gain or loss to the holders of the Notes or the Company for federal income tax purposes. See "The Exchange Offer--United States Federal Income Tax Consequences of the Exchange Offer."


USE OF PROCEEDS.............   There will be no proceeds to the Company from
                               the issuance of the Exchange Notes pursuant to the Exchange Offer.


EXCHANGE AGENT..............   The U.S. Trust Company of Texas, N.A. is
                               serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.


      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes, other than broker-dealers which must sell in accordance with the provisions set forth below and other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer (whether or not it is also an "affiliate" of the Company) that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     By executing the Letter of Transmittal, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes, nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdictions.

     Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any future registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. See "The Exchange Offer--Consequences of Failure to Exchange."


                        SUMMARY DESCRIPTION OF THE NOTES

     The terms of the Exchange Notes and the Old Notes are substantially identical in all material respects, except that the offer of the Exchange Notes is registered under the Securities Act and, therefore, the Exchange Notes will not be subject to certain transfer restrictions, registration rights and related provisions requiring an increase in the interest rate on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement applicable to the Old Notes.


EXCHANGE NOTES OFFERED......   10 1/4% Senior Notes due 2008


PRINCIPAL AMOUNT............   $130,000,000


MATURITY DATE...............   February 15, 2008


INTEREST PAYMENT DATES......   February 15 and August 15 of each year,
                               commencing August 15, 1998


OPTIONAL REDEMPTION.........   The Notes will be redeemable, at the Company's
                               option, in whole or in part from time to time on or after February 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date plus Liquidated
                               Damages, if any. In the event the Company consummates one or more Qualified Equity
                               Offerings on or prior to February 15, 2001, the Company at its option may use all or a portion of the net cash proceeds from such Qualified Equity
                               Offerings to redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 110 1/4% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of redemption plus Liquidated Damages, if any. See "Description of Notes--Optional Redemption."


MANDATORY REDEMPTION........   Except as set forth herein, the Company is not
                               required to make mandatory redemption or sinking fund payments with respect to the Notes.


RANKING OF THE NOTES........   The Notes will be general senior unsecured
                               obligations of the Company and will rank pari passu with all existing and future senior unsecured indebtedness and other obligations of the Company. The Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including trade payables. As of June 30, 1998, the Company's subsidiaries had no outstanding
                               Indebtedness other than intercompany Indebtedness and certain capital lease obligations. In addition, the Notes will effectively be subordinated to existing and future senior secured Indebtedness, including the Bank
                               Facility, which is secured by a pledge of substantially all of the assets of the Company and its subsidiaries and is also guaranteed by the Company's U.S.
                               subsidiaries. As of June 30, 1998, $29.5 million of Indebtedness was outstanding under the Bank
                               Facility. In addition, as of June 30, 1998, the
                               Company had $14.0 million in unused senior secured borrowing capacity under the Bank
                               Facility. Further, as of June 30, 1998, the
                               Company had outstanding approximately $159.5 million in aggregate principal amount of senior
                               Indebtedness, of which approximately $29.5 million was secured Indebtedness. As of June 30, 1998, the Company had the ability to incur up to $180.6 million in senior indebtedness based upon the covenants with which it must comply. See
                               "Description of Notes--General."


CHANGE OF CONTROL...........   Upon a Change of Control, each holder of Notes
                               will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase plus
                               Liquidated Damages, if any. However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. Furthermore, under the Bank Facility, a "Change in Control" (as defined therein) would constitute an event of default, causing acceleration of all payments required thereunder. There can be no assurance that upon the occurrence of a Change of Control, the Company will have sufficient funds to repurchase the Notes. See "Description of Notes--Change of Control" and "Risk
                               Factors--Possible Inability to Repurchase Notes
                               Upon a Change of Control."


CERTAIN COVENANTS...........   The Indenture contains covenants limiting the
                               ability of the Company and its Subsidiaries to, among other things, pay dividends or make other
                               Restricted Payments (as defined), make
                               Investments (as defined), incur additional
                               Indebtedness, permit Liens (as defined), incur dividend and other payment restrictions affecting
                               Subsidiaries (as defined), enter into
                               consolidation, merger, conveyance, lease or transfer transactions, make asset sales, enter into transactions with Affiliates (as defined) and engage in unrelated lines of business. In addition, the Indenture imposes restrictions on the ability of Subsidiaries to issue guarantees.
                               These covenants are subject to certain exceptions and qualifications. See "Description of Notes--
                               Certain Covenants" and "--Consolidation, Merger,
                               Conveyance, Lease or Transfer."


EXCHANGE OFFER;
  REGISTRATION RIGHTS.......   In the event that applicable law or
                               interpretations of the staff of the Commission do not permit the Company to effect this Exchange
                               Offer or if certain holders of the Old Notes notify the Company that they are not permitted to participate in, or would not receive freely transferable Exchange Notes pursuant to, the Exchange Offer, or upon the request of the Initial Purchaser under certain circumstances, the Company will use its best efforts to cause to become effective a registration statement (the
                               "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf
                               Registration Statement
                               effective for a period of two years from the date of original issuance of the Old Notes or such shorter period that will terminate when Old
                               Notes covered by the Shelf Registration
                               Statement have been sold pursuant thereto or can be sold pursuant to Rule 144(k). The interest rate on the Old Notes is subject to increase under certain circumstances if the Company defaults with respect to its registration obligations under the Registration Rights
                               Agreement. See "The Exchange Offer."


                                  RISK FACTORS

     Prospective investors in the Exchange Notes should carefully consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

                            SUMMARY FINANCIAL DATA


     The following table presents (i) summary historical financial data of Rust, prior to the Acquisition ("Predecessor"), for the year ended December 31, 1995 and for the nine months ended September 30, 1996 and (ii) summary historical financial data of Brand, after the Acquisition ("Successor"), for the three months ended December 31, 1996, the year ended December 31, 1997, the six months ended June 30, 1998 and as of December 31, 1996, December 31, 1997 and June 30, 1998. The summary historical financial data as of and for the year ended December 31, 1995 and for the nine months ended September 30, 1996 has been derived from the audited financial statements of Predecessor. The summary historical financial data as of and for the three months ended December 31, 1996 and the year ended December 31, 1997 has been derived from the audited financial statements of Successor. The summary historical financial data as of and for the six months ended June 30, 1998 has been derived from the unaudited financial statements of Successor. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Prospectus.




                                                  PREDECESSOR                                 SUCCESSOR
                                        --------------------------------   ------------------------------------------------
                                             YEAR          NINE MONTHS      THREE MONTHS         YEAR         SIX MONTHS
                                             ENDED            ENDED             ENDED            ENDED          ENDED
                                         DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                             1995             1996              1996             1997            1998
                                        --------------   ---------------   --------------   --------------   -----------
                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA: (1)
Revenue .............................   $193,829         $124,769             $44,412       $160,660         100,655
Operating Expenses ..................   138,968           89,073               34,170       122,638           76,655
                                        --------         --------             -------       --------         --------
 Gross Profit .......................    54,861           35,696               10,242        38,022           24,000
Selling and Administrative
 Expenses ...........................    25,807           15,825                4,743        25,840           12,269
Nonrecurring Start-up Expenses ......        --               --                   --         2,498               --
                                        --------         --------             -------       --------         --------
Operating Income ....................    29,054           19,871                5,499         9,684           11,731
Interest Expense ....................     9,444            7,872                4,504        15,422            8,359
Interest Income .....................    (1,012)            (482)                (195)         (397)            (104)
Other Expense, Net (2) ..............       853              708                   --            --               --
                                        --------         --------             -------       --------         --------
 Pretax Income (Loss) ...............    19,769           11,773                1,190        (5,341)           3,476
Provision for Income Tax ............     8,300            4,813                  525            --               --
 Extraordinary Loss, Net of Tax .....        --               --                   --            --            4,329
                                        --------         --------             -------       --------         --------
Net Income (Loss) ...................   $11,469          $ 6,960              $   665       $(5,341)         $  (853)
                                        ========         ========             =======       ========         ========
OTHER DATA: (1)
EBITDA (3) ..........................   $36,803          $25,832              $ 8,398       $22,009          $18,138
Cash Flow from Operations ...........    35,587           28,478                4,966        11,983           11,952
Depreciation and Amortization .......     8,602            6,669                3,567        13,294            6,788
Cash Interest Expense (4) ...........     9,444            7,872                3,836        14,453            7,978
Capital Expenditures
 Maintenance ........................   $ 2,755          $   512              $    97       $ 3,024          $ 2,879
 Expansion ..........................     5,847            1,298                  111         6,733            6,521
                                        --------         --------             -------       --------         --------
  Total .............................   $ 8,602          $ 1,810              $   208       $ 9,757          $ 9,400
Ratio of Earnings to Fixed
 Charges (5) ........................       3.0x             2.4x                 1.3x           .7x             1.4x

                                                                     SUCCESSOR
                                                      ---------------------------------------
                                                          AT DECEMBER 31,
                                                      ------------------------    AT JUNE 30,
                                                         1996          1997          1998
                                                      ----------   -----------   ------------
                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA: (1)
Working Capital ...................................    $ 12,656     $  4,207       $ 18,752
Total Assets ......................................     204,266      197,543        206,941
Debt (including current portion) ..................     158,000      154,250        159,500
14.5% Senior Exchangeable Preferred Stock .........      25,906       31,140         33,439
Stockholder's Equity (Deficit) ....................       4,247       (5,176)        (8,493)

----------
(1) The Acquisition had a significant impact on the Company's financial position and results of operations. Consequently, the financial data for and as of dates prior to the Acquisition may not be directly comparable to corresponding information for and as of dates after the Acquisition.

(2) Since the Acquisition, the Company has not separately classified other income and expense and has included it in selling and administrative expenses because such amounts have been immaterial.

(3) EBITDA is defined as earnings before interest income, cash interest expense, income taxes, depreciation and amortization. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(4) Cash interest expense represents total interest expense less amortization of deferred financing fees of $668,000 for the three months ended December 31, 1996, $969,000 for the year ended December 31, 1997, and $381,000 for the six months ended June 30, 1998.

(5) For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, and amortization of debt issuance costs.

                                 RISK FACTORS

     In addition to the other matters described in this Prospectus, prospective purchasers of the Exchange Notes offered hereby should consider the specific factors set forth below.

     The information herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the industrial and commercial scaffolding industry in general and in the Company's specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; demographic changes; changes in or failure to comply with federal, state and/or local government regulations; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; labor disturbances; changes in the Company's acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company is highly leveraged. As of June 30, 1998, the Company's total long-term debt was $159.5 million, which constitutes the Company's aggregate amount of senior debt outstanding. The Company's estimated annual payment obligation for 1998 with respect to its indebtedness is comprised of approximately $1.5 million of principal payments and $11.4 million of interest payments. The Company's payment obligation for 1997 consisted of $8.3 million of principal payments and $14.1 million of interest payments. The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;
(ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and expansion plans; and (iii) the Company may be more vulnerable to a downturn in general economic conditions or its business. The Company's borrowings under the Bank Facility are at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates. Further, the discretion of the Company's management with respect to certain business matters will be limited by covenants contained in the Indenture and the Bank Facility.

     The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control and to the ability of the Company to access payments and advances from its subsidiaries in amounts and at times sufficient to fund its debt obligations. Further, there can be no assurance that the Company's operating results or access to payments and advances from its subsidiaries will be sufficient for payment of the Company's indebtedness, including the Notes. See "--Effective Subordination of the Exchange Notes; Dependence on Subsidiaries."

RESTRICTIVE COVENANTS

     Among other things, the covenants contained in the Indenture restrict, condition or prohibit the Company from incurring additional indebtedness, creating liens on its assets, making certain asset dispositions, entering into transactions with affiliates, merging or consolidating with any other person or selling, assigning, transferring, leasing, conveying or otherwise disposing of substantially all assets of the Company. In addition, the Bank Facility contains financial and operating covenants and prohibitions, including requirements that the Company maintain certain financial ratios and use a portion of excess cash flow (as defined) and proceeds of assets sales to repay indebtedness under such facility. There can be no assurance that the Company's leverage and such restrictions will not materially and adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities. Moreover, a failure to comply with the obligations contained in the Indenture or any other agreements with respect to additional financing (including the Bank Facility or any replacement facility) could result in an event of default under such agreements, which could permit acceleration of the related debt and acceleration of debt under future debt agreements that may contain cross acceleration or cross default provisions. See "Description of Bank Facility" and "Description of Notes."

     As of December 31, 1997, the Company was not in compliance with certain covenants in the Bank Facility. The Company obtained waivers of such covenant violations from the lenders under the Bank Facility. The Company also obtained an amendment to the Bank Facility which became effective upon the consummation of the Old Note Offering and, among other things, reset the financial ratios and financial tests required to be met thereunder to levels that are more consistent with the Company's capital structure following the Old Note Offering and its current and expected financial performance. As of June 30, 1998, the Company was in compliance with the reset financial ratios and financial tests. Although the Company has not been required to seek additional waivers from the lenders under the Bank Facility, there can be no assurance that the Company will not be required to seek waivers in the future or that such waivers will be granted. See "Description of Bank Facility."


EFFECTIVE SUBORDINATION OF THE EXCHANGE NOTES; DEPENDENCE ON SUBSIDIARIES

     The Exchange Notes will be effectively subordinated to all current and future senior secured indebtedness, including indebtedness under the Bank Facility, to the extent of any pledged assets. The Company's obligations under the Bank Facility are secured by a pledge of substantially all of the assets of the Company and its subsidiaries. In the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company would be available to pay obligations on the Exchange Notes only after all indebtedness under the Bank Facility has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes then outstanding. The indebtedness under the Bank Facility will become due prior to the time the principal obligations under the Exchange Notes become due. The Company's U.S. subsidiaries have issued guarantees under the Bank Facility. As of June 30, 1998, $29.5 million of indebtedness was outstanding under the Bank Facility. In addition, as of June 30, 1998, the Company had $14.0 million in unused senior secured borrowing capacity under the Bank Facility.

     In addition, the operations of the Company are conducted primarily through its subsidiaries. Therefore, the Company's ability to make required principal and interest payments with respect to the Company's indebtedness, including the Exchange Notes, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments. Since the Exchange Notes are obligations of the Company only, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Exchange Notes or to make funds available therefor in the form of dividends or advances to the Company. Furthermore, the Exchange Notes effectively will be subordinated to all outstanding indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of holders of Exchange Notes to participate in those assets) effectively will be subordinated to the claims of that subsidiary's creditors, except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of March 31, 1998, the Company's subsidiaries had no indebtedness outstanding other than intercompany indebtedness and certain capital lease obligations.


EFFECTS OF SEASONALITY AND CYCLICALITY

     The market for industrial scaffolding services experiences seasonal fluctuations in demand. In particular, because of high demand for gasoline for automobiles during the summer, most refineries prefer to close down for turnarounds during the spring and fall. Similar patterns are evidenced for utilities. While the Company may be able to take advantage of differing seasonal patterns in other industries and, in particular, in the commercial scaffolding market, seasonality may lead to low inventory utilization during periods of low demand and an inability to fully service all of the Company's customers in periods of high demand. In addition, seasonality may lead to price fluctuations and periods of low cash flow.

     Historically, the market for industrial scaffolding services has experienced a degree of cyclicality. In particular, demand for nonresidential construction and capital projects is highly cyclical. In addition, when refining products are in high demand the price of pulp are high, refineries and pulp and paper mills often delay turnarounds. It does not appear that any areas of the Company's business exhibit a significant degree of counter-cyclicality that would offset these effects. This cyclicality could have a material adverse effect on the Company.


CONCENTRATION OF CUSTOMERS

     The Company's top ten customers accounted for approximately 36% of total revenues during 1997. The largest customer, Exxon Corporation ("Exxon"), accounted for approximately 17% of the Company's revenues. The loss of any of these customers could have a material adverse effect on the Company.


COMPETITION

     The Company currently faces competition from other existing scaffolding services providers, including entities providing substantially similar services, some of which have significantly greater resources than the Company. The Company also competes with larger engineering and construction ("E&C") firms. While the Company believes that it currently has a dominant position in the industrial scaffolding market, there can be no assurance that the Company will be able to increase or maintain its market share.


DEPENDENCE ON LABOR

     The Company's business has a high labor content and, as a result, the Company's financial performance is affected by the availability of qualified personnel and the cost of labor. In recent years, unemployment rates have reached unusually low levels leading to lower availability of labor and to wage inflation. In particular, the supply of labor has been low relative to demand in the Gulf Coast Region, in which the Company has significant operations. While the Company has been successful in hiring workers for its projects and does not believe that contraction of the labor market has had a material adverse effect on its financial performance, there can be no assurance that sufficient labor will be available in the future or that the cost of labor will not rise, either of which could have an adverse effect on the Company.

     Approximately 25% of the Company's employees are represented by labor unions. There can be no assurance that strikes or other types of conflicts with unions or personnel will not arise or that the Company will not become a target for further union organizing activity. Since the Company's business has a high labor content, any such activity could have a material adverse effect on the Company.


DEPENDENCE ON CERTAIN INDUSTRIES

     The Company's financial performance is dependent upon the continued viability and financial stability of its customers, which are in turn substantially dependent on the viability and financial stability of the oil, petrochemical, chemical, utilities, pulp and paper and construction industries. In addition, many of the Company's customers are affected by general economic conditions. The factors affecting these industries in general, and the Company's customers in particular, could have a material adverse effect on the Company.


DEPENDENCE ON KEY PERSONNEL

     The Company's continued success depends to a large extent upon the continued services of its senior management and certain individuals with critical client relationships. The loss of the services of any such employee could have a material adverse effect on the Company. The Company does not maintain "key man" insurance with respect to any such individuals.


ACQUISITION STRATEGY

     The Company intends to pursue an acquisition strategy, expanding its business by acquiring other scaffolding providers. The various risks associated with pursuing an acquisition strategy of this nature include problems inherent in integrating new businesses such as potential loss of customers and key personnel and potential disruption of operations. There also can be no assurance that suitable acquisition candidates will be available, that acquisitions can be completed on reasonable terms, that the Company will successfully integrate the operations of any acquired entities or that the Company will have access to adequate funds to effect any desired acquisitions. In addition, acquisitions may be limited by restrictions in the Company's indebtedness.


POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

     Upon a Change of Control, each holder of the Notes will have the right to require the Company to repurchase any or all of the Notes owned by such holder at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest. However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. Furthermore, under the Bank Facility, a "Change in Control" (as defined therein) would constitute an event of default, causing acceleration of all payments required thereunder. In addition, the Company may not have adequate financial resources to effect such a repurchase, and there can be no assurance that the Company would be able to obtain such resources through a refinancing of the Notes to be repurchased or otherwise. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default under the Indenture. See "Description of Notes--Change of Control."

     With respect to the sale of assets referred to in the definition of "Change of Control", the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to an offer to purchase.

     The Change of Control provision may not necessarily afford the holders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company that may adversely affect the holders, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions. Except as described under "Description of Notes--Change of Control," the Indenture does not contain provisions that permit the holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.


FRAUDULENT TRANSFER STATUTES

     Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Notes were issued, the Company (i) issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (ii)(A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes and
(B)(1) was insolvent or was rendered insolvent by reason of the issuance of the Notes, (2) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could avoid all or a portion of the Company's obligations to the holders of the Notes, subordinate the Company's obligations to the holders of the Notes to other existing and future indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes, and take other action detrimental to the holders of the Notes, including in certain circumstances, invalidating the Notes. In that event, there would be no assurance that any repayment on the Notes would ever be recovered by the holders of the Notes.

     The definition of insolvency for purposes of the foregoing considerations varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. However, the Company generally would be considered insolvent at the time it incurs the indebtedness constituting the Notes, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature. There can be no assurance as to what standard a court would apply in order to determine whether the Company was "insolvent" as of the date the Notes were issued, or that, regardless of the method of valuation, a court would not determine that the Company was insolvent on that date. Nor can there be any assurance that a court would not determine, regardless of whether the Company was insolvent on the date the Notes were issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the Notes are used to repay indebtedness under the Company's existing indebtedness, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Notes.


LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold in February 1998 to "Qualified Institutional Buyers" and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act and are eligible for trading in the PORTAL Market.

     The Exchange Notes are a new issue of securities for which there is currently no active trading market. If any of the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition, performance of, and prospects for, the Company. Although the Exchange Notes are eligible for trading by "Qualified Institutional Buyers", as defined under Rule 144A of the Securities Act in the PORTAL market, there can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes. The liquidity of, and trading markets for, the Exchange Notes may also be adversely affected by declines in the market for high-yield securities generally. See "Notice to Investors" and "Plan of Distribution."


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the Commission, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each holder thereof

(other than a broker-dealer, as set forth below, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 or if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer (whether or not it is also an "affiliate") that receives Exchange Notes for its own account pursuant to the Exchange Offer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdictions.

     In the event the Exchange Offer is consummated, the Company will not be required to register the transfer of the Old Notes under the Securities Act or any applicable securities laws. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under such laws. The Old Notes currently may be sold to "Qualified Institutional Buyers" and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the reduction in the principal amount of Old Notes outstanding could have an adverse effect upon, and increase the volatility of the market price for, the untendered and tendered but unaccepted Old Notes.


EXCHANGE OFFER PROCEDURES

     To participate in the Exchange Offer, and avoid the restrictions on Old Notes, each holder of Old Notes must transmit a properly completed Letter of Transmittal (or acknowledge receipt of and agree to be bound by such Letter of Transmittal through the Automated Tender Offer Program (the "ATOP") of the Depository Trust Company ("DTC")) and all other documents required by such Letter of Transmittal, to the U.S. Trust Company of Texas, N.A. at the address set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures. See "The Exchange Offer."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. The Company received $125.6 million in net proceeds from the issuance and sale of the Old Notes. The net proceeds were used to repay debt outstanding on both the term loans and the revolving facility under the Bank Facility. Interest rates were based upon certain market "Base Rates" or LIBOR, plus an "Applicable Margin" of between 1.75% to 3.5%. The term loans were made up of Term A, Term B and Term C Facilities. The interest rate for the debt outstanding on the Revolving Facility was 10.25%. The interest rate for the debt outstanding on the Term A Facility was 8.375% for 30-day LIBOR loans and 8.6875% for 90-day LIBOR loans. The interest rate for the debt outstanding on the Term B Facility was 10.75% for the "Base Rate" loans, 8.875% for 30-day LIBOR loans and 9.1875% for both the 90- and 180-day LIBOR loans. The interest rate for the debt outstanding on the Term C Facility was 9.125% for 30-day LIBOR loans and 9.4375% for both the 90- and 180-day LIBOR loans. The date of maturity for the Revolving Facility was September 30, 2002. The date of maturity for the Term A Facility was September 30, 2002. The date of maturity for the Term B Facility was September 30, 2003. The date of maturity for the Term C Facility was September 30, 2004.

     The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.


                               THE EXCHANGE OFFER


PURPOSE OF THE EXCHANGE OFFER

     On February 25, 1998, the Company issued $130.0 million aggregate principal amount of Old Notes to the Initial Purchaser. In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchaser, which obligated the Company to (i) file the Registration Statement of which this Prospectus is a part for the Exchange Offer within 180 days after February 25, 1998, the date the Old Notes were issued (the "Issue Date"), (ii) use its best efforts to cause the Registration Statement to become effective within 240 days after the Issue Date and (iii) cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11,
1991) and K-III Communications Corporation (available May 14, 1993), the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business,
(ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities
Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue a principal amount at maturity of Exchange Notes in exchange for an equal principal amount at maturity of outstanding Old Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Old Notes may only be tendered in integral multiples at maturity of $1,000. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

     The terms of the Exchange Notes and the Old Notes are substantially identical in all material respects, except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of such Exchange Notes, and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. See "Description of Notes." The Exchange Notes will evidence the same indebtedness as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued such that the Exchange Notes and Old Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $130.0 million aggregate principal amount at maturity of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Old Notes.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and not withdrawn and will issue Exchange Notes in exchange therefor promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company.

     In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal (receipt of such Letter of Transmittal by the Exchange Agent is not necessary if the holder of such Old Notes has acknowledged receipt of and agreed to be bound by such Letter of Transmittal through the ATOP of DTC) and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity than the holder desires to exchange, such unaccepted or nonexchanged Old

Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


EXPIRATION DATE; EXTENSION; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on November 12, 1998 (20 business days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.


INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from February 25, 1998 at the rate of 10 1/4% per annum, payable semi-annually in arrears, in cash, on February 15 and August 15 of each year, commencing August 15, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from February 25, 1998 until the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on August 15, 1998 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.


CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any Exchange Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if: (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

     If the Company reasonably determines that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. Notwithstanding the foregoing, if the Company's waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time based upon reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights will be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties. NO VOTE OF THE COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.


PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile (unless such holder acknowledges receipt of and agrees to be bound by such Letter of Transmittal through the ATOP of DTC), together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. See "Plan of Distribution."

     The tender of Old Notes by a holder as set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal (described below), as the case may be, must be guaranteed by an "eligible guarantor institution" (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If a person other than the registered holder of any Old Notes listed therein signs the Letter of Transmittal, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes and the Company's determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or that if it is an "affiliate," it will comply with applicable registration and prospectus delivery requirements of the Securities Act.


BOOK-ENTRY TRANSFER

     Within two business days after the date of this Prospectus, the Exchange Agent will make a request to establish an account with respect to the Old Notes at the book-entry transfer facility for the Old Notes, DTC, for purposes of the Exchange Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Effecting transfers through DTC eliminates the need to deliver a Letter of Transmittal to the Exchange Agent. Through the ATOP of DTC, holders can acknowledge receipt of and agree to be bound by such Letter of Transmittal.



GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by the Company (the "Notice of Guaranteed Delivery"), setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount at maturity of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date,
(i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.


WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, the Exchange Agent must receive at its address set forth herein a telegram, telex, facsimile transmission or letter indicating notice of withdrawal prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accomplished by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old

Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.


UNTENDERED OLD NOTES

     Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer contained in the legend thereon. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company will have no further obligations to such holders, other than the Initial Purchaser, to provide for the registration under the Securities Act of the Old Notes held by them after the Expiration Date. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.


EXCHANGE AGENT

     U.S. Trust Company of Texas, N.A., has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Mail, Overnight Courier or Hand:


                       U.S. Trust Company of Texas, N.A.
                          2001 Ross Avenue, Suite 2700
                                Dallas, TX 75201
                      Attention: Corporate Trust Division
                   (registered or certified mail recommended)
                           Telephone: (214) 754-1255
                           Facsimile: (214) 754-1303

     Delivery to an address other than as set forth above or transmission of instructions via facsimile to a number other than as set forth above will not constitute a valid delivery.


FEES AND EXPENSES

     The Company will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, officers and regular employees of the Company and its affiliates may make additional solicitation by telegraph, facsimile transmission, telephone or in person.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.


     The Company will pay the cash expenses to be incurred in connection with the Exchange Offer. Such expenses include registration fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay any and all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, satisfactory evidence of the payment of the amount of any such transfer taxes must be submitted with the Letter of Transmittal (whether imposed on the registered holder or any other person). Certificates representing Exchange Notes will not be issued to such persons until satisfactory evidence of the payment of such taxes, or an exemption therefrom, is submitted.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991) and K-III Communications Corporation (available May 14, 1993) (collectively, the "Exchange Offer No-Action Letters"), the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, however, that
(i) such Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under rule 405 of the Securities
Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in the Exchange Offer No-Action Letters or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Exchange Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register the Exchange Notes in any jurisdiction requested by the holders, subject to certain limitations. To the extent the Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.


RESALE OF THE EXCHANGE NOTES

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) would not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. By executing the Letter of Transmittal, each holder of the Old Notes will represent that (i) it is not an affiliate of the Company or if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes.


OTHER

     PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY AND HOLDERS SHOULD CAREFULLY CONSIDER WHETHER TO ACCEPT. HOLDERS OF THE OLD NOTES ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR OWN DECISIONS ON WHAT ACTION TO TAKE.

     Upon consummation of the Exchange Offer, holders who were not prohibited from participating in the Exchange Offer and who did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A,
(ii) in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to the Company and, in each case, in accordance with all other applicable securities laws.


ACCOUNTING TREATMENT

     The Exchange Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, the Company will recognize no gain or loss for accounting purposes upon the consummation of the Exchange Offer.


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an Old Note for an Exchange Note pursuant to the Exchange Offer, the holder will have the same adjusted basis and holding period in the Exchange Note as in the Old Note immediately before the exchange. This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. HOLDERS OF THE OLD NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER.

                                 CAPITALIZATION


     The following table sets forth the unaudited consolidated capitalization of the Company as of June 30, 1998. This table should be read in conjunction with the consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.




                                                                       AS OF JUNE 30, 1998
                                                                     -----------------------
                                                                      (DOLLARS IN THOUSANDS)
Long-term Debt (including current portion):
 Bank Facility
   Term Facilities ...............................................            29,500
   Revolving Facility(1) .........................................                --
   10 1/4% Senior Notes due 2008 .................................           130,000
                                                                             -------
   Total Long-term Debt ..........................................
14.5% Senior Exchangeable Preferred;
 1,250,000 shares authorized; 1,042,460 shares issued(2) .........            33,439
Stockholder's Deficit ............................................            (8,493)
                                                                             -------
   Total Capitalization ..........................................           184,446
                                                                             =======

----------
(1) The Company has $7.1 million of letters of credit outstanding to cover insurance commitments for the policy year October 1, 1997 to September 30, 1998 and $.4 million which allows the beneficiary, Lyondell-Citgo Refining Company Ltd., to pay all amounts due the Company in full without withholding a retention amount.

(2) The Company's 14.5% Senior Exchangeable Preferred Stock due 2008, par value $0.01 per share (the "14.5% Preferred Stock"), has an initial liquidation preference of $25.00 per share. Dividends accrete to the liquidation value at the rate of 14.5% per annum until the later of September 30, 2001 and the first date upon which cash dividends are permitted under the terms of the Company's then outstanding indebtedness. The Company is required to redeem the 14.5% Preferred Stock on March 31, 2008. See "Description of Preferred Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents (i) selected historical financial data of Predecessor as of and for each of the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996 and (ii) selected historical financial data of Successor, for the three months ended December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998. The selected historical financial data as of and for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 has been derived from the audited financial statements of Predecessor. The selected historical financial data as of and for the year ended December 31, 1993 has been derived from the unaudited financial statements of Predecessor. The selected historical financial data as of and for the three months ended December 31, 1996 and the year ended December 31, 1997 has been derived from the audited financial statements of Successor. The selected historical financial data as of and for the six months ended June 30, 1997 and 1998 has been derived from the unaudited financial statements of Successor. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Offering Memorandum.




                                                    PREDECESSOR
                                ---------------------------------------------------
                                                                          NINE
                                                                         MONTHS
                                      YEAR ENDED DECEMBER 31,            ENDED
                                -----------------------------------  SEPTEMBER 30,
                                    1993        1994        1995          1996
                                ----------- ----------- ----------- ---------------
                                              (DOLLARS IN THOUSANDS)
        INCOME STATEMENT DATA: (1)
Revenue .......................  $188,972    $182,372    $193,829      $124,769
Operating Expenses ............   133,284     129,045     138,968        89,073
                                 --------    --------    --------      --------
 Gross Profit .................    55,688      53,327      54,861        35,696
Selling and Administrative
 Expenses .....................    22,824      27,111      25,807        15,825
Nonrecurring Start-up
 Expenses .....................        --          --          --            --
                                 --------    --------    --------      --------
Operating Income ..............    32,864      26,216      29,054        19,871
Interest Expense ..............     8,534       9,655       9,444         7,872
Interest Income ...............      (301)       (707)     (1,012)         (482)
Other Expense, Net (2) ........        --         813         853           708
                                 --------    --------    --------      --------
 Pretax Income (Loss) .........    24,631      16,455      19,769        11,773
Provision for Income Tax ......     9,761       7,200       8,300         4,813
 Extraordinary Loss, Net of
  Tax .........................        --          --          --            --
                                 --------    --------    --------      --------
 Net Income (Loss) ............  $ 14,870    $  9,255    $ 11,469      $  6,960
                                 ========    ========    ========      ========
OTHER DATA: (1)
EBITDA (3) ....................  $ 41,751    $ 33,956    $ 36,803      $ 25,832
Cash Flow from Operations .....    17,088      22,234      35,587        28,478
Depreciation and
 Amortization .................     8,887       8,553       8,602         6,669
Cash Interest Expense (4)           8,534       9,655       9,444         7,872
Capital Expenditures
 Maintenance ..................  $  4,494    $  3,368    $  2,755      $    512
 Expansion ....................     7,523       7,691       5,847         1,298
                                 --------    --------    --------      --------
 Total ........................  $ 12,017    $ 11,059    $  8,602      $  1,810
Ratio of Earnings to Fixed
 Charges (5) ..................       3.8x        2.6x        3.0x          2.4x

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                      SUCCESSOR
                                -----------------------------------------------------
                                     THREE                        SIX         SIX
                                    MONTHS          YEAR         MONTHS      MONTHS
                                     ENDED          ENDED        ENDED       ENDED
                                 DECEMBER 31,   DECEMBER 31,    JUNE 30,    JUNE 30,
                                     1996           1997          1997        1998
                                -------------- -------------- ----------- -----------
                                               (DOLLARS IN THOUSANDS)
Revenue .......................    $44,412        $160,660      $82,103    $100,655
Operating Expenses ............     34,170         122,638       60,741      76,655
                                   -------        --------      -------    --------
 Gross Profit .................     10,242          38,022       21,362      24,000
Selling and Administrative
 Expenses .....................      4,743          25,840       11,329      12,269
Nonrecurring Start-up
 Expenses .....................         --           2,498        1,239          --
                                   -------        --------      -------    --------
Operating Income ..............      5,499           9,684        8,794      11,731
Interest Expense ..............      4,504          15,422        7,576       8,359
Interest Income ...............       (195)           (397)        (240)       (104)
Other Expense, Net (2) ........         --              --           --          --
                                   -------        --------      -------    --------
 Pretax Income (Loss) .........      1,190          (5,341)       1,458       3,476
Provision for Income Tax ......        525              --           --          --
 Extraordinary Loss, Net of
  Tax .........................         --              --           --       4,329
                                   -------        --------      -------    --------
 Net Income (Loss) ............    $   665        $ (5,341)     $ 1,458    $   (853)
                                   =======        ========      =======    ========
OTHER DATA: (1)
EBITDA (3) ....................    $ 8,398        $ 22,009      $14,667    $ 18,138
Cash Flow from Operations .....      4,966          11,983        5,900      11,952
Depreciation and
 Amortization .................      3,567          13,294        6,358       6,788
Cash Interest Expense (4)            3,836          14,453        7,091       7,978
Capital Expenditures
 Maintenance ..................    $    97        $  3,024      $ 1,561    $  2,879
 Expansion ....................        111           6,733        3,475       6,521
                                   -------        --------      -------    --------
 Total ........................    $   208        $  9,757      $ 5,036    $  9,400
Ratio of Earnings to Fixed
 Charges (5) ..................        1.3x             .7x         1.2x        1.4x

                                                        PREDECESSOR                                SUCCESSOR
                                              -------------------------------- -------------------------------------------------
                                                                  AT DECEMBER 31,
                                              -------------------------------------------------------  AT JUNE 30,   AT JUNE 30,
                                                 1993       1994       1995       1996        1997         1997         1998
                                              ---------- ---------- ---------- ---------- ----------- ------------- ------------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA: (1)
Working Capital .............................  $ 28,457   $ 34,155   $ 30,227   $ 12,656   $  4,207      $ 12,602     $ 18,752
Total Assets ................................   180,310    180,107    178,201    204,266    197,543       199,365      206,941
Long-Term Debt (including current portion)...        --         --         --    158,000    154,250       154,000      159,500
14.5% Senior Exchangeable Preferred Stock ...        --         --         --     25,906     31,140        29,000       33,439
Stockholder's Equity (Deficit) ..............   161,005    150,005    141,374      4,247     (5,176)        2,553       (8,493)

----------
(1) The Acquisition had a significant impact on the Company's financial position and results of operations. Consequently, the financial data for and as of dates prior to the Acquisition may not be directly comparable to corresponding information for and as of dates after the Acquisition.

(2) Since the Acquisition, the Company has not separately classified other income and expense and has included it in selling and administrative expenses because such amounts have been immaterial.

(3) EBITDA is defined as earnings before interest income, cash interest expense, income taxes, depreciation and amortization. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(4) Cash interest expense represents total interest expense less amortization of deferred financing fees of $668,000 for the three months ended December 31, 1996, $969,000 for the year ended December 31, 1997, and $485,000 and $381,000 for the six months ended June 30, 1997 and 1998 respectively.

(5) For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, and amortization of debt issuance costs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included herewith. Financial data and discussions relating to the year ended December 31, 1996 reflect the combined results of operations of Rust prior to the Acquisition and Brand after the Acquisition.


OVERVIEW

     The Company is the largest North American provider of industrial scaffolding services which facilitate access to tall structures for maintenance, turnarounds and capital projects, principally in the refining, petrochemical, chemical, utility and pulp and paper industries. The Company provides turnkey services which include equipment rental, labor for the erection and dismantlement of the scaffolding and scaffolding design services. The Company also provides scaffolding services to the commercial market (primarily nonresidential construction) and sells a small amount of scaffolding.

     Approximately 84% of the Company's 1997 revenues were attributable to on-going maintenance and turnarounds of industrial facilities. The Company typically provides on-going maintenance services under long-term contracts; the duration of these contracts ranges between one and five years. Turnarounds typically occur every one to four years depending on the industry and the type of turnaround being performed, but refineries sometimes postpone planned turnarounds when margins are high, such as in 1996 and 1997. However, turnarounds are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. Thus, as a result of postponements in 1996 and 1997, an unusually high number of refineries have scheduled turnarounds for the first half of 1998. While the postponement of scheduled turnarounds causes fluctuations in the Company's quarterly and annual results, the Company believes the necessity for on-going maintenance and turnarounds provides a stable, recurring revenue base.

     Revenues from capital projects, which represented approximately 4% of 1997 revenues, result from new plant construction, plant expansions and modifications. Capital projects can and have had material impacts on the Company's results of operations. For example, the Company provided scaffolding services for the construction of a new refinery in St. Croix which resulted in $24.1 million of revenues.

     Commercial scaffolding revenues, which represented approximately 11% of 1997 revenues, are related to the level of nonresidential construction and renovation. Demand for commercial scaffolding services has recently been high due to the recent strength in the commercial construction industry. In 1997, the Company increased its penetration of the commercial market, having opened four new offices, expanded its sales force and invested $7.3 million in frame and brace scaffolding inventory.

     In November 1997, the Company implemented a cost reduction program which is expected to reduce its annual operating overhead and selling, general and administrative expenses by approximately $5.3 million. The major initiatives included (i) eliminating 63 administrative and support positions and consolidating certain administrative functions, (ii) restructuring and renegotiating benefits programs, (iii) renegotiating the Company's insurance premiums to reflect continued improvements in its safety record, (iv) negotiating company-wide procurement contracts in order to take advantage of volume pricing, and (v) implementing a new management information system to improve inventory utilization and reduce equipment transportation expenses. The Company recorded a one-time expense in the fourth quarter of 1997 of $437,000 to reflect severance and other expenses of the cost reduction program.

     In connection with the Acquisition, WMI agreed to pay the Company a quarterly fee of $725,000 for transition services for three years beginning on December 31, 1996. Such payments will continue through September 30, 1999. In addition, WMI agreed to pay for all historical accident-related claims in which the accident occurred prior to the Acquisition. Because cash expenditures related to accidents are paid out over time but accident-related expenses are accrued in the period in which the accident occurs, the Company has a significant non-cash claims expense ($2.9 million in 1997) which it anticipates will decline over time.

     The Company's business is seasonal. End-use industries such as the refining and utility industries experience increased demand for their products during the summer months. Consequently, turnarounds are generally scheduled during the first and fourth quarters of the year.

RESULTS OF OPERATIONS


     The following discussion of results of operations is presented for the fiscal years ended December 31, 1995, 1996 and 1997, and for the six months ended June 30, 1997 and 1998.


     On September 30, 1996, the Company was formed and acquired the net assets of Rust Scaffold Services, Inc. The acquisition was accounted for as a purchase. Also on September 30, 1996, the Company entered into a Credit Agreement pursuant to which $160.0 million was borrowed. As a result of the acquisition and the borrowings, the periods prior to September 30, 1996 are not comparable to the periods after September 30, 1996. For purposes of the tables and discussion that follows, combined 1996 financial data represents the summation of the results for Predecessor for the nine months ended September 30, 1996 and for Successor for the three months ended December 31, 1996. This 1996 data does not include pro forma adjustments to reflect the acquisition or the borrowings, which had the effect of increasing amortization and depreciation expense and interest expense. The combined 1996 revenues, operating expenses and selling and administrative expenses are presented for comparative purposes. Other combined 1996 income and expense items are not presented as the information was not considered meaningful.


     The following tables set forth, for the periods indicated, certain operating data expressed in dollar amounts and as a percentage of revenue:


                    SUMMARY OF HISTORICAL FINANCIAL RESULTS
                                (IN THOUSANDS)




                                            PREDECESSOR      COMBINED                   SUCCESSOR
                                          --------------  --------------  --------------------------------------
                                                                                               SIX MONTHS
                                               YEAR            YEAR            YEAR               ENDED
                                               ENDED           ENDED          ENDED             JUNE 30,
                                           DECEMBER 31,    DECEMBER 31,    DECEMBER 31,  -----------------------
                                               1995           1996(1)          1997         1997         1998
                                          --------------  --------------  -------------  ----------  -----------
INCOME STATEMENT DATA:
Revenue ................................     $193,829        $169,181       $160,660      $82,103     $100,655
Operating Expenses .....................      138,968         123,243        122,638       60,741       76,655
                                             --------        --------       --------      -------     --------
 Gross Profit ..........................       54,861          45,938         38,022       21,362       24,000
Selling and Administrative Expenses.....       25,807          20,568         25,840       11,329       12,269
Nonrecurring Start-up Expenses .........
                                                   --              --          2,498        1,239           --
                                             --------        --------       --------      -------     --------
Operating Income .......................       29,054          25,370          9,684        8,794       11,731
Interest Expense .......................        9,444                         15,422        7,576        8,359
Interest Income ........................       (1,012)                          (397)        (240)        (104)
Other Expense, Net .....................          853                             --           --           --
                                             --------                       --------      -------     --------
 Pre-Tax Income (Loss) .................       19,769                         (5,341)       1,458        3,476
Provision for Income Tax ...............        8,300                             --           --           --
Extraordinary Items (Net of Tax) .......           --                             --           --        4,329
                                             --------                       --------      -------     --------
 Net Income (Loss) .....................     $ 11,469                       $ (5,341)     $ 1,458     $   (853)
                                             ========                       ========      =======     ========
OTHER DATA:
EBITDA .................................     $ 36,803                       $ 22,009      $14,667     $ 18,138

----------
(1) Combined 1996 financial data represents the summation of the results for Predecessor for the nine months ended September 30, 1996 and for Successor for the three months ended December 31, 1996 and is not indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.

      SUMMARY OF HISTORICAL FINANCIAL RESULTS AS A PERCENTAGE OF REVENUE




                                             PREDECESSOR       COMBINED                      SUCCESSOR
                                           --------------   --------------   -----------------------------------------
                                                                                                    SIX MONTHS
                                                YEAR             YEAR             YEAR                 ENDED
                                                ENDED            ENDED           ENDED               JUNE 30,
                                            DECEMBER 31,     DECEMBER 31,     DECEMBER 31,   -------------------------
                                                1995            1996(1)           1997           1997          1998
                                           --------------   --------------   -------------   -----------   -----------
INCOME STATEMENT DATA:
Revenue ................................        100.0%           100.0%          100.0%          100.0%       100.0%
Operating Expenses .....................         71.7             72.8            76.3            74.0         76.2
                                                -----            -----           -----           -----        -----
 Gross Profit ..........................         28.3             27.2            23.7            26.0         23.8
Selling and Administrative Expenses.....         13.3             12.2            16.1            13.8         12.2
Nonrecurring Start-up Expenses .........           --               --             1.6             1.5           --
                                                -----            -----           -----           -----        -----
Operating Income .......................         15.0             15.0             6.0            10.7         11.7
Interest Expense .......................          4.9                              9.6             9.2          8.3
Interest Income ........................        ( 0.5)                           ( 0.2)          ( 0.3)       ( 0.1)
Other Expenses, Net ....................          0.4                               --              --           --
                                                -----                            -----           -----        -----
 Pre-Tax Income (Loss) .................         10.2                            ( 3.4)            1.8          3.5
Provision for Income Tax ...............          4.3                               --              --           --
Extraordinary Items (Net of Tax) .......           --                               --              --          4.3
                                                -----                            -----           -----        -----
 Net Income (Loss) .....................          5.9%                           ( 3.4)%           1.8%       ( 0.8)%
                                                =====                            =====           =====        =====
OTHER DATA:
EBITDA .................................         19.1%                            13.7%           17.9%        18.0%

----------
(1) Combined 1996 financial data represents the summation of the results for Predecessor for the nine months ended September 30, 1996 and for Successor for the three months ended December 31, 1996 and is not indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.


 SIX MONTHS ENDED JUNE 30, 1998 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

     Revenues. Revenues for the six months ended June 30, 1998 were $100.7 million as compared to $82.1 million for the six months ended June 30, 1997. The increase in revenues was primarily attributable to increased activity in the industrial scaffolding market. Increased turnaround and capital maintenance activity as well as unplanned utility outages in the gulf coast accounted for approximately $15.3 million of the positive variance. A majority of the remaining variance was due to utility plant renovation and maintenance work in the northern part of the country.

     Gross Profit. Gross profit for the six months ended June 30, 1998 was $24.0 million as compared to $21.4 million for the six months ended June 30, 1997. Gross profit as a percentage of revenues decreased primarily due to a higher mix of labor and lower profit margins. The drivers of the lower profit margins on labor include a shift in labor volume from higher profit jobs in the western part of the country during 1997 to lower profit jobs in the gulf coast and northern part of the country during 1998.

     Selling and Administrative Expenses. Selling and administrative expenses for the six months ended June 30, 1998 were $12.3 million as compared to $11.3 million for the six months ended June 30, 1997. The decrease in selling and administrative expenses as a percentage of revenue from 13.8% for the six months ended June 30, 1997 to 12.2% for the six months ended June 30, 1998 is directly attributable to the cost reduction program which was implemented in November, 1997. Selling and administrative expenses were also reduced by $350,000 in 1997 and $100,000 in 1998 as a result of payments by WMI pursuant to the transition services agreement related to the Acquisition.

     Operating Income. Operating income for the six months ended June 30, 1998 was $11.7 million as compared to $8.8 million for the six months ended June 30, 1997. The increase was attributable to an increase in revenues combined with an increase in direct costs as a percentage of revenues.

     Interest Expense. Interest expense for the six months ended June 30, 1998 was $8.4 million compared to $7.6 million for the six months ended June 30, 1997. The $800,000 increase is due to the combination of increased activity under the Revolving Facility and a higher weighted average interest rate on all outstanding debt of 9.7% for the six months ended June 30, 1998 as compared to 8.8% for the six months ended June 30, 1997.

     Extraordinary Items (net of tax). Extraordinary items for the six months ended June 30, 1998 were $4.3 million compared to $0 for the six months ended June 30, 1997. This extraordinary charge represents the write off of the pro rata share of deferred financing costs related to the portion of the Term Loans repaid with proceeds of the Old Note Offering.

 YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues for the year ended December 31, 1997 were $160.7 million as compared to $169.2 million for the year ended December 31, 1996. The decline in revenues is attributable to: (i) the loss of several contracts with a single customer in 1996 which accounted for approximately $3.4 million loss in revenues compared to 1996 and (ii) the transfer, in connection with the Acquisition, of a contract, which generated revenues in excess of $2.0 million in 1996, to a former sister corporation of the Company. Also contributing to the decline was lengthened turnaround schedules at refineries due to a strong operating environment in 1997. These decreases were partially offset by several new accounts obtained during 1997, including three large accounts which generated a total of $2.8 million.

     Gross Profit. Gross profit for the year ended December 31, 1997 was $38.0 million as compared to $45.9 million for the year ended December 31, 1996. The $7.9 million decline was due to lower revenue levels and a $3.2 million increase in depreciation and amortization expenses resulting from the Acquisition. An increase in gross profit as a percentage of revenues for labor services and a decrease in insurance claims partially offset the decrease in gross profit.

     Selling and Administrative Expenses. Selling and administrative expenses for the year ended December 31, 1997 were $25.8 million as compared to $20.6 million for the year ended December 31, 1996. The $5.2 million increase was due to the hiring of additional sales personnel and the opening of four new commercial scaffolding offices. During 1997, selling and administrative expenses were reduced by $700,000 as a result of payments by WMI pursuant to the transition services agreement relating to the Acquisition.

     Nonrecurring Start-up Expenses. In 1997, the Company incurred certain expenses to establish the Company as a stand-alone entity. These expenses were comprised of costs related to establishing benefit plans, a treasury department, strategic planning and cash management.

     Operating Income. Operating income for the year ended December 31, 1997 was $9.7 million as compared to $25.4 million for the year ended December 31, 1996. The $15.7 million decrease was attributable primarily to a decrease in revenues, increased depreciation and, to a lesser extent, to an increase in direct costs as a percentage of revenues and in nonrecurring start-up expenses and an increase in selling and administrative expenses.


 YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Revenues for the year ended December 31, 1996 were $169.2 million as compared to $193.8 million for the year ended December 31, 1995. The $24.6 million decrease was primarily attributable to two factors. First, 1996 revenues decreased $8.6 million from 1995 due to many customers completing work in 1995 to comply with clean fuels legislation in California which dictated that refineries meet stringent environmental requirements by the end of 1995. Plant modifications to comply with this legislation also caused turnaround activity to be unusually high during 1995 as customers took advantage of the opportunity to consolidate the two activities. Second, the Company lost four contracts with a single major customer which had the impact of reducing the revenues in the year ended December 31, 1996 by $10.6 million as compared to the year ended December 31, 1995.

     Gross Profit. Gross profit for the year ended December 31, 1996 was $45.9 million as compared to $54.9 million for the year ended December 31, 1995. The $9.0 million decline was due to a decrease in revenues of 12.9% and a $700,000 increase in depreciation and amortization expenses related to the Acquisition. Partially offsetting the declines were lower claims expenses due to a better safety record in 1996.

     Selling and Administrative Expenses. Selling and administrative expenses for the year ended December 31, 1996 were $20.6 million as compared to $25.8 million for the year ended December 31, 1995. The $5.2 million decrease was due to a restructuring at WMI during the fourth quarter of 1995 which resulted in a $4.0 million reduction in Company expenses due to the consolidation of the Company's corporate and regional overhead expenses into the WMI infrastructure. Also reducing selling and administrative expenses were lower benefit costs obtained by moving from the Rust plans to the WMI plans, lower allocation charges from WMI and lower facility expenses created by merging operations. Offsetting these decreases were higher ($1.2 million) bonus expenses. The Company received a payment of $725,000 from WMI for transition services, of which $425,000 was recorded as a reduction of selling and administrative expenses in 1996.

     Operating Income. Operating income for the year ended December 31, 1996 was $25.4 million as compared to $29.1 million for the year ended December 31, 1995. The $3.7 million decrease in operating income is attributable primarily to a decrease in revenues which was not fully offset by the decrease in direct costs.


LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically utilized internal cash flow from operations and borrowings under the Bank Facility to fund its operations, capital expenditures, and working capital requirements. As of June 30, 1998, the Company had working capital of $18.8 million and cash of $6.1 million.

     Historically, the principal uses of cash have been capital expenditures (primarily scaffolding) and working capital. Since the Acquisition, the Company has also used cash to repay the Term Loans which payments amounted to $2.0 million in 1996 and $8.3 million in 1997. In February, 1998, $119.8 million of the Term Loans were repaid with proceeds from the Old Note Offering and $500,000 in payments were made in June, 1998. Additionally, the Company will pay $6.3 million in interest relating to the Old Note Offering in August, 1998.


     For the six months ended June 30, 1998, the Company provided cash of $3.9 million, and for the year ended December 31, 1995, the nine months ended September 30, 1996, and the three months ended December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1997 and 1998 cash provided by (used for) operating activities was $35.6 million, $28.5 million, $5.0 million, $12.0 million, and $12.0 million, respectively.

     The Company's capital expenditure requirements are comprised of maintenance and expansion expenditures. The Company's maintenance capital expenditure requirements are approximately $2.5 million to $3.5 million annually and are generally used for scaffolding planks and other items used in the business, such as trucks. Expansion capital expenditures are for new scaffolding, are discretionary and vary annually based on the Company's level of scaffolding rental activity and management's growth expectations. During the six months ended June 30, 1998, expansion capital expenditures were $6.5 million, of which approximately $.8 million was spent on new frame and brace scaffolding. Expansion capital expenditures in 1995, 1996 and 1997 were $5.8 million, $1.3 million and $6.7 million, respectively, and were principally used to expand the Company's inventory of systems scaffolding for use in industrial applications.

     Pursuant to a credit agreement dated as of September 30, 1996, the Company entered into the Bank Facility. The Bank Facility consisted of three term loan facilities, under which the Company borrowed a total of $160.0 million immediately upon closing of the Bank Facility, and the $30.0 million Revolving Facility (as defined). All but $30.0 million of the loans outstanding under the term facilities was repaid on February 20, 1998 with the proceeds of the Old Note Offering. Borrowings under the Revolving Facility are governed by a borrowing base equal to 85% of eligible accounts receivable. A $15.0 million sub-facility is available for the issuance of letters of credit. As of June 30, 1998, the Company had $14.0 million in unused senior secured borrowing capacity under the Bank Facility. The interest rate on each facility under the Bank Facility is variable. During the six months ended June 30, 1998, the interest rate on loans outstanding under the term facility was an annual dollar-weighted rate of 8.9%. Total payments for interest and principal by the Company under the Bank Facility in 1996 were $3.0 million and $2.0 million, respectively, and in 1997 were $14.1 million and $8.3 million, respectively. During the six months ended June 30, 1998 total payments for interest were $3.8 million. During the six months ended June 30, 1998, $120.3 million of the Term Loans were repaid of which $119.8 million was from the proceeds of the Old Note Offering.

     The Bank Facility contains financial and operating covenants, including among other things, that the Company maintain certain financial ratios and satisfy certain financial tests, and imposes limitations on the Company's ability to make capital expenditures, to incur indebtedness and to pay dividends. As of December 31, 1997, the Company was not in compliance with certain covenants in the Bank Facility. The Company obtained waivers of such covenant violations from the lenders under the Bank Facility. The Company also obtained an amendment (the "Bank Amendment") to the Bank Facility which became effective upon the consummation of the Old Note Offering and, among other things, reset the financial ratios and financial tests required to be met thereunder to levels that are more consistent with the Company's capital structure following the Old Note Offering and its current and expected financial performance.

     On February 25, 1998, the Company raised $125.6 million from the Old Note Offering. Substantially all of the net proceeds of the sale of the Old Notes by the Company were used to reduce outstanding indebtedness under the Bank Facility. The Term B Facility (as defined), the Term C Facility (as defined) and the Revolving Facility were repaid in full, and loans under the Term A Facility (as defined) were paid down such that the aggregate principal amount of loans outstanding under the Term A Facility after such prepayment was $30.0 million. In addition, pursuant to the Bank Amendment, the Bank Facility was reduced to $60.0 million. Certain provisions contained in the Credit Agreement (as defined) were amended to eliminate the Cleandown Requirement (as defined in the Credit Agreement). Also, certain of the covenants contained in the Credit Agreement were amended to permit the Company to incur certain additional indebtedness, engage in a broader range of business, make certain additional investments and capital expenditures and reinvest asset disposition proceeds within 180 days, rather than prepay the Term Facilities (as defined) with such proceeds.


NET OPERATING LOSSES

     As of December 31, 1997, the Company had estimated net operating loss carryforwards, resulting primarily from depreciation timing differences, of approximately $65.9 million for U.S. income tax purposes. As a result of such loss carryforwards, cash paid for income taxes in 1997 was minimal. The Company does not expect to expend cash for taxes in the next several years.


EFFECT OF INFLATION; SEASONALITY

     Inflation has not generally been a material factor affecting the Company's business. In recent years, the cost of scaffolding equipment has remained relatively stable due to competitive pressures within the industry. The Company's general operating expenses, such as salaries, employee benefits and facilities costs are subject to normal inflationary pressures.

     The operations of the Company are generally subject to seasonal fluctuations coinciding with the spring and fall turnaround schedules of its major customers.


ACCOUNTING STANDARD NOT YET IMPLEMENTED

     In June 1998, the Financial Accounting Standards Board (FASB) adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

                                   BUSINESS


OVERVIEW

     The Company is the largest North American provider of industrial scaffolding rental, erection, dismantlement and design services. The Company's services facilitate access to tall structures for on-going maintenance, turnarounds and capital projects, principally in the refining, petrochemical, chemical, utility and pulp and paper industries. The Company estimates that for 1997 it had a 25% market share of the $575 million North American industrial scaffolding services market and had industrial scaffolding revenues in excess of three times that of its largest competitor. The Company's turnkey services include equipment rental (accounting for approximately 24%, 27% and 25% of total revenue for the years 1995, 1996 and 1997, respectively), labor for the erection and dismantlement of the scaffolding (accounting for approximately 72%, 70% and 70% of total revenue for the years 1995, 1996 and 1997, respectively) and scaffolding design services. The Company delivers its services through an extensive field service organization of approximately 2,900 employees in 29 field offices located throughout the United States and two in Canada. The Company also provides scaffolding services to the commercial market (primarily nonresidential construction) and sells a small amount of scaffolding. For the twelve months ended June 30, 1998, the Company generated revenues, Adjusted EBITDA (as defined) and a net loss of $179.2 million, $33.0 million and $7.7 million, respectively. See "Selected Consolidated Financial Data."

     Approximately 84% of the Company's 1997 revenues were attributable to on-going maintenance and turnarounds of industrial facilities. The Company typically provides on-going maintenance services under long-term contracts; the duration of these contracts ranges between one and five years. Turnarounds occur every one to four years depending on the industry and the type of turnaround being performed. Although some turnarounds may be postponed for a period of time, they are a necessary component of maintaining industrial facilities and are required to ensure the safe and efficient operation of such facilities. The Company believes that the necessity for on-going maintenance and turnarounds provides it with a stable, recurring revenue base.

     The Company believes its position as the largest supplier of industrial scaffolding provides it with a number of competitive advantages including (i) the ability to offer national coverage to large customers, (ii) the ability to provide required personnel and scaffolding to process major turnarounds and unanticipated plant outages, (iii) higher asset utilization through the shifting of assets across regions and across its large customer base, (iv) purchasing leverage with scaffolding manufacturers, and (v) comprehensive safety training programs which have resulted in the lowest accident incident rate in the industry (total OSHA recordable injuries per 200,000 man hours of 2.3 in 1997 compared to the industry average of 12.5 in 1997) and have enabled the Company to reduce insurance costs and accident-related expenses. The Company's size also enables it to maintain its own trucking fleet and to provide a design department that specializes in the custom design of industrial scaffolding, which the Company uses to minimize the amount of scaffolding used and to maximize labor efficiency thereby providing the Company with a competitive advantage.


BUSINESS STRATEGY

     The Company has developed a business strategy which it believes will enable it to profitably grow future revenue and cash flow. The key components of this strategy are:

     Leverage existing strengths. The Company's existing strengths include longstanding customer relationships, extensive equipment resources, significant labor capacity and an industry-leading safety record. These strengths have enabled the Company to gain its current substantial market share and to expand its business. The Company will utilize these strengths to retain its maintenance contracts and to aggressively pursue turnarounds and capital projects with its existing customers and to expand scaffolding services to such customers' other facilities.

     Target underpenetrated industrial segments. Due to the Company's leading market position and extensive service infrastructure, the Company has the capacity to service several industries in which, due to limited historical focus, the Company has had a relatively low market share. These include the chemical, utilities and pulp and paper industries. To increase its penetration in these markets, the Company has expanded its sales force, initiated incentive and training programs and created a sales management function to target opportunities and monitor the effectiveness of the sales force.

     Reduce operating costs. In November 1997, the Company implemented a cost reduction program which is expected to reduce its annual operating overhead and selling, general and administrative expenses by approximately $5.3 million. The major initiatives include (i) eliminating 63 administrative and support positions and consolidating certain administrative functions, (ii) restructuring and renegotiating benefits programs, (iii) renegotiating the Company's insurance premiums to reflect continued improvements in its safety record, (iv) negotiating company-wide procurement contracts in order to take advantage of volume pricing, and (v) implementing a new management information system to improve inventory utilization and reduce equipment transportation expenses.

     Pursue complementary acquisitions. The Company intends to pursue complementary acquisitions where significant consolidation savings and economies of scale can be achieved. The scaffolding industry is characterized by single-office or regional companies, many of which are undercapitalized and have limited scaffolding inventories. The Company intends to focus its acquisition strategy on companies which have long-term contracts or an expertise in a certain industry or scaffolding application.


     On September 1, 1998, the Company finalized the purchase of Scaffold Rental & Erection, Inc. ("SRE"). SRE has annual revenues of approximately $6 million and provides fixed scaffolding rentals, erection and dismantlement to the electric utilities and heavy commercial market primarily in Georgia and Tennessee. On October 2, 1998, the Company finalized the purchase of Brook Company ("Brook"). Brook has annual revenues of approximately $3 million and provides viewing stands and tents for special events primarily in the southeastern states.


     Expand its commercial scaffolding operations. The Company intends to utilize its existing infrastructure to expand its position in the commercial market. To increase its penetration of the commercial market, the Company has targeted large-scale new construction and renovation projects, which require relatively complex scaffolding. Further, the Company has opened new offices in four cities and expanded its sales force and its inventory of frame and brace scaffolding. The Company believes its industry-leading safety record provides it with a competitive advantage in pursuing these commercial scaffolding market opportunities in the future. In November 1996, OSHA enacted stricter regulations regarding training and safety in the commercial scaffolding industry. As a result, the Company expects safety to be a key consideration for commercial customers in the future.


THE INDUSTRIAL SCAFFOLDING MARKET

 Overview

     The industrial scaffolding market represents approximately $575 million of the $1.3 billion scaffolding market. Industrial customers generally require systems scaffolding, which is highly versatile, can be quickly erected and dismantled, is capable of conforming to irregularly shaped structures and requires a higher level of skill to erect and dismantle. Principal end-use industries and their estimated percent of the total industrial market for 1996 were: (i) refineries--31%; (ii) petrochemical and chemical plants--30%; (iii) utilities--17%; (iv) pulp and paper mills--11%; and (v) other industrial users including aerospace, ship building and other miscellaneous industrial applications--11%. Scaffolding is used by industrial customers for on-going maintenance, turnarounds and capital projects. Since turnarounds may require the complete shutdown of a facility, speed and reliability are key customer considerations. Safety is another important consideration for industrial customers. The industrial scaffolding market is fragmented and is serviced predominantly by scaffolding specialists such as the Company.

 End-Use Industries

     The primary end-use industries for both the Company and the industrial scaffolding market in general are refineries, petrochemical and chemical plants, utilities, pulp and paper mills and other industries such as the aerospace, ship building and certain miscellaneous industries.

     Refining Industry. The refining industry, the Company's and the industrial scaffolding market's largest end-use industry, accounted for approximately 31% of 1996 the industrial scaffolding market and represented approximately 42% of the Company's revenues for 1997. A maintenance contract at a refinery generates between $250,000 and $2.0 million of scaffolding revenues annually, depending on the size of the refinery and the scope of the contract (i.e., rentals and labor or rental only). A major turnaround typically generates between $2.0 and $4.0 million of revenues to the scaffolding services provider, while a minor turnaround typically generates in excess of $1.0 million. Turnarounds are essential at refineries as the failure to overhaul equipment may ultimately jeopardize the safe and efficient operation of a plant. Capital projects include greenfield construction, plant expansions, restoration of mothballed refineries, upgrading the heavy crude capability of refineries and compliance with new environmental regulations. Capital projects have generated as much as $24.1 million in scaffolding revenues for the Company on a single project.

     It is not likely that any refineries will be closed permanently in the near future, due to high exit barriers caused by strict environmental laws which make it prohibitively expensive to abandon a refinery. In addition, refineries are generally run at full capacity due to the high fixed costs, and therefore maintenance operations are not significantly affected by demand.

     Petrochemical and Chemical. The petrochemical and chemical industries accounted for approximately 30% of domestic industrial scaffolding revenues and represented approximately 14% of the Company's total revenues for 1997. The petrochemical and chemical industries also use scaffolding services primarily for maintenance and turnarounds, as well as capital projects. E&C firms often provide on-going general maintenance at facilities which they originally constructed. As part of such maintenance services, E&C firms either erect their own scaffolding or, to a lesser extent, subcontract such services out to scaffolding specialists such as the Company. The turnaround schedules of petrochemical and chemical plants generally are similar to refineries, but depending on the type of chemical being produced at a plant, turnarounds may be more frequent. Turnarounds at petrochemical and chemical plants typically generate revenues between $1.0 and $2.0 million. The petrochemical industry is currently undergoing expansion and current supply is insufficient to meet high demand. Based on requests for proposal from a number of petrochemical and chemical companies, the Company expects a number of new facilities to begin construction to address this demand in 1998.

     Utilities. The utility industry accounted for approximately 17% of industrial scaffolding revenues and represented approximately 14% of the Company's revenues for 1997. Since plant maintenance has historically been incorporated into a utility's rate base, utilities have maintained regular turnaround schedules. A turnaround at a utility typically generates $75,000 to $175,000 in scaffolding revenues; however, turnarounds may generate substantially more revenues depending on the extent of a project. Scaffolding services for on-going maintenance are often completed in-house.

     Pulp and Paper. The pulp and paper industry accounted for approximately 11% of industrial scaffolding revenues and represented approximately 4% of the Company's revenues for 1997. Scaffolding services for on-going maintenance are generally provided in-house. A turnaround at a major facility can generate scaffolding revenues in excess of $1.0 million while a small facility will typically generate revenues of $50,000 to $100,000. Strong demand for pulp has generally forced mills to stretch turnaround schedules from 12 months to 18 months.

 Industrial Scaffolding Job Types

     Industrial uses for scaffolding services include on-going maintenance, turnarounds and capital projects.

     On-going Maintenance. On-going maintenance work is typically performed under long-term contracts which range between one and five years. On-going maintenance represented approximately 50% of the total industrial scaffolding market in 1996. On-going maintenance contracts often cover planned outages, whereby typically one or a few devices in the plant are taken down for a short period of time. Performance and customer relationships at all levels are critical to maintaining these contracts. Having a maintenance contract in place is an important competitive advantage when seeking future turnaround or emergency scaffolding jobs.

     Turnarounds. Turnarounds are major equipment overhauls which involve shutting down all or a significant portion of a plant. Turnarounds represented approximately 35% of the total industrial scaffolding market in 1996. Turnarounds occur on a regular basis, typically every one to two years for minor turnarounds and every four years for major turnarounds. However, turnarounds are often delayed during periods of high operating profit for end users, but they eventually must be completed. Though contracts for planned turnarounds are typically bid out, the scaffold specialist with the maintenance contract is frequently awarded the turnaround contract. Contracts for emergency outages due to an explosion or natural disaster are generally handled by the contractor who can mobilize a large amount of equipment and labor most effectively.

     Capital Projects. Capital projects represented approximately 15% of the industrial scaffolding market in 1996; however, this type of revenue is cyclical. For instance, a single project has generated $24.1 million in revenues and certain clean fuel acts resulted in $8.6 million of revenues. The amount of revenues from capital projects fluctuates from year to year, depending on the fundamentals of the end users, but can contribute significantly to the Company's revenues.

     A majority of the capital projects in the 1990s have been related to reactivation of mothballed refineries and compliance with the clean air acts in California. Plant expansions require two to three years to construct and generally produce several million dollars of scaffolding revenues. The Company believes that at least ten companies, including several of its customers, are currently planning major plant expansions.


THE COMMERCIAL SCAFFOLDING MARKET

     The $725 million commercial scaffolding market is characterized by few national and many regional competitors. Commercial scaffolding is used primarily in nonresidential construction and renovation. Commercial applications are generally characterized by regularly shaped structures with few contoured or angled surfaces. Due to the simple shapes required, commercial jobs generally utilize frame and brace scaffolding, a less versatile type of equipment which is not suited to industrial applications. Commercial scaffolding requires a less skilled work force and has historically been less focused on safety issues. These factors combine to make the commercial market highly fragmented with low barriers to entry. In November 1996, OSHA enacted stricter regulations regarding training and safety in the commercial scaffolding industry. As a result, the Company expects safety to be a key consideration for commercial customers in the future.


EQUIPMENT

     The Company maintains a substantial inventory of scaffolding at its 31 field offices as well as at customer sites throughout the United States and in Canada. In order to maximize profitability, the Company monitors asset utilization daily and can quickly move scaffolding between sites. The Company's size and national coverage gives it a significant advantage in this respect. The type of scaffolding used by the Company for a project depends on a number of factors, including the preference of local tradespeople based on their familiarity with a particular type of scaffolding and the availability in the customer's inventory of a particular kind of scaffolding which the client has requested that the Company utilize. The Company utilizes three types of scaffolding: systems, tube and clamp and frame and brace. The Company also offers Sky Climber motorized scaffolding.

     Systems scaffolding consists of interlocking horizontal, vertical and platform pieces which can be assembled and dismantled quickly and with less labor than the other types of scaffolding. Systems scaffolding is very versatile because its pieces can be connected in a variety of ways to conform to the contours of the area in which the scaffolding is required. For this reason, systems scaffolding is particularly well-suited for refineries which contain pipes and vessels around which the scaffolding must be erected.

     Tube and clamp scaffolding offers similar versatility to systems scaffolding and thus can be used in similar applications. However, tube and clamp scaffolding must be bolted together with clamps and is therefore more difficult and time consuming to assemble. Tube and clamp scaffolding was the predecessor to and is generally being superceded by systems scaffolding.

     Frame and brace scaffolding generally uses pre-constructed pieces consisting of vertical supports and platforms and is predominantly used for commercial projects. Frame and brace scaffolding may be assembled and dismantled quickly but does not offer the versatility of systems or tube and clamp scaffolding.

     Motorized scaffolding consists of motors, platforms and rigging equipment and the rigging is performed by either the Company or the customer. The Company sells, rents and provides maintenance services for motorized scaffolding under the "Sky Climber" brand name. The majority of Sky Climber customers are commercial users such as painters, window washers, waterproofers, building restorers and construction companies.


COMPETITION

     The Company is the largest North American provider of industrial scaffolding services with an approximately 25% market share and 1997 industrial scaffolding revenues that were larger than the industrial scaffolding revenues for its three largest competitors combined. In 1996, the next five largest scaffolding specialists after the Company, Aluma Systems USA, Inc., Safway Steel Products, Patent Construction Systems, Interstate Scaffolding, Inc. and BET, accounted for approximately 27% of the total market, E&C firms account for approximately 23% and numerous small, thinly capitalized, local competitors account for approximately 24%. E&C firms often subcontract scaffolding services to scaffolding specialists including the Company.


SAFETY

     Safety is an important consideration in the selection and continued employment of a scaffolding services provider. The Company maintains workforce expertise through extensive internal and external training and safety programs. The Company believes that its highly skilled workforce translates into lower accident rates that benefit both the Company and its customers through lower insurance and accident-related expenses. The Company has the best safety record of any scaffolding company in the United States. The Company's rate of total OSHA recordable injuries per 200,000 man hours was 2.3 for the year ended December 31, 1997, and 2.0 for the six months ended June 30, 1998 as compared to an industry average (according to National Safety Council 1997 accident statistics) for the year ended December 31, 1997 of 12.5. Compensation plans for the Company's project managers have been designed to include incentives to reduce the numbers of accidents, lost work days and lost time rates.


SALES AND MARKETING

     The Company's selling organization consists of 38 sales team members. These individuals are located throughout the Company's network of service locations. Each sales team member reports to the respective Division Manager, who is responsible for managing day-to-day sales activities.

     The Company's sales force is charged with identifying and pursuing target accounts, estimating and bidding on work, closing the sale and coordinating the initial work relationship with the Company's broader operating team. During 1997, the Company established a National Sales Manager position, which is charged with the development and implementation of an overall sales reporting program.

     As identified through its strategic planning process, the Company has developed a comprehensive database of all potential scaffolding opportunities and a sales plan for each of its Divisions. Using this customer database as a foundation, the most promising target accounts are then assigned to individual sales team members. The sales plans consist of two interactive elements. The broader element is an assessment of the market segments that exist within a given territory and the identification of those segments that offer the best opportunity for growth in the territory. The more focused element is the identification of the individual customer accounts that make up the local population of each of the target market segments. Annual incremental revenue goals are established for each sales team member, and actual sales results will be tracked using the several databases that are being installed.


CUSTOMERS

     Brand's primary customers include large oil refineries and petrochemical plants. The Company's top ten customers account for over one third of 1997 revenues. The Company's ten largest customers, when measured by 1997 revenue to the Company, were Exxon Corporation, Arco, Mobil Corporation, Texaco Inc., Phillips, Citgo Petroleum Corporation, Lyondell Petrochemical Company, DuPont, Houston Lighting & Power Company and Shell Oil. Exxon, the Company's largest customer, accounted for approximately 17% of the Company's 1997 revenues. The Company has contractual relationships with all of its primary customers. Each of these contracts contains terms and conditions specific to each customer and are cancellable by either party by 30 day written notification. Because the contracts are entered into on a project-by-project basis and typically have a defined scope of work, they do not have minimum purchase requirements. The percentage of total Company revenues accounted for by each customer varies greatly from year to year.


MANAGEMENT INFORMATION SYSTEMS


     In 1997, the Company began an analysis of its management information systems capabilities. It has committed to developing a data communications backbone and data server that will be used as the foundation for an integrated operating system. During the first quarter of 1998, two new programs began to operate: a rental billing module, which gives the Company a centralized ability to analyze price structures, and a revenue and inventory planning module, which allows the Company to track the company-wide utilization of inventory and to plan better for future inventory needs. The Company plans to upgrade its financial software in the second half of 1998 to increase both data base informational capabilities and to prepare the Company to be year 2000 compliant by June, 1999.


PROPERTY


     The Company operates facilities in 32 locations. The Company owns two locations in Canada, two in Texas, one in Alabama and one in Louisiana. The Company leases its remaining 25 facilities as well as one site used for its corporate headquarters. The Company's facilities typically include a small office, warehouse and yard and range in size from 2,000 to 40,000 square feet under roof with yards from half an acre to more than four acres. The Company's headquarters are located in a 9,500 square foot facility in Chesterfield, Missouri. The Company's facilities are concentrated near its customers to minimize transportation costs, to shorten lead times and to strengthen oversight and project management abilities.


EMPLOYEES


     As of June 30, 1998, the Company had approximately 2,500 employees of which approximately 432 were union employees. The Company maintains both union and non-union workforces to meet the demands of its customers. The Company primarily contracts with the local offices of the Carpenters Union and the Laborers Union. The Company believes it has good relationships with both unions and with its employees generally.


INSURANCE


     The Company maintains standard insurance for commercial general liability, workers compensation and automobile liability, as well as, specialty insurance coverage for directors' and officers' liability, wrongful employment practices, commercial crime, architects' and engineers' liability and an umbrella liability through several insurers.


LITIGATION


     The Company is not party to litigation which, in the opinion of the Company's management, could have a material adverse effect on the Company's financial position, results of operations or liquidity.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to directors and executive officers of the Company. Each director and officer holds office until a successor is elected and qualified or until his earlier death, resignation or removal.





NAME                    AGE     POSITION AND OFFICES
---------------------   -----   ---------------------------------------------------------------
David L. Jaffe           39     Chairman of the Board
John M. Monter           51     Chief Executive Officer, President and Director
Ian R. Alexander         51     Chief Financial Officer, Vice President, Finance and Secretary
David R. Cichy           47     Vice President, Operations -- Northern Region
Raymond L. Edwards       45     Vice President, Administration
Guy S. Huelat            37     Vice President, Resource Management
Otto K. Knoll            45     Vice President, Operations -- Western Region
James "Marty" McGee      42     Vice President, Operations -- Southeast Region
Scott M. Robinson        51     Vice President, Operations -- Central Region
Robert Bonczek           53     Director
James S. Carlisle        56     Director
Vincent Langone          55     Director
D.P. "Pat" Payne         55     Director
Karl R. Wyss             58     Director


     DAVID L. JAFFE, CHAIRMAN OF THE BOARD: Mr. Jaffe has been a Managing Director of DLJ Merchant Banking, Inc. ("DLJMB, Inc.") since 1995 and has been Chairman of the Board of the Company since the Acquisition. Prior to serving in his current position with DLJMB, Inc., Mr. Jaffe was a Senior Vice President of DLJMB, Inc. He serves on the boards of EZ Buy & EZ Sell Recycler Corporation, OSF Holdings, Inc., Terra Nova Group, OHA Financial, Inc., Pharmaceutical Fine Chemicals S.A. and Duane Reade Inc. Mr. Jaffe also serves as a director of the Creative Arts Workshop for Kids, Inc. of New York.

     JOHN M. MONTER, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR : Mr. Monter has served as a director, Chief Executive Officer and President since the Acquisition. Prior to joining the Company at the time of the Acquisition, Mr. Monter held a variety of corporate and operating assignments at Cooper Industries, Inc. ("Cooper") where he began his career in 1977. Mr. Monter was President of the Bussmann Division of Cooper, which manufactures electrical overcurrent fuses, from 1992 to 1996.

     IAN R. ALEXANDER, CHIEF FINANCIAL OFFICER, VICE PRESIDENT, FINANCE AND SECRETARY : Prior to joining the Company as Chief Financial Officer, Vice President, Finance and Secretary in April 1998, Mr. Alexander had a variety of assignments with BP Oil Company from 1973 until 1992 in Europe, Africa and the U.S.A. He then became Chief Financial Officer and Executive Vice President of Purina Mills, Inc. until it was sold to Koch Industries in March, 1998.

     DAVID R. CICHY, VICE PRESIDENT, OPERATIONS -- NORTHERN REGION: Mr. Cichy was appointed Vice President, Operations--Northern Region in 1996. Beginning in 1978, Mr. Cichy served in various construction management functions with Rust Industrial including Vice President, Resource Management from 1993 to 1996.

     RAYMOND L. EDWARDS, VICE PRESIDENT, ADMINISTRATION: Mr. Edwards joined the Company in his current role in November 1996. Prior to joining the Company, he held a variety of management positions, most recently, with Cooper from 1984 to 1996, including Vice President, Human Resources from 1990 to 1996.

     GUY S. HUELAT, VICE PRESIDENT, RESOURCE MANAGEMENT: Mr. Huelat joined the Company in January 1997 in his current position. Prior to joining the Company, Mr. Huelat was a Plant Manager from 1989 to 1994 and a Materials Manager from 1994 to 1996 at Cooper. From 1996 to 1997, he was Director of Logistics for Planning and Customer Service for Kimble Glass, Inc.

     OTTO K. KNOLL, VICE PRESIDENT, OPERATIONS -- WESTERN REGION: Mr. Knoll has held his current position since the Acquisition. From 1994 until the Acquisition, Mr. Knoll served as Western Region Vice President of Rust Industrial. From 1991 to 1994, Mr. Knoll was a Vice President,
Operations--Western Region for Serv-Tech, Inc.

     JAMES "MARTY" MCGEE, VICE PRESIDENT, OPERATIONS -- SOUTHEAST REGION: Mr. McGee has held his current position since the Acquisition. From 1993 until the Acquisition, Mr. McGee held various Region Management positions with Rust Industrial and WMI including President, Southern Regional Scaffolding in 1993, Southern Region Manager in 1994 and Vice President, Southern Operations from 1995 to 1996. Mr. McGee has been with the Company in various management positions since 1981.

     SCOTT M. ROBINSON, VICE PRESIDENT, OPERATIONS -- CENTRAL REGION: Mr. Robinson joined the Company as Vice President, Marketing in March 1997 and assumed his present position in November 1997. Prior to joining the Company, Mr. Robinson held various positions at Cooper, including Vice President, Sales from 1993 to 1997 and Vice President, Marketing from 1987 to 1993.

     ROBERT BONCZEK, DIRECTOR : Mr. Bonczek has been President and a director of Aspentree Capital, a private money management firm since 1991, and has been a director of the Company since the Acquisition. He is a legal consultant to Wilmer, Cutler and Pickering. Mr. Bonczek is a director of DCV, Inc.

     JAMES S. CARLISLE, DIRECTOR : Mr. Carlisle has been Chief Executive of Carlisle Enterprises, LLC, a firm engaged in the acquisition and management of leveraged buyout companies since 1989, and has been a director of the Company since the Acquisition.

     VINCENT P. LANGONE, DIRECTOR : Mr. Langone has been a director of the Company since the Acquisition. Mr. Langone has been Chairman, President and Chief Executive Officer of Formica Corporation since May 1998. From 1995 to 1997, Mr. Langone served as President and Chief Operating Officer of Interbuild International, Inc., which participates in and manages leveraged buyouts and provides operational management and general consulting services. Mr. Langone is a director of United Retail Group and Summit Bank. From 1989 to 1995, Mr. Langone served as Chairman, President and Chief Executive Officer of Formica Corporation.

     D.P. "PAT" PAYNE, DIRECTOR : Mr. Payne has been Senior Vice President for WMI since 1995, and has been a director of the Company since February 1998. Prior to serving in his current position with WMI, Mr. Payne served as President and Chief Executive Officer of Chemical Waste Management, Inc. from 1991 to 1995.

     KARL R. WYSS, DIRECTOR : Mr. Wyss is a Managing Director of DLJMB, Inc. and has been a director of the Company since the Acquisition. Prior to joining DLJMB, Inc. in 1993, he was Chairman and Chief Executive Officer of Lear Siegler Inc., where he served as President and Chief Operating Officer from 1989 to 1993. He serves on the boards of CommVault Systems, Inc., EZ Buy & EZ Sell Recycler Corp., Localiza Rent A Car S.A., OSF, Inc., Mallory Limitada, Pharmaceutical Fine Chemicals, S.A. and Von Hoffman Press, Inc.


COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for serving as directors; however, in March 1997, pursuant to Holdings' Stock Option Plan for Outside Directors, directors who were not employees of Holdings, the Company or any of their institutional shareholders, were each awarded options (the "Director Options") to purchase 40,000 shares of the common stock of Holdings, which options will vest in March 1999.


COMPENSATION COMMITTEE AND INSIDER INTERLOCKS

     Compensation of the Company's management is determined by a committee comprised of Messrs. Jaffe, Monter and Wyss. Mr. Monter is the Chief Executive Officer and President of the Company. In March 1997, Mr. Monter purchased 386,406 newly-issued shares of the common stock of Holdings and 17,500 newly-issued shares of 14.5% Preferred Stock for an aggregate purchase price of $823,905. In connection with such purchase, Holdings extended Mr. Monter a recourse loan of $167,000, which matures in March 2002 (subject to prepayment in the event any shares are disposed of prior to such time) and bears interest at a rate of 7.03% per annum. The loan is secured by a pledge of the shares purchased.


     Messrs. Jaffe and Wyss are Managing Directors of DLJMB, Inc., the general partner of DLJMB. Pursuant to a Shareholders Agreement dated as of September 30, 1996 between DLJMB, Carlisle, Rust, the Company, Holdings and certain other individuals (the "Shareholders Agreement"), Holdings' board consists of seven members, five of whom are nominated by DLJMB. In addition, the Shareholders Agreement provides for certain rights of first refusal in favor of DLJMB, certain rights and obligations on the part of shareholders to participate in transfers of shares by DLJMB and preemptive rights for DLJMB under certain circumstances. The Shareholders Agreement further provides that DLJMB has the right, subject to certain conditions, to request that Holdings register securities that they own under the Securities Act, and to participate in other registrations of Holdings' and the Company's securities, in each case at Holdings' expense.


     In addition, the Shareholders Agreement provides for certain advisory relationships and the payment of management advisory fees. For five years after the date of the agreement, the Initial Purchaser, an affiliate of DLJMB, Inc., is engaged as the exclusive financial and investment banking advisor for Holdings, on customary terms. Pursuant to the Shareholders Agreement, DLJMB, Inc. receives an annual advisory fee of $250,000 from Holdings. The Initial Purchaser received customary fees in connection with the underwriting, purchase and placement of the Notes.


     DLJ Capital, the Syndication Agent and a lender under the Bank Facility, is an affiliate of DLJMB. For a description of the Bank Facility, see "Description of Bank Facility." The proceeds from the sale of the Old Notes was used to repay indebtedness under the Bank Facility, $1.6 million of which was owed to DLJ Capital on the date of the Old Note Offering. In connection with an amendment to the existing Bank Facility, the Company will pay customary fees to DLJ Capital, as the Syndication Agent and as a Lender under the Bank Facility.



EXECUTIVE COMPENSATION


     The following table sets forth the compensation earned by the Chief Executive Officer and the six other most highly paid executive officers for services rendered in 1997.

                          SUMMARY COMPENSATION TABLE
                                                                                LONG-TERM COMPENSATION
                                                                            ------------------------------
                                            ANNUAL COMPENSATION                AWARDS
                                   --------------------------------------   ------------
                                                                             SECURITIES
                                                                             UNDERLYING          ALL
                                                                OTHER          OPTIONS          OTHER
                                     SALARY      BONUS      COMPENSATION        /SARS        COMPENSATION
NAME AND PRINCIPAL POSITION           ($)         ($)            ($)             (#)             ($)
--------------------------------   ---------   ---------   --------------   ------------   ---------------
John M. Monter                     350,000           --         8,400         437,500              828(1)
Chief Executive Officer

Herman Thibodeaux (2)              123,386       73,950                        40,000           94,613(3)

James "Marty" McGee                124,845      121,200            --          40,000              401(1)
Vice President,
Operations-Southeast Region

Ronald W. Moore (4)                121,145      109,077            --          40,000              823(1)

Otto K. Knoll                      139,870       73,942         1,938          40,000            1,600(1)
Vice President,
Operations-Western Region

Gerald B. Curran (5)               150,000       49,131            --          40,000            1,442(1)

Raymond L. Edwards                 135,000       30,000            --          40,000              156(1)
Vice President, Administration

----------
(1)   Represents the Company's matching 401(k) contributions.

(2) Mr. Thibodeaux retired from his position as Vice President, Marketing and Sales on October 1, 1997.

(3) Payment pursuant to an employment agreement with WMI upon transition due to disability status.

(4) Mr. Moore was reassigned from his position as Vice President, Operations -- Central Region on December 1, 1997 to Division Manager of the Company's Houston Division.

(5) Mr. Curran resigned from his position as Chief Financial Officer, Vice President, Finance and Secretary on May 1, 1998. Mr. Curran's severance agreement includes additional 1998 bonus payments of $32,946, one year of continued base salary of $150,000 and one year's continued coverage under the Company's medical and dental plan.


 Stock Option Grants in Last Fiscal Year.


     The following table sets forth certain information concerning grants of stock options made to the persons named in the Summary Compensation Table during the year ended December 31, 1997. Such grants are exercisable for shares of the common stock of Holdings. No stock appreciation rights were granted.

                       OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                   POTENTIAL
                                                                                               REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL
                                                                                                    RATES OF
                                                                                                  STOCK PRICE
                                                                                                APPRECIATION FOR
                                                  INDIVIDUAL GRANTS                               OPTION TERM (2)
                        ----------------------------------------------------------------------   ------------------
                                                   % OF TOTAL
                                                     OPTIONS
                         NUMBER OF SECURITIES      GRANTED TO    EXERCISE OR
                          UNDERLYING OPTIONS      EMPLOYEES IN   BASE PRICE
NAME                        GRANTED (#) (1)        FISCAL YEAR     ($/SH)     EXPIRATION DATE    5% ($)   10% ($)
---------------------   ----------------------   -------------- ------------ ----------------- --------- --------
John M. Monter                 437,500                 45.7          1.00        12/31/06       275,141  697,262
Herman Thibodeaux               40,000                  4.2          1.00        12/31/06        25,156   63,750
James "Marty" McGee             40,000                  4.2          1.00        12/31/06        25,156   63,750
Ronald W. Moore                 40,000                  4.2          1.00        12/31/06        25,156   63,750
Otto K. Knoll                   40,000                  4.2          1.00        12/31/06        25,156   63,750
Gerald B. Curran                40,000                  4.2          1.00        12/31/06        25,156   63,750
Raymond L. Edwards              40,000                  4.2          1.00        12/31/06        25,156   63,750

----------
(1) Options vest in five equal annual installments beginning January 1, 1998 provided certain performance criteria are met. Unvested options are subject to forfeiture, and any shares acquired upon exercise are subject to repurchase rights of the Company, upon termination of employment. Upon a change of control all unvested options will vest.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation for the underlying stock of 5% and 10% compounded annually from the date that the respective options were granted through their expiration date. This table does not take into account any appreciation in the price of the underlying stock to date. Actual gains, if any, on stock option exercises will depend on the future performance of the underlying stock and the date at which the options are exercised.

     The following table summarizes option exercises during the last fiscal year and the amount and value of options for persons named in the Summary Compensation Table.




                                                                NUMBER OF
                                                                SECURITIES        VALUE OF
                                                                UNDERLYING       UNEXERCISED
                                                               UNEXERCISED      IN-THE-MONEY
                                                                OPTIONS AT       OPTIONS AT
                                                               DECEMBER 31,     DECEMBER 31,
                                                                 1997 (#)       1997 ($) (1)
                         SHARES ACQUIRED         VALUE         EXERCISABLE/     EXERCISABLE/
NAME                     ON EXERCISE (#)     REALIZED ($)     UNEXERCISABLE     UNEXERCISABLE
---------------------   -----------------   --------------   ---------------   --------------
John M. Monter                 --                --            0/437,500            0/0
Herman Thibodeaux              --                --            0/ 40,000            0/0
James "Marty" McGee            --                --            0/ 40,000            0/0
Ronald W. Moore                --                --            0/ 40,000            0/0
Otto K. Knoll                  --                --            0/ 40,000            0/0
Gerald B. Curran               --                --            0/ 40,000            0/0
Raymond L. Edwards             --                --            0/ 40,000            0/0

EMPLOYMENT AGREEMENT


     Mr. Monter entered into an employment agreement with the Company on October 1, 1996 pursuant to which he serves as President and Chief Executive Officer. The employment agreement terminates on March 31, 1999 and provides for an annual salary of not less than $350,000. Mr. Monter is also eligible for a bonus of up to 100% of his base salary and an additional bonus of up to $50,000. The Company undertakes to pay up to $1,500 of premiums annually under Mr. Monter's life insurance policy. In the event the Company terminates Mr. Monter's employment without cause or he becomes disabled, he is entitled to his
(i) base salary until the later to occur of the one year anniversary or March 31, 1999 (the "Severance Period"), (ii) continued coverage under the Company's welfare benefits for up to the end of the Severance Period, and (iii) in the case of termination without cause, a bonus equal to $12,500 multiplied by the number of months remaining in the Severance Period. Any unvested stock options held by Mr. Monter shall vest upon a change in control of the Company. As a part of the employment agreement, Mr. Monter has entered into covenants prohibiting him from competing with the Company, working for any of the Company's competitors or using proprietary information for a twelve month period following his departure from the Company.

                            PRINCIPAL STOCKHOLDERS

     All of the issued and outstanding common stock of the Company is held by Holdings (and pledged to secure the Bank Facility). The following table sets forth certain information with respect to the beneficial ownership of the common stock of Holdings as of June 30, 1998 by (i) each person or group known to the Company who beneficially owns more than five percent of the common stock of Holdings and (ii) all directors and executive officers of the Company as a group:




                                                                               NUMBER OF        PERCENTAGE
                                                                               SHARES OF            OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                         COMMON STOCK         CLASS
-----------------------------------------------------------------------   ------------------   -----------
DLJ Merchant Banking Partners, L.P. and related investors (1) .........        8,762,500           65.5%

Rust Industrial Services, Inc.(2)
 3003 Butterfield Road
 Oakbrook, IL 60521 ...................................................        2,487,500(4)        18.6%

Carlisle-Brand Investors, L.P.(3)
 7777 Fay Avenue
 La Jolla, California 92037 ...........................................        1,250,000            9.3%

David L. Jaffe(5)
 DLJ Merchant Banking Partners, Inc.
 277 Park Avenue
 New York, New York 10172 .............................................               --             --

Karl R. Wyss(5)
 DLJ Merchant Banking Partners, Inc.
 277 Park Avenue
 New York, New York 10172 .............................................               --             --

James S. Carlisle(6)
 Carlisle Enterprises
 7777 Fay Avenue
 La Jolla, California 92037 ...........................................               --             --

All directors and officers as a group(5)(6) ...........................          788,876(7)         5.9%

----------
(1) Consists of shares held by DLJMB, DLJ Offshore Partners, C.V. ("Offshore"), DLJ Merchant Banking Funding, Inc. ("Funding") and DLJ International Partners, C.V. ("International"), each of which is affiliated with the Initial Purchaser. See "Certain Relationships and Related Transactions" and "Plan of Distribution." The address of each of DLJMB and Funding is 277 Park Avenue, New York, New York 10172. The address of each of Offshore and International is John B. Gorsivaweg 6, Willemstad, Curacao, Netherland Antilles. As a general partner of DLJMB, Offshore and International, DLJMB, Inc. may be deemed to beneficially own indirectly all of the shares held by DLJMB, Offshore and International, and as the parent of each of DLJ Merchant Banking, Inc. and Funding, Donaldson, Lufkin & Jenrette, Inc. may be deemed to beneficially own indirectly all of the shares held by DLJMB, Offshore, International and Funding. Donaldson, Lufkin & Jenrette, Inc. is a majority owned subsidiary of The Equitable Companies Incorporated. The address of DLJ Merchant Banking, Inc. and Donaldson, Lufkin & Jenrette, Inc. is 277 Park Avenue, New York, New York 10172.

(2) Rust Industrial is a wholly owned subsidiary of Rust International, Inc. ("RII") which is majority owned by WMI. As a result, WMI and RII may be deemed to beneficially own all of the shares held by Rust Industrial. The address for each of WMI and RII is 3003 Butterfield Road, Oakbrook, Illinois 60521.

(3) As the general partner of Carlisle, Carlisle Group, L.P. ("Carlisle Group") may be deemed to beneficially own indirectly all of the shares held by Carlisle. As the general partner of Carlisle Group, Carlisle Enterprises, LLC may be deemed to beneficially own indirectly all of the shares held by Carlisle. The address of Carlisle Group and Carlisle Enterprises, LLC is 7777 Fay Avenue, La Jolla, California 92037.

(4) Does not include (i) 47,500 shares issuable upon the exercise of currently exercisable options held by Carlisle Group and (ii) up to 871,250 shares issuable upon exercise of options held by Carlisle Group, which options are not currently exercisable and will not be exercisable within 60 days of the date of this Prospectus.

(5) Messrs. Jaffe and Wyss are officers of DLJ Merchant Banking, Inc., an affiliate of DLJMB and the Initial Purchaser. Share data shown for such individuals excludes shares shown as held by DLJMB and related investors, as to which such individuals disclaim beneficial ownership.

(6) Mr. Carlisle is a managing partner of Carlisle Enterprises, LLC, the sole general partner of the sole general partner of Carlisle. Share data shown for Mr. Carlisle excludes shares shown as held by Carlisle, as to which Mr. Carlisle disclaims beneficial ownership.

(7) Does not include shares which may be purchased upon exercise of Director Options or options awarded pursuant to the Company's employee benefit plans, none of which are vested or will be exercisable within 60 days of the date of the Prospectus.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Pursuant to the Shareholders Agreement, Holdings' board consists of seven members: five nominated by DLJMB, one nominated by Carlisle and one nominated by Rust Industrial. The Shareholders Agreement also provides for certain restrictions on transfers of Holdings' common stock. In addition, the Shareholders Agreement provides for certain rights of first refusal in favor of DLJMB, certain rights and obligations on the part of shareholders to participate in transfers of shares by DLJMB and preemptive rights for DLJMB, Carlisle and Rust Industrial under certain circumstances. The Shareholders Agreement further provides that DLJMB, Carlisle and Rust Industrial each have the right, subject to certain conditions, to request that Holdings register securities that they own under the Securities Act, and to participate in other registrations of Holdings' and the Company's securities, in each case at Holdings' expense.

     The Shareholders Agreement provides for certain advisory relationships and the payment of management advisory fees. For five years after the date of the agreement, DLJSC is engaged as the exclusive financial and investment banking advisor for Holdings, on customary terms. Pursuant to the Shareholders Agreement, DLJMB, Inc., the sole general partner of DLJMB, and Carlisle Group, the sole general partner of Carlisle, each receive an annual advisory fee of $250,000 from Holdings. DLJSC received customary fees in connection with the underwriting, purchase and placement of the Notes.

     Holdings has entered into a Stock Option Agreement (the "Option") with Carlisle Group. The Option gives Carlisle Group the right to acquire up to 918,750 shares of the common stock of Holdings for $1.00 per share. The exact number of shares that may be acquired pursuant to the Option depends upon Holdings' financial performance, equity financings by Holdings and other factors. Carlisle Group's rights under the Option vest progressively throughout the term of the Option. The Option will terminate on or, under certain circumstances, before September 30, 2006.

     DLJ Capital, the Syndication Agent and a lender under the Bank Facility, is an affiliate of DLJMB and the Initial Purchaser. For a description of the Bank Facility, see "Description of Bank Facility." The proceeds from the sale of the Notes were used to repay indebtedness under the Bank Facility, $1.6 million of which was owed to DLJ Capital. In connection with an amendment to the existing Bank Facility, the Company paid customary fees to DLJ Capital, as the Syndication Agent and as a Lender under the Bank Facility.

     In connection with the Acquisition, WMI and the Company entered into a transition services agreement. Pursuant to such agreement, WMI pays the Company a fee for transition services of $725,000 quarterly. The first such payment was made on December 31, 1996 and such payments will continue through September 30, 1999. In addition, the Company provides computer support to WMI Industrial Cleaning Services, Inc., a subsidiary of WMI and receives a payment of $62,500 per month for such service.

     In March 1997, certain officers and employees of the Company purchased a total of 878,364 newly-issued shares of Holdings' common stock for $1 per share and 42,832 shares of 14.5% Preferred Stock for $25 per share. In connection with such purchases, Holdings extended recourse loans to executive officers in the aggregate amount of $341,000. Each of the loans matures in March 2002 (subject to prepayment in the event any shares are disposed of prior to such time), with interest payable at the rate of 7.03% per annum. The loans are secured by a pledge of the shares purchased.

     WMI provides trash hauling services to the Company for which the Company paid WMI approximately $90,000 in 1997.

                          DESCRIPTION OF BANK FACILITY

     Although all of the material elements of the Credit Agreement are stated herein, the following summary does not purport to be complete and is qualified in its entirety by the Credit Agreement, copies of which may be obtained upon request from the Company.

     The Company entered into a credit agreement (the "Credit Agreement") relating to the Bank Facility, with DLJ Capital, as Syndication Agent, and BofA, as Administrative Agent, on September 30, 1996, which Credit Agreement was amended on November 26, 1997 and February 20, 1998. As so amended, the Bank Facility includes $60.0 million of senior secured credit facilities. A six-year $30.0 million senior secured revolving loan facility (the "Revolving Facility") is available to the Company for working capital and other general corporate purposes. Borrowings under the Revolving Facility are governed by a borrowing base equal to 85% of eligible accounts receivable. A $15.0 million sub-facility of the Revolving Facility is available for the issuance of letters of credit. The issuance of letters of credit constitutes usage under the Revolving Facility and reduces availability of the Revolving Facility dollar for dollar. Interest on loans under the Revolving Facility is determined by a leverage-based pricing grid. A commitment fee is payable on the unused portion of the Revolving Facility at a rate also determined by a leverage-based pricing grid.

     In addition, the Bank Facility includes a term facility (the "Term Facility"). The Term Facility was fully drawn at the closing of the bank facility (the "Bank Closing") in the amount of $160.0 million to partially fund the Acquisition. $130.0 million of such Term Facility was repaid with the proceeds of the Old Note Offering, leaving $30.0 of loans outstanding under the Term Facility. Interest on loans under the Term Facility is determined by a leverage-based pricing grid. The portion of the Term Facility that remained outstanding after such repayment had an average life of 3.05 years at the Bank Closing Date. The Term Facility amortizes quarterly in amounts aggregating $1.5 million in 1998, $5.0 million in 1999, $6.0 million in 2000, $8.5 million in 2001 and $9.0 million in 2002, with a final maturity of September 30, 2002.

     Loans outstanding under the Bank Facility are required to be prepaid from 100% of the net proceeds from debt issuances, 100% of the net proceeds from certain asset sales that are not reinvested in the Company's business within a specified period, 50% of the net proceeds from certain issuances of equity securities and 75% of the Company's consolidated annual excess cash flow.

     The Bank Facility is secured by (i) a first priority perfected lien on all material tangible and intangible assets of the Company and its U.S. subsidiaries, (ii) a first priority pledge of all notes evidencing intercompany indebtedness owed to the Company or its U.S. subsidiaries and (iii) a first priority pledge of 100% of the capital stock of the Company and all of its U.S. subsidiaries and 65% of the capital stock of all of its non-U.S. subsidiaries. The Bank Facility is also supported by guarantees from Holdings and all U.S. subsidiaries of the Company.

     The Credit Agreement contains the following financial covenants, which are computed quarterly on a rolling four-quarter basis: (i) maximum leverage (ranging from 6.10:1 as of September 30, 1998, decreasing thereafter to 4.50:1 on December 31, 2001 and thereafter); (ii) minimum interest coverage (ranging from 1.70:1 as of September 30, 1998, increasing thereafter up to 2.10:1 at December 31, 2001 and thereafter); (iii) minimum fixed charge coverage (ranging from 0.90:1 as of September 30, 1998, increasing thereafter up to 1.10:1 at December 31, 2001 and thereafter); (iv) minimum net worth (equal to $20 million plus an amount equal to 50% of cumulative positive net income from January 1, 1998 to the end of the fiscal quarter most recently ended on or prior to such date of determination); and (v) maximum capital expenditures (not in excess of $10.0 million in any fiscal year, with the ability to carry forward up to $5.0 million to the next succeeding fiscal year to the extent the amount of capital expenditures permitted to be made in any fiscal year exceeds the amount actually made in such fiscal year, in addition to an aggregate amount not in excess of $5.0 million in any fiscal year used to acquire industrial scaffolding, with the ability to carry forward up to $2.5 million to the next succeeding fiscal year to the extent the amount of capital expenditures permitted to be made in any fiscal year to acquire industrial scaffolding exceeds the amount actually made in such fiscal year). In addition, the Credit Agreement restricts the Company's ability, among other things, to (i) incur debt, sale-leasebacks and contingent liabilities; (ii) pay dividends, make distributions or repurchase stock; (iii) incur liens; (iv) sell assets other than in the ordinary course of business;
(v) make investments or acquisitions; (vi) consummate mergers, consolidations or combinations; or (vii) engage in transactions with affiliates. As of December 31, 1997 the Company was not in compliance with certain covenants under the Credit Agreement. The Company sought and obtained waivers of such non-compliance from the lenders under the Bank Facility.

     The Company obtained an amendment to the Bank Facility which became effective upon the closing of the Old Note Offering, substantially all of the net proceeds of which Old Note Offering were used to repay loans outstanding under the Bank Facility. Under such amendment, the terms and required levels under the financial covenants were reset at levels that are more consistent with the Company's capital structure following the Old Note Offering and its current and expected financial performance and certain other amendments to the Bank Facility were effected.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 1,250,000 shares of the 14.5% Senior Exchangeable Preferred Stock due 2008, par value $0.01, of which 1,042,460 are issued and outstanding. The following is a summary of the principal terms of the 14.5% Preferred Stock, which is governed by the Certificate of Designations, Preferences and Rights relating thereto (the "Certificate of Designations").

     Each share of 14.5% Preferred Stock has an initial liquidation preference of $25.00 per share, plus accrued and unpaid dividends. The 14.5% Preferred Stock ranks senior to all classes or series of equity securities of the Company. The holders of the 14.5% Preferred Stock are entitled to receive dividends, when, as and if declared by the Board at the rate of 14.5% per annum. Dividends on the 14.5% Preferred Stock accrete to the liquidation value of the 14.5% Preferred Stock until the later of (i) September 30, 2001 (the "Fifth Anniversary") and (ii) the first date on which dividends on the 14.5% Preferred Stock would be permitted to be paid in cash pursuant to the terms of the Company's then outstanding indebtedness (such later date, the "Cash Pay Date"). The Company is restricted from declaring dividends on other securities and from redeeming or repurchasing certain junior securities unless full cumulative dividends have been paid on the 14.5% Preferred Stock.

     In the event that Holdings or any affiliate of the Company sells equity securities and contributes the proceeds to the Company (an "Equity Offering") prior to September 30, 1999, the Company may, at its option, redeem not less than all of the outstanding 14.5% Preferred Stock at a price of 114.5% of the liquidation value; provided that the aggregate redemption price of all the outstanding shares of 14.5% Preferred Stock do not exceed the net proceeds received by the Company from such sale. After September 30, 2001, the Company may, at its option, redeem any or all outstanding shares of 14.5% Preferred Stock at a price of 107.25% of the liquidation value in 2001 declining annually ratably to 100% in 2004 and thereafter. In the event of a Change of Control (as defined in the Certificate of Designations), the Company is required to make an offer to redeem all shares of 14.5% Preferred Stock at a redemption price equal to 101% of the liquidation value. In addition, the Company is required to redeem all shares of 14.5% Preferred Stock on March 31, 2008 at a price equal to the liquidation value at such date.

     The holders of 14.5% Preferred Stock voting as a class are entitled to elect two directors if and whenever (i) six consecutive quarterly dividends after the Fifth Anniversary have not been paid in full, (ii) the Company has not redeemed the 14.5% Preferred Stock on March 31, 2008, (iii) the Company has not offered to redeem the 14.5% Preferred Stock in a timely manner following a change of control event, (iv) dividends have been paid on other securities or junior securities have been redeemed or repurchased while full cumulative dividends have not been paid on the 14.5% Preferred Stock or (v) the Company's Certificate of Incorporation has been amended in a manner adverse to the holders of 14.5% Preferred Stock without such holder's consent.


EXCHANGE DEBENTURES

     Subject to certain conditions, the Company may, at its option, issue 14.5% Junior Subordinated Exchange Debentures due 2008 ("Exchange Debentures") in exchange for any or all outstanding shares of 14.5% Preferred Stock, at an exchange ratio of $1.00 of liquidation value of 14.5% Preferred Stock for $1.00 principal amount of Exchange Debentures. On and after the date of any exchange, dividends will cease to accrue on the 14.5% Preferred Stock and all rights of holders of the 14.5% Preferred Stock shall cease.

     The Exchange Debentures, if issued, will be issued pursuant to an indenture (the "Exchange Indenture") and will be limited in amount to the aggregate liquidation value of the 14.5% Preferred Stock outstanding at the time of the exchange. The Exchange Debentures will mature on March 31, 2008. The Exchange Debentures will pay interest at an effective annual rate of 14.5%, payable quarterly. Prior to the Cash Pay Date, interest will be payable in additional Exchange Debentures.

     The Exchange Debentures will be general unsecured obligations of the Company and will be subordinated in right of payment to the prior payment of all indebtedness of the Company that is not expressly made pari passu with or junior to the Exchange Debentures.

     In the event of an Equity Offering prior to September 30, 1999, the Company would be allowed, at its option, to redeem any or all outstanding Exchange Debentures, at a purchase price equal to 114.5% of the principal amount thereof, plus accrued and unpaid interest thereon. After September 30, 2001, the Company would be allowed, at its option, to redeem any or all outstanding Exchange Debentures at a price of 107.25%, in 2001, of the principal amount thereof, plus accrued and unpaid interest, declining annually ratably to 100% in 2004 and thereafter. In the event of a Change of Control, the Company would be required to make an offer to redeem all of the Exchange Debentures at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon.


     The Exchange Indenture would contain covenants that, among other things, would limit the ability of the Company to make certain payments and to merge, consolidate or sell substantially all of its assets.

                             DESCRIPTION OF NOTES


GENERAL

     The Old Notes were issued and the Exchange Notes will be issued under an indenture, dated as of February 25, 1998 (the "Indenture") by and between the Company and U.S. Trust Company of Texas, N.A., as trustee under the Indenture (the "Trustee"). The Notes are subject to the terms stated in the Indenture and to the terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. Although all of the material elements of the Notes and the Indenture are stated herein, the statements and definitions of terms under this caption relating to the Notes and the Indenture described below are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. Copies of the proposed form of the Indenture and Registration Rights Agreement are available as set forth under "--Additional Information." Certain terms used herein are defined below under "--Certain Definitions."

     The terms of the Exchange Notes and the Old Notes are substantially identical in all material respects, except that the offer of the Exchange Notes will have been registered under the Securities Act and therefore, (ii) the Exchange Notes will not be subject to certain transfer restrictions and registration rights and related provisions for an increase in interest rate payable on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement applicable to the Old Notes.

     The Notes represent general senior unsecured obligations of the Company and rank pari passu with all existing and future senior unsecured Indebtedness and other obligations of the Company. The Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including trade payables. As of March 31, 1998, the Company's subsidiaries had no outstanding Indebtedness other than intercompany Indebtedness and certain capital lease obligations. In addition, the Notes are effectively subordinated to existing and future senior secured Indebtedness, including the Bank Facility, which is secured by a pledge of substantially all of the assets of the Company and its subsidiaries and is also guaranteed by the Company's U.S. subsidiaries. As of March 31, 1998, $31.0 million of Indebtedness was outstanding under the Bank Facility. In addition, as of March 31, 1998, the Company had $16.2 million in unused senior secured borrowing capacity under the Bank Facility. Further, as of March 31, 1998, the Company had outstanding approximately $161.0 million in aggregate principal amount of senior Indebtedness, including approximately $31.0 million of secured Indebtedness.


PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $130.0 million, mature on February 15, 2008, and bear interest at 10 1/4% per annum from the Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest on the Notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998, to the Persons in whose names such Notes are registered at the close of business on the February 1 or August 1 immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes may be presented or surrendered for payment of principal, premium, if any, interest and Liquidated Damages, if any, and for registration of transfer or exchange, at the office or agency of the Company within the City and State of New York, maintained for such purpose. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at the respective addresses as set forth on the Note Register. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company or Trustee may require in certain circumstances payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.


OPTIONAL REDEMPTION

     Except as provided in the next paragraph, the Notes are not redeemable at the option of the Company prior to February 15, 2003. On or after such date, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount), if redeemed during the 12 months beginning February 15 of the years indicated below, in each case together with interest accrued to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) plus Liquidated Damages, if any:




YEAR                                  PERCENTAGE
---------------------------------   -------------
   2003 .........................       105.125%
   2004 .........................       103.417%
   2005 .........................       101.708%
   2006 and thereafter ..........       100.000%

     Notwithstanding the foregoing, at any time during the first 36 months after the Issue Date, the Company may, at its option, redeem up to a maximum of 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 110 1/4% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date plus Liquidated Damages, if any; provided, that each such redemption shall occur within 90 days of the closing of the related Qualified Equity Offering.

     If fewer than all the Notes are redeemed, selection for redemption will be made by the Trustee in accordance with the principal stock exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by any other means which the Trustee determines to be fair and appropriate.


MANDATORY REDEMPTION

     Except as set forth below under "--Change of Control" and "--Certain Covenants--Limitation on Asset Sales," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.


CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder will have the right to require the Company to repurchase all of such holder's Notes in whole or in part (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date (as defined below), plus Liquidated Damages, if any, on the terms described below.

     Within 30 days following any Change of Control, the Company or the Trustee (at the expense of the Company) will mail a notice to each holder and to the Trustee stating, among other things, (i) that a Change of Control has occurred and a Change of Control Offer is being made as provided for in the Indenture, and that, although holders are not required to tender their Notes, all Notes that are timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the repurchase date, which will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note accepted for payment pursuant to the Change of Control Offer (and duly paid for on the Change of Control Payment Date) will cease to accrue interest after the Change of Control Payment Date; and (iv) the instructions and any other information necessary to enable holders to tender their Notes and have such Notes purchased pursuant to the Change of Control Offer. The Company will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rule 14e-1 under the Exchange Act) in the event that the Change of Control Offer is triggered under the circumstances described herein.

     The existence of the holders' rights to require, subject to certain conditions, the Company to repurchase Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. The source of funds for the repurchase of Notes upon a Change of Control will be the Company's cash or cash generated from operations or other sources, including borrowings or sales of assets; however, a "Change in Control" (as defined in the Bank Facility) constitutes an event of default thereunder that alleviates the lenders from any obligation to make loans and allows them to accelerate the Indebtedness outstanding thereunder. There can be no assurance that sufficient funds will be available at the time of any Change of Control to repay all amounts owing under such other Indebtedness or to make the required payments of the Notes. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price for all Notes timely tendered pursuant to such offer or at a time when the Company is prohibited from purchasing the Notes (and the Company is unable either to obtain the consent of the holders of the relevant Indebtedness or to repay such Indebtedness), an Event of Default would occur under the Indenture. In addition, one of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the assets of the Company or the Company and the Subsidiaries, taken as a whole. The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company or its Subsidiaries were to engage in a transaction in which it or they disposed of less than all of the assets of the Company or the Company and its Subsidiaries taken as a whole, as applicable, a question or interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make a Change of Control Offer.

     The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and repurchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. The provisions of the Indenture may not afford holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect holders because (i) such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to require the Company to make a Change of Control Offer or
(ii) such transactions may include an actual shift in voting power or beneficial ownership to a Permitted Holder which is excluded under the definition of Change of Control from the amount of shares involved in determining whether or not the transaction involves a shift of the magnitude required to trigger the provisions. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition.


CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture.

     Transactions with Affiliates. Subsequent to the Issue Date, the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of Property, the making of any Investment, the giving of any guarantee or the rendering of any service with any Affiliate of the Company, other than transactions between or among the Company, and any Subsidiaries) unless (i) such transaction or series of related transactions is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate and (ii) (a) with respect to a transaction or series of related transactions that has a Fair Market Value in excess of $500,000 but less than $5.0 million, the Company delivers an Officer's Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above;
(b) with respect to a transaction or series of related transactions that has a Fair Market Value equal to or in excess of $5.0 million but less than $10.0 million, the transaction or series of related transactions is approved by a majority of the Board of Directors of the Company (including a majority of the disinterested directors), which approval is set forth in a Board Resolution certifying that such transaction or series of transactions complies with clause (i) above; or (c) with respect to a transaction or series of related transactions that has a Fair Market Value equal to or in excess of $10.0 million, the Company shall have received an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm of national standing. The foregoing provisions shall not be applicable to (i) reasonable and customary compensation, indemnification and other benefits paid or made available to an officer, director or employee of the Company or a Subsidiary for services rendered in such person's capacity as an officer, director or employee (including reimbursement or advancement of reasonable out-of-pocket expenses and provisions of directors' and officers' liability insurance) or agreements providing therefor, (ii) transactions between the Company or its Subsidiaries on the one hand, and the Initial Purchaser or its Affiliates on the other hand, involving the provision of financial, consulting or underwriting services by the Initial Purchaser or its Affiliates; provided that the fees payable to the Initial Purchaser or its Affiliates do not exceed the usual and customary fees of the Initial Purchaser and its Affiliates for similar services, (iii) any payments made, or transactions entered into, by the Company or its Subsidiaries pursuant to or in accordance with the Shareholders Agreement, the Acquisition Agreements or the Bank Facility or (iv) the making of any Restricted Payment otherwise permitted by the Indenture.

     Limitation on Restricted Payments. The Company will not, and will not permit any Subsidiary to, make any Restricted Payment, unless at the time of and after giving pro forma effect to the proposed Restricted Payment, (a) no Default shall have occurred and be continuing (or would result therefrom), (b) the Company could incur at least $1.00 of additional Indebtedness under the tests described in the first sentence under the caption "--Certain Covenants--Limitation on Indebtedness" and (c) the aggregate amount of all Restricted Payments declared or made on or after the Issue Date by the Company or any Subsidiary shall not exceed the sum of (i) 50% (or if such Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the aggregate Consolidated Net Income accrued during the period beginning on the first day of the fiscal quarter in which the Issue Date falls and ending on the last day of the fiscal quarter ending immediately prior to the date of such proposed Restricted Payment, plus (ii) an amount equal to the aggregate Qualified Proceeds received by the Company, subsequent to the Issue Date, from contributions to the Company's capital or the issuance or sale (other than to a Subsidiary) of shares of its Capital Stock (excluding Redeemable Stock, but including Capital Stock issued upon the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock) of the Company) and the liability (expressed as a positive number) as expressed on the face of a balance sheet in accordance with GAAP in respect of any Indebtedness of the Company or any of its Subsidiaries, or the carrying value of Redeemable Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Capital Stock (other than Redeemable Stock) of the Company, subsequent to the Issue Date, plus (iii) 100% of the net reduction in Restricted Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Company or any Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Restricted Investments previously made by the Company or any Subsidiary in such Person and in each such case which was treated as a Restricted Payment.

     The foregoing provisions will not prevent (A) the payment of any dividend on Capital Stock of any class within 60 days after the date of its declaration if at the date of declaration such payment would be permitted by the Indenture;
(B) any Restricted Payment made in exchange for Capital Stock of the Company (other than Redeemable Stock), or out of the Qualified Proceeds from the substantially concurrent issuance or sale (other than to a Subsidiary) of Capital Stock of the Company (other than Redeemable Stock), provided that the Qualified Proceeds from such sale are excluded from computations under clause
(c) (ii) above to the extent that such proceeds are applied to purchase or redeem such Capital Stock or Subordinated Indebtedness; (C) so long as no Default shall have occurred and be continuing or should occur as a consequence thereof, any repurchase, redemption payment, defeasance, acquisition or other retirement for value of Subordinated Indebtedness of the Company or a Subsidiary solely in exchange for, or out of the Qualified Proceeds from the substantially concurrent sale of, new Subordinated Indebtedness of the Company or a Subsidiary, so long as such Subordinated Indebtedness is permitted under the covenant described under "--Limitation on Indebtedness" and (x) is subordinated to the Notes at least to the same extent as the Subordinated Indebtedness so exchanged, purchased or redeemed, (y) has a stated maturity later than the stated maturity of the Subordinated Indebtedness so exchanged, purchased or redeemed and (z) has an Average Life at the time incurred that is greater than the remaining Average Life of the Subordinated Indebtedness so exchanged, purchased or redeemed; (D) payments to Holdings to fund payments made or to be made by Holdings for the benefit of the Company or any Subsidiary of the Company, including, without limitation, the payment of management and other professional fees, whether pursuant to the Shareholders Agreement or otherwise, and the payment of taxes; (E) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings, the Company or any Subsidiary of the Company held by any future, present or former employee, consultant or director of the Company (or any of its Subsidiaries) pursuant to any management equity subscription agreement or stock option plan or agreement or any other management or employee benefit plan or agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed
(x) $1.5 million in any calendar year (with unused amounts in any calendar year being carried over for two succeeding calendar years subject to a maximum (without giving effect to clause (y) below) of $3.0 million in any calendar year) plus (y) the aggregate cash proceeds received by the Company during such calendar year from any issuance of Equity Interests by the Company to members of management of the Company or its Subsidiaries; (F) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; (G) payments in accordance with or pursuant to the terms of any Permitted Refinancing Indebtedness or any Permitted Subsidiary Refinancing Indebtedness;
(H) payments to redeem, or to avoid the issuance of, fractional shares of Capital Stock of the Company; (I) the payment of dividends by a Subsidiary on any class of common stock of such Subsidiary if such dividend is paid pro rata to all holders of such class of common stock; (J) the repurchase of any class of common stock of a Subsidiary if such repurchase is made pro rata with respect to such class of common stock; and (K) other Restricted Payments not to exceed $3.0 million. Restricted Payments permitted to be made as described in the first sentence of this paragraph will be excluded in calculating the amount of Restricted Payments thereafter.

     For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

     Limitation on Indebtedness. The Company will not, and will not permit any Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), unless after giving pro forma effect to the incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio for the Determination Period preceding the Transaction Date is at least 2.0 to 1.0 if such Indebtedness is incurred prior to February 15, 2000 and at least 2.25 to
1.0 if such Indebtedness is incurred thereafter. Notwithstanding the foregoing, the Company or any Subsidiary may incur Permitted Indebtedness. Any Indebtedness of a Person existing at the time at which such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time at which it becomes a Subsidiary.

     Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any Subsidiary, directly or indirectly, to create, enter into any agreement with any Person or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind which by its terms restricts the ability of any Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock to the Company or any Subsidiary, (b) pay any Indebtedness owed to the Company or any Subsidiary, (c) make loans or advances to the Company or any Subsidiary or (d) transfer any of its Property or assets to the Company or any Subsidiary except any encumbrance or restriction contained in any agreement or instrument:

     (i) existing on the Issue Date;

     (ii) relating to any Property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the Property or assets so acquired and is not and are not created in anticipation of such acquisition;


     (iii) relating to any Acquired Indebtedness of any Subsidiary at the date on which such Subsidiary was acquired by the Company or any Subsidiary (other than Indebtedness incurred in anticipation of such acquisition);

     (iv) effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in the foregoing clauses (i) through (iii), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive than the encumbrances and restrictions contained in such agreements;

     (v) constituting customary provisions restricting subletting or assignment of any lease of the Company or any Subsidiary or provisions in license agreements or similar agreements that restrict the assignment of such agreement or any rights thereunder;

     (vi) constituting restrictions on the sale or other disposition of any Property securing Indebtedness as a result of a Permitted Lien on such Property;

     (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or Property and assets of, such Subsidiary; or

     (viii) arising pursuant to applicable law.

     Limitation on Asset Sales. The Company will not engage in, and will not permit any Subsidiary to engage in, any Asset Sale unless (a) except in the case of (i) an Asset Sale resulting from the requisition of title to, seizure or forfeiture of any Property or assets or any actual or constructive total loss or an agreed or compromised total loss or (ii) a Bargain Purchase Contract, the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property; (b) at least 75% of such consideration consists of Cash Proceeds (or the assumption of Indebtedness of the Company or such Subsidiary relating to the Capital Stock or Property or asset that was the subject of such Asset Sale and the unconditional release of the Company or such Subsidiary from such Indebtedness); and (c) the Company delivers to the Trustee an Officer's Certificate certifying that such Asset Sale complies with clauses (a) and (b). The Company or such Subsidiary, as the case may be, may apply the Net Available Proceeds from each Asset Sale (x) to the acquisition of Replacement Assets, or
(y) to repurchase or repay Senior Debt.

     Any Net Available Proceeds from any Asset Sale that are not used to so acquire Replacement Assets or to repurchase or repay Senior Debt within 270 days after consummation of the relevant Asset Sale shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall within 60 days thereafter make a pro rata offer (an "Asset Sale Offer") to purchase from all holders an aggregate principal amount of Notes equal to the Excess Proceeds, at a price in cash (the "Asset Sale Offer Purchase Price") equal to 100% of the outstanding principal thereof plus accrued interest, if any, to the purchase date, plus Liquidated Damages, if any, in accordance with the procedures set forth in the Indenture. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero and the Company may use any remaining amount for general corporate purposes.

     The Company will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rule 14e-1 under the Exchange Act) in the event that an Asset Sale Offer is required under the circumstances described herein.

     Limitation on Sale and Lease-Back Transactions. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Lease-Back Transaction unless (i) the proceeds from such Sale and Lease-Back Transaction are at least equal to the Fair Market Value of such Property being transferred and (ii) the

Company or such Subsidiary would have been permitted to enter into such transaction under the covenants described in "--Certain Covenants--Limitation on Indebtedness" and "--Certain Covenants--Limitation on Liens," and "--Certain Covenants--Limitation on Subsidiary Indebtedness and Preferred Stock."

     Limitation on Liens. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, affirm, incur, assume or suffer to exist any Liens of any kind other than Permitted Liens on or with respect to any Property or assets of the Company or such Subsidiary or any interest therein or any income or profits therefrom, whether owned at the Issue Date or thereafter acquired, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the Indebtedness so secured for so long as such obligations are so secured.

     Subsidiary Guarantees. (a) The Indenture provides that the Company will not permit any Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Subsidiary, in each case except for Indebtedness described in clause (b) of the definition of "Permitted Indebtedness" (in each case, the "Guaranteed Indebtedness") unless (i) if such Subsidiary is not a Guarantor, such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of payment of the Notes by such Subsidiary, (ii) if the Notes or the Subsidiary Guarantee (if any) of such Subsidiary are subordinated in right of payment to the Guaranteed Indebtedness, the Subsidiary Guarantee under the supplemental indenture shall be subordinated to such Subsidiary's guarantee with respect to the Guaranteed Indebtedness substantially to the same extent as the Notes or the Subsidiary Guarantee are subordinated to the Guaranteed Indebtedness under the Indenture, (iii) if the Guaranteed Indebtedness is by its express terms subordinated in right of payment to the Notes or the Subsidiary Guarantee (if any) of such Subsidiary, any such guarantee of such Subsidiary with respect to the Guaranteed Indebtedness shall be subordinated in right of payment to such Subsidiary's Subsidiary Guarantee with respect to the Notes substantially to the same extent as the Guaranteed Indebtedness is subordinated to the Notes or the Subsidiary Guarantee (if any) of such Subsidiary, (iv) such Subsidiary waives and will and not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Subsidiary Guarantee, and (v) such Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee of the Notes has been duly executed and authorized and (B) such Subsidiary Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

     (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Subsidiary Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee.

     Unrestricted Subsidiaries. The Indenture provides that the Company may designate a subsidiary (including a newly formed or newly acquired subsidiary) of the Company or any of its Subsidiaries as an Unrestricted Subsidiary; provided that at the time of such designation such Subsidiary (i) has no Indebtedness other than Non-Recourse Indebtedness; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation
(a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries. Notwithstanding any provisions of this covenant, all subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

     The Indenture further provides that the Company will not, and will not permit any of its Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person (other than a newly formed subsidiary having no outstanding Indebtedness (other than Indebtedness to the Company or a Subsidiary) at the date of determination) becoming a Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions on a pro forma basis, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "--Certain Covenants--Limitation on Indebtedness" and (ii) no Default or Event of Default would occur.

     Subject to the preceding paragraphs, an Unrestricted Subsidiary may be redesignated as a Subsidiary. The designation of a subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Subsidiary in compliance with the preceding paragraphs shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustee. Any Unrestricted Subsidiary shall become a Subsidiary if it incurs any Indebtedness other than Non-Recourse Indebtedness. If at any time Indebtedness of an Unrestricted Subsidiary which was Non-Recourse Indebtedness no longer so qualifies, such Indebtedness shall be deemed to have been incurred when such Non-Recourse Indebtedness becomes Indebtedness.

     Limitations on Line of Business. The Indenture provides that neither the Company nor any of its Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business.

     Reports. The Indenture provides that, from and after the earlier of (i) the date of the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement referred to herein and (ii) September 30, 1998 in either case, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company shall also (whether or not it is required to file reports with the Commission), within 30 days of each Required Filing Date, transmit by mail to all holders of Notes, as their names and addresses appear in the applicable Security Register, without cost to such holders or Persons, and file with the Trustee, (i) all quarterly and annual financial information that is substantially equivalent to that which would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Result of Operations" section and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all reports that are substantially equivalent to those that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.


CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

     The Company will not, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Subsidiary into the Company in which the Company is the continuing corporation or a merger for purposes of reincorporation in another State of the United States or the District of Columbia or a merger with a Person that owns 100% of the Capital Stock of the Company), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Company and the Subsidiaries, taken as a whole, to any Person, unless:

     (i) either (a) the Company shall be the continuing corporation or (b) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Company and the Subsidiaries, taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest (and Liquidated Damages, if any) on all the Notes and the performance of the Company's covenants and obligations under the Indenture;

     (ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Event of Default or Default shall have occurred and be continuing or would result therefrom; and

     (iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis as if such transaction or series of transactions had occurred on the first day of the Determination Period, the Company (or the Surviving Entity if the Company is not continuing) would be permitted to incur $1.00 of additional Indebtedness pursuant to the test described in the first sentence under the caption "--Certain
Covenants--Limitation on Indebtedness."

     The provision of clause (iii) shall not apply to (a) a merger between the Company and a wholly owned Subsidiary of a wholly owned Subsidiary of Holdings created for the purpose of holding the Capital Stock of the Company, (b) a merger between the Company and a wholly owned Subsidiary or (c) a merger between the Company and an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States or the District of Columbia so long as, in each case, the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby.

     In connection with any consolidation, merger, continuance, transfer of assets or other transactions contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer's Certificate and an opinion of counsel, each stating that such consolidation, merger, continuance, sale, assignment, conveyance or transfer and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent in the Indenture relating to such transactions have been complied with.

     Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the foregoing paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as the Company in the Indenture; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.


EVENTS OF DEFAULT

     Each of the following is an "Event of Default" under the Indenture:

     (a) default in the payment of interest on any Note issued pursuant to the Indenture when the same becomes due and payable, and the continuance of such default for a period of 30 days;

     (b) default in the payment of the principal of (or premium, if any, or Liquidated Damages, if any, on) any Note issued pursuant to the Indenture at its Maturity, whether upon optional redemption, required repurchase (including pursuant to a Change of Control Offer or an Asset Sale Offer) or otherwise or the failure to make an offer to purchase any such Note as required;

     (c) the Company fails to comply with any of its covenants or agreements contained in "--Change of Control," "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Asset Sales," "--Certain Covenants--Limitation on Indebtedness" or "--Consolidation, Merger, Conveyance, Lease or Transfer";

     (d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty addressed in clause (a), (b) or (c) above) and continuance of such Default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount at Stated Maturity of the outstanding Notes;

     (e) Indebtedness of the Company or any Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated Indebtedness exceeds $5.0 million;

     (f) the entry by a court of competent jurisdiction of one or more final judgments against the Company or any Subsidiary in an uninsured or unindemnified aggregate amount in excess of $5.0 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;

     (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging the Company or any Significant Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

     (h) (i) the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent; or (ii) the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Subsidiary; or (iii) the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or (iv) the consent by the Company or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Subsidiary, or the making by the Company or any Significant Subsidiary of an assignment for the benefit of creditors; or (v) the admission by the Company or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due; or
(vi) the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action.

     If any Event of Default (other than an Event of Default specified in clause (g) or (h) above) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% of the outstanding aggregate principal amount at Stated Maturity of the Notes, may declare the principal amount at Stated Maturity, premium, if any, and any accrued and unpaid interest on all such Notes then outstanding to be immediately due and payable by a notice in writing to the Company (and to the Trustee if given by holders of such Notes), and upon any such declaration all amounts payable in respect of the Notes will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above occurs, the principal amount at Stated Maturity, premium, if any, and any accrued and unpaid interest on the Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of such Notes. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 30 days after such event of default; provided that no judgment or decree for the payment of the money due on the Notes has been obtained by the Trustee as provided in the Indenture. Under certain circumstances, the holders of a majority in principal amount at Stated Maturity of the outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences.

     The holders of a majority in aggregate principal amount at Stated Maturity of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all such Notes waive any existing Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, on, Liquidated Damages, if any, on or the principal of, such Notes. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to such Trustee reasonable security or indemnity. Subject to the provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount at Stated Maturity of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within five Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.


AMENDMENT, SUPPLEMENT AND WAIVER

     The Company and the Trustee may, at any time and from time to time, without notice to or consent of any holder, enter into one or more indentures supplemental to the Indenture (a) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants and Obligations of the Company under the Indenture and contained in the Notes, (b) to add to the covenants of the Company, for the benefit of the holders, or to surrender any right or power conferred upon the Company by the Indenture, (c) to add any additional Events of Default, (d) to provide for uncertificated Notes in addition to or in place of certificated Notes, (e) to evidence and provide for the acceptance of appointment under the Indenture by the successor Trustee, (f) to secure the Notes, (g) to provide for any guarantee of the Notes by any Subsidiary, and (h) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture; provided that such actions will not adversely affect the interests of the holders in any material respect.

     With the consent of the holders of not less than a majority in principal amount at Stated Maturity of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders; provided, however, that no such supplemental indenture will, without the consent of the holders of not less than two-thirds in principal amount at Stated Maturity of the Notes, modify the Obligations of the Company to make offers to purchase Notes upon a Change of Control or from the proceeds of Asset Sales; provided, further, that no such supplemental indenture will, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof (or premium, if any, or Liquidated Damages, if any), or the interest thereon that would be due and payable upon Maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium, Liquidated Damages or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, (b) reduce the percentage in principal amount at Stated Maturity of the Outstanding Notes, the consent of whose Holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture, or certain Defaults thereunder, (c) subordinate in right of payment, or otherwise subordinate, the Notes to any other Indebtedness or (d) modify any of the provisions of this paragraph (except to increase any percentage set forth herein).

     The holders of not less than a majority in principal amount at Stated Maturity of the outstanding Notes may on behalf of the holders of all the Notes waive any past Default or Event of Default under the Indenture and its consequences, except a Default or Event of Default (a) in the payment of the principal of (or premium, if any) or interest (or Liquidated Damages, if any) on any Note or (b) in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding Note affected.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     The Company may terminate its obligations under the Notes and the Indenture when (i) either (A) all outstanding Notes have been delivered to the Trustee for cancellation or (B) all such Notes not therefore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, and Liquidated Damages, if any, on) and interest to the date of deposit or Maturity or date of redemption;
(ii) the Company has paid or caused to be paid all sums then due and payable by the Company under the Indenture; and (iii) the Company has delivered an Officers' Certificate and an opinion of counsel relating to compliance with the conditions set forth in the Indenture.

     The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the Notes and the Indenture shall cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer, substitution and exchange of Notes, (ii) the Company's right of optional redemption, (iii) rights of holders to receive payments of principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes (but not the Change of Control Purchase Price or the Asset Sale Offer Purchase Price) and any rights of the holders with respect to such amounts, (iv) the rights, obligations and immunities of the Trustee under the Indenture, and (v) certain other specified provisions in the Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants that are described in the Indenture, after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the holders, at any time prior to the Stated Maturity of the Notes, of (A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one Business Day before the due date of payment in respect of such Notes, money in an amount, or (C) a combination thereof sufficient to pay and discharge the principal of, premium, if any on, interest and Liquidated Damages, if any, on, such Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of such Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an opinion of outside counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and (ii) the Company's deposit will not result in the trust or such Trustee being subject to regulation under the Investment Company Act of 1940.


CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a subsidiary of such specified Person.

     "Acquisition Agreements" means (i) that certain Amended and Restated Transaction Agreement, dated as of September 18, 1996, among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle Enterprises, L.P., DLJ Brand Holdings, Inc., Brand Scaffold Services, Inc., Brand Scaffold Builders, Inc., Brand Scaffold Rental & Erection, Inc., 702569 Alberta Ltd., Rust International Inc., Rust Industrial Services Inc., Rust Scaffold Services Inc., Rust Scaffold Builders Inc. and Rust Scaffold Rental & Erection Inc., as amended, restated, supplemented or otherwise modified from time to time and
(ii) each other agreement (other than the Shareholders Agreement) entered into by, between or among any one or more of the foregoing and one or more other person, as the case may be, pursuant to or in connection with the transactions contemplated by such Amended and Restated Transaction Agreement, each as amended, restated, supplemented or otherwise modified from time to time.

     "Affiliate" of any specified Person means another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 20% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation or by means of a Sale and Lease-Back Transaction) by the Company or any Subsidiary to any Person other than the Company or a Subsidiary of (i) any Capital Stock of any Subsidiary (except for directors' qualifying shares or certain minority interests sold to other Persons solely due to local law requirements that there be more than one stockholder, but which are not in excess of what is required for such purpose), or (ii) any other Property or assets of the Company or any Subsidiary, in the case of either clause (i) or
(ii), whether in a single transaction or a series of related transactions (A) that have a Fair Value in excess of $500,000 or (B) for net proceeds in excess of $500,000. Notwithstanding the foregoing, the following shall not constitute Asset Sales: (i) sales of obsolete, worn out, lost, damaged or shortage equipment in the ordinary course of business or other assets that, in the Company's reasonable judgment, are no longer used or useful in the conduct of the business of the Company and its Subsidiaries), (ii) any scaffolding rental contract or other lease of Property or other assets entered into by the Company or any Subsidiary in the ordinary course of business, other than any Bargain Purchase Contract, (iii) a Restricted Payment or Restricted Investment permitted under "--Certain Covenants--Limitation on Restricted Payments," (iv) a Change of Control, (v) a consolidation, merger, continuance or the disposition of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole in compliance with the provision of the Indenture described in "--Consolidation, Merger, Conveyance, Lease or Transfer," (vi) any trade or exchange by the Company or any Subsidiary of Property or assets for Replacement Assets owned or held by another Person, provided that (x) the Fair Value of the Property or assets traded or exchanged by the Company or such Subsidiary (including cash or cash equivalents to be delivered by the Company or such Subsidiary) is reasonably equivalent to the Fair Value of the Replacement Assets (together with cash or cash equivalents to be received by the Company or such Subsidiary) or other assets. An Asset Sale shall include the requisition of title to, seizure of or forfeiture of any Property or assets, or any actual or constructive total loss or an agreed or compromised total loss of any Property or assets.

     "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, at any date of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease (or to the first date on which the lessee is permitted to terminate such lease without the payment of a penalty) included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the date of each scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such debt security multiplied in each case by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Bank Facility" means all financing provided to, or Indebtedness incurred by, the Company pursuant to that certain Credit Agreement, dated as of September 30, 1996, among Brand Scaffold Services, Inc., as the borrower, various financial institutions, as the lenders, DLJ Capital Funding, Inc., as the syndication agent, Bank of America Illinois, as the letter of credit issuer, and Bank of America National Trust & Savings Association, as the administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended by that certain First Amendment to the Credit Agreement, dated as of November 21, 1996, and by that certain Second Amendment to the Credit Agreement, dated as of February 19, 1998, and as further amended, modified, renewed, refunded, replaced, refinanced from time to time, including any agreement extending the maturity of or refinancing or refunding all or any portion of the Indebtedness thereunder or increasing the amount that may be borrowed under such agreement or any successor agreement, whether or not among the same parties.

     "Bargain Purchase Contract" means a scaffolding rental contract or lease that provides for acquisition of Property by the other party to such agreement during or at the end of the term thereof for less than Fair Market Value thereof at the time such right to acquire such Property is granted.

     "Capital Lease Obligation" means, at any time as to any Person with respect to any Property leased by such Person as lessee, the amount of the liability with respect to such lease that would be required at such time to be capitalized and accounted for as a capital lease on the balance sheet of such Person prepared in accordance with GAAP.

     "Capital Stock" in any Person means any and all shares, interests, partnership interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire any equity interest in such Person.

     "Cash Equivalents" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution or any lender under the Bank Facility, (ii) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, or "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Cash Proceeds" means, with respect to any Asset Sale by any Person, the aggregate consideration received for such Asset Sale by such Person in the form of cash or cash equivalents (including any amounts of insurance or other proceeds received in connection with an Asset Sale of the type described in the last sentence of the definition thereof), including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to such Person or any subsidiary thereof).

     "Change of Control" means (i) a determination by the Company that any Person or group (as defined in Section 13 (d) (3) or 14(d) (2) of the Exchange
Act) has become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Voting Stock of the Company other than Permitted Holders; (ii) the Company is merged with or into or consolidated with another corporation and immediately after giving effect to the merger or consolidation, more than 50% of the outstanding voting securities entitled to vote generally in the election of directors or persons who serve similar functions of the surviving or resulting entity are then beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by Persons other than (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if the record date has been set to determine the stockholders of the Company entitled to vote on such merger or consolidation, the stockholders of the Company as of such a record date; (iii) the Company, either individually or in conjunction with one or more Subsidiaries, sells, conveys, transfers or leases, or the Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of the Company or the Company and the Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Subsidiaries, to any Person (other than a Subsidiary); (iv) the liquidation or dissolution of the Company; or (v) the first day on which a majority of the individuals who constitute the Board of Directors of the Company are not Continuing Directors.

     "Consolidated Interest Coverage Ratio" means as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of the aggregate amount of EBITDA to aggregate Consolidated Interest Expense of the Company and its consolidated Subsidiaries for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the applicable Transaction Date (the "Determination Period"); provided that if the Company or any of its consolidated Subsidiaries is a party to any Interest Swap Obligation that would have the effect of changing the interest rate on any Indebtedness of the Company or any of its consolidated Subsidiaries for such four-quarter period (or a portion thereof), the resulting rate shall be used for such four-quarter period or portion thereof; provided, further, that in the event that the Company or any of its Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than Indebtedness under the Revolving
Loan) subsequent to the commencement of the Determination Period but on or prior to the Transaction Date, then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, as if the same had occurred at the beginning of the Determination Period; provided, further, that if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio would have the effect of increasing or decreasing EBITDA in the future and if such increase or decrease is readily quantifiable and is attributable to such transaction, EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of the Determination Period and if, during the Determination Period, (x) the Company or any of its consolidated Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period or (y) after the Issue Date, the Company or any of its consolidated Subsidiaries shall have acquired any material assets or business, whether through the acquisition of the Capital Stock of such business or otherwise, other than in the ordinary course of business, EBITDA and Consolidated Interest Expense shall be calculated on a pro forma basis as if such acquisition had occurred on the first day of such period.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (A) the sum of (i) the aggregate amount of cash and non-cash interest expense (including capitalized interest) of such Person and its subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (w) net costs associated with Interest Swap Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation calculated in accordance with the effective interest method, (y) all accrued interest and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends on Redeemable Stock of such Person (and Preferred Stock or Redeemable Stock of its subsidiaries if paid to a Person other than such Person or its subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its subsidiaries in respect of any Sale and Lease-Back Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any debt of any other Person is guaranteed by such Person or any of its subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such debt, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its subsidiaries during such period and any charge related or any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its subsidiaries prior to its stated maturity, in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its subsidiaries and as determined in accordance with GAAP. For purposes of clause (ii) above, dividend requirements attributable to any Preferred Stock or Redeemable Stock shall be deemed to be an amount equal to the amount of dividend requirements on such Preferred Stock or Redeemable Stock times a fraction, the numerator of which is the amount of such dividend requirements, and the denominator of which is one minus the applicable combined federal, state, local and foreign income tax rate of the Company and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) any net income of any Unrestricted Subsidiary, except that the Company's or any Subsidiary's interest in the net income of such Unrestricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or cash equivalents actually distributed by such Unrestricted Subsidiary during such period to the Company or a Subsidiary as a dividend or other distribution, (ii) gains and losses, net of taxes, from Asset Sales or reserves relating thereto, (iii) the net income of any Person that is not a subsidiary or that is accounted for by the equity method of accounting which shall be included only to the extent of the amount of dividends or distributions paid to such Person or its subsidiaries, (iv) items classified as extraordinary, unusual or non-recurring (other than the tax benefit, if any, of the utilization of net operating loss carryforwards or alternative minimum tax credits), (v) the net income of any Person acquired by such specified Person or any of its subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition, (vi) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (vii) the net income of any subsidiary of such specified Person to the extent that the transfer to that Person of that income is not at the time permitted, directly or indirectly, by any means (including by dividend, distribution, advance or loan or otherwise), or by operation of the terms of its charter or any agreement with a Person other than with such specified Person, instrument held by a Person other than by such specified Person, judgment, decree, order, statute, law, rule or governmental regulations applicable to such subsidiary or its stockholders, except for any dividends or distributions actually paid by such subsidiary to such Person, (viii) the portion of the WMI Payments not included in net income, (ix) gains or losses associated with non-cash compensations items, including, without limitation, the vesting of options to purchase shares of Capital Stock of the Company or Holdings, (x) amortization of fees incurred in connection with any financing by the Company, (xi) one-time write-offs of intangibles related to the transactions comprising or incidental to the Offering, (xii) gains or losses associated with the cumulative effect of a change in accounting principles and
(xiii) with regard to a non-Subsidiary, any aggregate net income (or loss) in excess of such Person's or such subsidiary's pro rata share of such non-Subsidiary's net income (or loss).

     "Consolidated Net Worth" of any Person means, as of any date, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of such Person and its subsidiaries on a consolidated basis at such date, each item determined in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person or any of its subsidiaries.

     "Continuing Director" means an individual who (i) is a member of the Board of Directors of the Company and (ii) either (A) was a member of the Board of Directors of the Company on the Issue Date or (B) whose nomination for election or election to the Board of Directors of the Company was approved by vote of at least a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved.

     "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time which were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

     "Determination Period" has the meaning specified under the definition of "Consolidated Interest Coverage Ratio."

     "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (minus) to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (vi) prior to January 1, 1999, the product of (A) the Pro Forma Cost Reductions and (B) a fraction the numerator of which is the number of days between the transaction date giving rise to this calculation and January 1, 1998, inclusive, and the denominator of which is 365, (vii) the one-time write-off of merger expenses incurred in connection with any acquisition consummated after the Issue Date, (viii) the one-time write-off of severance costs associated with the cost reduction program implemented by the Company in the fourth quarter of 1997, (ix) Non-Cash Claims and (x) any other non-cash charges (revenues) to the extent deducted from (or added to) Consolidated Net Income except for any non-cash charges (revenues) that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Fair Market Value" means, with respect to consideration received or to be received pursuant to any transaction by any Person, the fair market value of such consideration as determined in good faith by the Board of Directors of the Company.

     "Fair Value" means, with respect to any asset or Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "GAAP" means, at any date, United States generally accepted accounting principles, consistently applied, as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and statements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be designated by the AICPA, that are applicable to the circumstances as of the date of determination; provided, however, that all calculations made for purposes of determining compliance with the provisions set forth in the Indenture shall utilize GAAP in effect at the Issue Date.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the Untied States of America is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means any Subsidiary that shall have guaranteed, pursuant to a supplemental indenture and the requirements therefor set forth in the Indenture, the payment of all principal of, and interest and premium, if any, and Liquidated Damages, if any, on the Notes and all other amounts payable under the Notes or the Indenture, which guarantee shall be subordinate to all Senior Debt and pari passu with or senior to all other Indebtedness of such Subsidiary.

     "Holdings" means DLJ Brand Holdings, Inc., a Delaware corporation.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, suffer to exist, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness of a Person which is outstanding at the time it becomes a Subsidiary shall be deemed to have been incurred at the time at which it becomes a Subsidiary.

     "Indebtedness" as applied to any Person means, at any time, without duplication, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for borrowed money; (ii) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding accounts payable made in the ordinary course of business which are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings; (iii) any obligation of such Person for all or any part of the purchase price of Property or for the cost of Property constructed or of improvements thereto (including any obligation under or in connection with any letter of credit related thereto), other than accounts payable incurred in respect of Property and services purchased in the ordinary course of business which are no more than 90 days overdue or which are being contested in good faith and by appropriate proceedings; (iv) any obligation of such Person upon which interest charges are customarily paid (other than accounts payable incurred in the ordinary course of business which are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings); (v) any obligation of such Person under conditional sale or other title retention agreements relating to purchased Property; (vi) any obligation of such Person issued or assumed as the deferred purchase price of Property (other than accounts payable incurred in the ordinary course of business which are no more than 90 days overdue or which are being contested in good faith and by appropriate proceedings); (vii) any Capital Lease Obligation or Attributable Indebtedness pursuant to any Sale and Lease-Back Transaction of such Person; (viii) any obligation of any other Person secured by (or for which the obligee thereof has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired, whether or not any obligation secured thereby has been assumed, by such Person; (ix) any obligation of such Person in respect of any letter of credit supporting any obligation of any other Person; (x) the maximum fixed repurchase price of any Redeemable Stock of such Person (or if such Person is a subsidiary, any Preferred Stock of such Person); (xi) the notional amount of any Interest Swap Obligation or Currency Hedge Obligation of such Person at the time of determination; and (xii) any obligation which is in economic effect a guarantee, regardless of its characterization (other than an endorsement in the ordinary course of business), with respect to any Indebtedness of another Person, to the extent guaranteed. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock or subsidiary Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock or subsidiary Preferred Stock as if such Redeemable Stock or subsidiary Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Stock or subsidiary Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock or subsidiary Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided that for purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

     "Interest Swap Obligation" means, with respect to any Person, the obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct, indirect or contingent investment in another Person, whether by means of a share purchase, capital contribution, loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or similar credit extension constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person; provided that the term "Investment" shall not include any transaction involving the purchase or other acquisition (including by way of merger) of Property (including Capital Stock) by the Company or any Subsidiary in exchange for Capital Stock (other than Redeemable Stock) of the Company. The amount of any Person's Investment shall be the original cost of such Investment to such Person, plus the cost of all additions thereto paid by such Person, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, writedowns, or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property or assets other than cash, such Property or assets shall be valued at its Fair Value at the time of such transfer as determined in good faith by the board of directors (or comparable body) of the Person making such transfer. The Company shall be deemed to make an "Investment" in the amount of the Fair Value of the Assets of a Subsidiary at the time such Subsidiary is designated an Unrestricted Subsidiary.

     "Issue Date" means the date on which the Old Notes are first authenticated and delivered under the Indenture.

     "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Maturity" means the date on which the principal of a Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or the Change of Control Payment Date or purchase date established pursuant to the terms of the Indenture for an Asset Sale Offer or by declaration of acceleration, call for redemption or otherwise.

     "Net Available Proceeds" means, (a) as to any Asset Sale (other than a Bargain Purchase Contract), the Cash Proceeds therefrom, net of all legal and title expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign, recording and local taxes payable as a consequence of such Asset Sale, net of all payments made to any Person other than the Company or a Subsidiary on any

Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale and, as for any Asset Sale by a Subsidiary, net of the equity interest in such Cash Proceeds of any holder of Capital Stock of such Subsidiary (other than the Company, any other Subsidiary or any Affiliate of the Company or any such other Subsidiary) and
(b) as to any Bargain Purchase Contract, an amount equal to (i) that portion of the rental or other payment stream arising under a Bargain Purchase Contract that represents an amount in excess of the Fair Market Value of the rental or other payments with respect to the pertinent Property or other asset and (ii) the Cash Proceeds from the sale of such Property or other asset, net of the amount set forth in clause (a) above, in each case as and when received.

     "Non-Cash Claims" means the non-cash portion of general liability, auto liability, worker's compensation or post-retirement health insurance and related benefits expense.

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of an Unrestricted Subsidiary as to which (a) neither the Company nor any other Subsidiary (other than an Unrestricted Subsidiary) (i) provides credit support including any undertaking, agreement or instrument which would constitute Indebtedness or (ii) is directly or indirectly liable for such Indebtedness and (b) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its other Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means, with respect to any Indebtedness, any obligation thereunder, including, without limitation, principal, premium and interest (including post petition interest thereon), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities.

     "Officer's Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, or a Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Controller, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company or a Subsidiary and delivered to the Trustee, which shall comply with the Indenture.

     "Permitted Holders" means DLJ Merchant Banking Partners, L.P. and Carlisle Enterprises, L.P., and their respective Affiliates.

     "Permitted Indebtedness" means (a) Indebtedness of the Company under the Notes; (b) Indebtedness (and any guarantee thereof) under one or more credit or revolving credit facilities with a bank or syndicate of banks or financial institutions or other lenders, including the Bank Facility, as such may be amended, modified, revised, extended, replaced, or refunded from time to time, in an aggregate principal amount at any one time outstanding not to exceed $80.0 million, less any amounts derived from Asset Sales and applied to the required permanent reduction of Senior Debt under such credit facilities as contemplated by the "Limitation on Asset Sales" covenant; (c) Indebtedness of the Company or any Subsidiary under Interest Swap Obligations; provided that
(i) such Interest Swap Obligations are related to payment obligations on Indebtedness otherwise permitted under the covenants described in "--Certain Covenants--Limitation on Indebtedness" and (ii) the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate; (d) Indebtedness of the Company or any Subsidiary under Currency Hedge Obligations; provided that (i) such Currency Hedge Obligations are related to payment obligations on Indebtedness otherwise permitted under the covenants described in "--Certain Covenants--Limitation on Indebtedness" or to the foreign currency cash flows reasonably expected to be generated by the Company and the Subsidiaries and
(ii) the notional principal amount of such Currency Hedge Obligations does not exceed the principal amount of the Indebtedness and the amount of the foreign currency cash flows to which such Currency Hedge Obligations relate; (e) Indebtedness of the Company or any Subsidiary outstanding on the Issue Date;
(f) Indebtedness of the Company or any Subsidiary in respect of bid performance bonds, surety bonds, appeal bonds and letters of credit or similar arrangements issued for the account of the Company or any Subsidiary, in each case in the ordinary course of business and other than for an obligation for money borrowed; (g) Indebtedness of the Company to a Subsidiary and Indebtedness of a Subsidiary to the Company; provided that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary, as the case may be, or any other subsequent transfer of any such Indebtedness (except to the Company or a Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the "Limitation on Indebtedness" covenants at the time the Subsidiary in question ceased to be a Subsidiary or such Indebtedness is so transferred; (h) Subordinated Indebtedness of the Company to an Unrestricted Subsidiary for money borrowed; (i) Indebtedness of the Company in connection with a purchase of the Notes pursuant to a Change of Control Offer; provided that the aggregate principal amount of such Indebtedness does not exceed 101% of the aggregate principal amount at Stated Maturity of the Notes purchased pursuant to such Change of Control Offer; provided, further, that such Indebtedness (A) has an Average Life equal to or greater than the remaining Average Life of the Notes and (B) does not mature prior to one day following the Stated Maturity of the Notes; (j) Permitted Refinancing Indebtedness; (l) Acquired Indebtedness not to exceed an aggregate of $5.0 million at any one time outstanding; (m) Permitted Subsidiary Refinancing Indebtedness; and (n) additional Indebtedness in an aggregate principal amount not in excess of $10.0 million at any one time outstanding. So as to avoid duplication in determining the amount of Permitted Indebtedness under any clause of this definition, guarantees permitted to be incurred pursuant to the Indenture of, or obligations permitted to be incurred pursuant to the Indenture in respect of letters of credit supporting, Indebtedness otherwise included in the determination of such amount shall not also be included.

     "Permitted Investments" means (a) certificates of deposit, bankers acceptances, time deposits, Eurocurrency deposits and similar types of Investments routinely offered by commercial banks with final maturities of one year or less issued by commercial banks organized in the United States having capital and surplus in excess of $300.0 million; (b) commercial paper issued by any corporation, if such commercial paper has credit ratings of at least "A-l" or its equivalent by S&P and at least "P-I" or its equivalent by Moody's; (c) U.S. Government Obligations with a maturity of five years or less; (d) repurchase obligations for instruments of the type described in clause (c) with any bank meeting the qualifications specified in clause (a) above; (e) shares of money market mutual or similar funds having assets in excess of $100.0 million; (f) payroll advances in the ordinary course of business; (g) other advances and loans to officers and employees of the Company or any Subsidiary, so long as the aggregate principal amount of such advances and loans does not exceed $1.0 million at any one time outstanding; (h) Investments represented by that portion of the proceeds from Asset Sales that is not required to be Cash Proceeds by the covenant described in "--Certain Covenants--Limitation on Asset Sales"; (i) Investments made by the Company in its Subsidiaries (or any Person that will be a Subsidiary or is merged with or into the Company or a Subsidiary of the Company as a result of such Investment) or by a Subsidiary in the Company or in one or more Subsidiaries (or any Person that will be a Subsidiary as a result of such Investment); (j) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Subsidiary, in each case as to debt owing to the Company or any Subsidiary that arose in the ordinary course of business of the Company or any such Subsidiary; (k) certificates of deposit, bankers acceptances, time deposits, Eurocurrency deposits and similar types of Investments routinely offered by commercial banks organized in the United States with final maturities of one year or less and in an aggregate amount not to exceed $5.0 million at any one time outstanding with a commercial bank organized in the United States having capital and surplus in excess of $50.0 million; (l) Canadian and other foreign bank deposits and cash equivalents in jurisdictions where the Company or its Subsidiaries are then actively conducting business; (m) Interest Swap Obligations with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (n) Currency Hedge Obligations; provided that such Currency Hedge Obligations constitute Permitted Indebtedness permitted by clause (d) of the definition thereof; and (o) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker's compensation and performance and other similar deposits in the ordinary course of business.

     "Permitted Liens" means (a) Liens in existence on the Issue Date; (b) Liens created for the benefit of the Notes; (c) Liens on Property of a Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary (and not incurred as a result of, or in anticipation of, such transaction); provided that any such Lien relates solely to such Property; (d) Liens on Property existing at the time of the acquisition thereof (and not incurred as a result of, or in anticipation of such transaction); provided that any such Lien relates solely to such Property; (e) Liens incurred or pledges and deposits made in connection with worker's compensation, unemployment insurance and other social security benefits, statutory obligations, bid, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens imposed by law or arising by operation of law, including, without limitation, landlords', mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens and Liens for master's and crew's wages and other similar maritime Liens, and incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereof; (g) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of the Company or any Subsidiary to conduct its business presently conducted; (h) Liens for taxes or assessments or other governmental charges or levies not yet due and payable, or the validity of which is being contested by the Company or a Subsidiary in good faith and by appropriate proceedings upon stay of execution or the enforcement thereof and for which adequate reserves in accordance with GAAP or other appropriate provision has been made; (i) Liens to secure Indebtedness incurred for the purpose of financing all or a part of the purchase price or construction cost of Property acquired or constructed after the Issue Date; provided that (1) the principal amount of Indebtedness secured by such Liens shall not exceed 100% of the lesser of cost or Fair Market Value of the Property so acquired or constructed plus transaction costs related thereto, (2) such Liens shall not encumber any other assets or Property of the Company or any Subsidiary (other than the proceeds thereof and accessions and upgrades thereto) and (3) such Liens shall attach to such Property no later than 120 days after the date of the completion of the construction or acquisition of such Property; (j) Liens securing Capital Lease Obligations; (k) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (a), (c) and
(d); provided, further, that such Lien does not extend to any other Property of the Company or any Subsidiary and the principal amount of the Indebtedness secured by such Lien is not increased; (l) any rental or lease; (m) leases or subleases of real property to other Persons; (n) Liens securing Permitted Indebtedness described in clause (b) of the definition thereof; (o) judgment liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (p) rights of off-set of banks and other Persons; (q) Liens in favor of the Company or any Guarantor; (r) Liens existing on the Property of an Unrestricted Subsidiary at the time it becomes a Subsidiary; (s) Liens securing Indebtedness under one or more credit or revolving credit facilities with a bank or syndicate of banks or financial institutions or other lenders or securing any permitted refinancing of any such Indebtedness; and (t) other Liens not to exceed an aggregate of $1.5 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means Indebtedness of the Company or any Subsidiary, incurred in exchange for, or the net proceeds of which are used to renew, extend, refinance, refund or repurchase, outstanding Indebtedness of the Company or such Subsidiary; provided that (i) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment (without regard to its being secured) to the Notes, then such new Indebtedness is pari passu with or subordinated in right of payment (without regard to its being secured) to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such new Indebtedness is scheduled to mature at the same time or later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (iii) such new Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iv) such new Indebtedness is in aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) equal to or less than the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees, expenses, and premium, if any, incurred by the Company or such Subsidiary in connection therewith.

     "Permitted Subsidiary Refinancing Indebtedness" means Indebtedness of any Subsidiary, incurred in exchange for, or the net proceeds of which are used to renew, extend, refinance, refund or repurchase, outstanding Indebtedness of such Subsidiary which outstanding Indebtedness was incurred in accordance with, or is otherwise permitted by, the terms of clauses (e), (f) or (g) of the definition of Permitted Indebtedness; provided that (i) such new Indebtedness is scheduled to mature at the same time or later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such new Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iii) such new Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) equal to or less than the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees, expenses, and premium, if any, incurred by the Company or such Subsidiary in connection therewith.

     "Person" means any individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of at least one other class of such Person.

     "Pro Forma Cost Reductions" means the pro forma effect of the cost reduction program implemented by the Company in the fourth quarter of 1997, including (i) eliminating 63 administrative and support positions and consolidating certain administrative functions, (ii) restructuring and renegotiating benefits programs, (iii) renegotiating the Company's insurance premiums to reflect continued improvements in its safety record, (iv) negotiating company-wide procurement contracts in order to take advantage of volume pricing and (v) implementing a new management information system to improve inventory utilization and reduce equipment transportation expenses.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

     "Qualified Equity Offering" means an offering of Capital Stock (other than Redeemable Stock) of the Company for cash, whether pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

     "Qualified Proceeds" means any of the following or any combination of the following: (i) cash, (ii) Cash Equivalents, (iii) assets that are used or useful in a Related Business and (iv) the Capital Stock of any Person engaged in a Related Business, if, in connection with the receipt by the Company or any Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Subsidiary of the Company or any Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Subsidiary of the Company.

     "Redeemable Stock" means, with respect to any Person, any equity security that by its terms or otherwise is required to be redeemed, or is redeemable at the option of the holder thereof, at any time prior to one day following the Stated Maturity of the Notes or is exchangeable into Indebtedness of such Person or any of its subsidiaries.

     "Related Business" means the scaffolding rental, erection and dismantlement business or any business related to the provision of industrial maintenance services and activities incidental to any of the foregoing and any business related or ancillary to any of the foregoing.

     "Replacement Asset" means a Property or asset that is used or is useful in a Related Business.

     "Restricted Investment" means any Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than a Permitted Investment.

     "Restricted Payment" means to (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem, retire or otherwise acquire for value, any Capital Stock of the Company or any Affiliate of the Company, or warrants, rights or options to acquire such Capital Stock, other than (x) dividends payable solely in the Capital Stock (other than Redeemable Stock) of the Company or such Affiliate, as the case may be, or in warrants, rights or options to acquire such Capital Stock and (y) dividends or distributions by a Subsidiary to the Company or to a Subsidiary; (ii) make any principal payment on, or redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity, Indebtedness of the Company or any Subsidiary which is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the Notes; or (iii) make any Restricted Investment in any Person.

     "Sale and Lease-Back Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its subsidiaries.

     "Senior Debt" means any Indebtedness incurred by the Company other than Subordinated Indebtedness.

     "Shareholders Agreement" means that certain Amended and Restated Shareholders Agreement, dated as of September 30, 1996, among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle-Brand Investors, L.P., Rust Industrial Services Inc., DLJ Brand Holdings, Inc., Brand Scaffold Services, Inc. and certain individuals party thereto, as amended, supplemented or otherwise modified from time to time.

     "Significant Subsidiary" means a Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Stated Maturity" when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Subordinated Indebtedness" means any Indebtedness of the Company that is subordinated in right of payment to the Notes, as the case may be, and does not mature prior to one year following the Stated Maturity of the Notes.

     "Subsidiary" or "subsidiary" means, (i) with respect to any Person other than the Company, (x) any corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other subsidiaries of such Person, or by such Person and one or more other subsidiaries of such Person, (y) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interest of which is owned, directly or indirectly, by such Person, or by one or more other subsidiaries of such Person, or by such Person and one or more other subsidiaries of such Person and any limited partnership of which such Person or any subsidiary of such Person is a general partner; and (ii) with respect to the Company, a subsidiary of the Company other than an Unrestricted Subsidiary.

     "Transaction Date" has the meaning specified within the definition of Consolidated Interest Coverage Ratio.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) above, are not callable or redeemable at the option of the issuers thereof; or (iii) depository receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a Depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such Depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such Depository receipt.

     "Unrestricted Subsidiary" means any subsidiary of the Company that the Company has classified as an Unrestricted Subsidiary and that has not been reclassified as a Subsidiary pursuant to the terms of the Indenture.

     "Voting Stock" means with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holder thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

     "WMI Payments" means all payments received by the Company pursuant to that certain Transitional Services Agreement, dated as of September 30, 1996, by and among Brand Scafford Services, Inc., WMI Technologies Inc., Rust International Inc. and Rust Industrial Services, Inc., as amended, supplemented or otherwise modified from time to time.


CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Brand Scaffold Services, Inc., 15450 South Outer Highway 40, #270, Chesterfield, Missouri 63017, Attention: Chief Financial Officer.


BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     Each of the Old Notes was issued in the form of one or more fully registered Old Notes in global form ("Old Global Notes"). All Exchange Notes issued in the Exchange Offer for Old Notes represented by

Old Global Notes will be represented by one or more Exchange Notes in global form (the "Global Exchange Note," and together with the Old Global Notes, the "Global Notes"), which will be deposited with, or on behalf of, the DTC and registered in the name of DTC or its nominee.

     Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form a certificated Exchange Note ("Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or the Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in the Global Exchange Note.

 Global Notes

     Upon deposit of the Global Exchange Note, DTC will credit, on its book-entry registration and transfer system interests in the Global Exchange Note to the accounts of institutions that have accounts with DTC (including Euroclear and Cedel) ("participants"). Ownership of beneficial interests in the Global Exchange Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants' interests) for the Global Exchange Note, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Note.

     So long as DTC, or its nominee, is the registered holder of any Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by such Global Notes for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing Notes in definitive, fully registered form bearing a legend containing the applicable restrictions on transfers ("Definitive Notes") in exchange therefor and will not be considered to be the owners or holders of such Global Notes represented thereby for any purpose under the Notes or the Indenture. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Any payment of principal, interest or Liquidated Damages due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to DTC or its nominee, as the case may be, as the registered owner of the Global Notes representing such Notes in accordance with existing arrangements between the Trustee and DTC.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, interest or Liquidated Damages in respect of the Global Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC. The Company also expects that payment by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     None of the Company, the Trustee, or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global Securities owning through such participants.

     As long as the Notes are represented by a Global Note, DTC's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "Description of Notes--Change of Control." Notice by participants, or by owners of beneficial interests in a Global Note held through such participants, of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a from required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

     Unless and until exchanged in whole or in part for Notes in definitive form in accordance with the terms of the Notes, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of each successor.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

 Definitive Notes

     Upon transfer of Old Notes in definitive, fully registered form bearing a legend containing restrictions on transfers ("Definitive Old Notes") to a Qualified Institutional Buyer, such Definitive Notes will be transferred to the corresponding Old Global Note. Old Global Notes and the Global Exchange Note shall be exchangeable for corresponding Definitive Old Notes and Certificated Exchange Notes, respectively, registered in the name of persons other than DTC or its nominee if (A) DTC (i) notifies the Company that it is unwilling or unable to continue as DTC for any of the Global Notes or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the Notes or (C) the Company executes and delivers to the Trustee an order that the Global Notes shall be so exchangeable. Any Definitive Notes will be issued only in fully registered form and shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any Definitive Notes issued in exchange for a Global Note will be registered in such names and in such denominations as DTC shall request.

 The Clearing System

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

 Settlement

     Investors holding their Notes through DTC will follow settlement practices applicable to United States corporate debt obligations. The Indenture requires that payments in respect of Notes (including principal, premium, interest and Liquidated Damages) be made by wire transfer of same-day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.


REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company has filed the Registration Statement of which this Prospectus is a part, and will commence the Exchange Offer, pursuant to the Registration Rights Agreement.

     If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Notes which are Transfer Restricted Securities notifies the Company prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds Notes acquired directly from the Company or any of the Company's affiliates, the Company will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such holder who provides, the Company with certain information for inclusion in the Shelf Registration Statement.

     For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means each Note until the earliest on the date of which
(i) such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Note has been disposed of in accordance with the Shelf Registration Statement, (iii) such Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" (including delivery of the Prospectus) or (iv) such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides that (i) if the Company fails to file a registration statement with respect to an offer to exchange (the "Exchange Offer Registration Statement") with the Commission on or prior to the 180th day after the date of original issuance of the Old Notes, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 240th day after the date of original issuance of the Old Notes, (iii) if the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file a Shelf Registration Statement and the Company fails to file the Shelf Registration Statement with the Commission on or prior to the 30th day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 60th day after the obligation to file a Shelf Registration Statement arises, or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), the Company agrees to pay to each Holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Transfer Restricted Securities. The Company shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     All accrued Liquidated Damages shall be paid by the Company to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.


                             PLAN OF DISTRIBUTION


     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until January 13, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.


     The Company will not receive any proceeds from any sale of Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Davis Polk & Wardwell.

                         INDEPENDENT PUBLIC ACCOUNTANTS


     The consolidated financial statements of Brand as of December 31, 1996 and 1997 and for the three months ended December 31, 1996 and the year ended December 31, 1997, and the consolidated statements of operations, stockholder's equity and cash flows of Rust for the year ended December 31, 1995 and the nine months ended September 30, 1996 included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing herein.


                             AVAILABLE INFORMATION


     The Company has filed the Registration Statement on Form S-1 (of which this Prospectus is a part) with the Commission under the Securities Act with respect to the Exchange Notes. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission.


     The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copies obtained at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



CONSOLIDATED FINANCIAL STATEMENTS FOR RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES:
Report of Independent Public Accountants ............................................    F-2
Consolidated Statements of Operations for the Year Ended December 31, 1995 and
 the Nine Months Ended September 30, 1996 ...........................................    F-3
Consolidated Statements of Cash Flows for the Year Ended December 31, 1995 and
 the Nine Months Ended September 30, 1996 ...........................................    F-4
Consolidated Statements of Stockholder's Equity for the Year Ended December 31,
 1995 and the Nine Months Ended September 30, 1996 ..................................    F-5
Notes to Consolidated Financial Statements ..........................................    F-6
CONSOLIDATED FINANCIAL STATEMENTS FOR BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES:
Report of Independent Public Accountants ............................................   F-10
Consolidated Statements of Operations for the Three Months Ended December 31,
 1996, the Year Ended December 31, 1997, and the Six Months Ended June 30, 1997
 (unaudited) and 1998 (unaudited) ...................................................   F-11
Consolidated Balance Sheets as of December 31, 1996, 1997, and June 30, 1998
 (unaudited) ........................................................................   F-12
Consolidated Statements of Cash Flows for the Three Months Ended December 31,
 1996, the Year Ended December 31, 1997, and the Six Months Ended June 30, 1997
 (unaudited) and 1998 (unaudited) ...................................................   F-14
Consolidated Statements of Stockholder's Equity (Deficit) for the Three Months
 Ended December 31, 1996, the Year Ended December 31, 1997, and the Six Months
 Ended June 30, 1998 (unaudited) ....................................................   F-15
Notes to Consolidated Financial Statements ..........................................   F-16

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Rust Scaffold Services Inc.:


We have audited the accompanying consolidated statements of operations, stockholder's equity and cash flows of Rust Scaffold Services Inc. and Subsidiaries (a Delaware corporation) for the year ended December 31, 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Rust Scaffold Services, Inc. and subsidiaries for the year ended December 31, 1995, and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.








ARTHUR ANDERSEN LLP



Chicago, Illinois
March 19, 1997

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000'S OMITTED)








                                                                      NINE MONTHS
                                                   YEAR ENDED            ENDED
                                               DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                              ------------------- -------------------
Revenue .....................................      $193,829            $124,769
Operating expenses ..........................       138,968              89,073
                                                   --------            --------
Gross profit ................................        54,861              35,696
Selling and administrative expenses .........        25,807              15,825
                                                   --------            --------
   Operating income .........................        29,054              19,871
Interest expense ............................         9,444               7,872
Interest income .............................        (1,012)               (482)
Other expense, net ..........................           853                 708
                                                   --------            --------
   Pretax income ............................        19,769              11,773
Provision for income taxes ..................         8,300               4,813
                                                   --------            --------
Net income ..................................      $ 11,469            $  6,960
                                                   ========            ========

The accompanying notes to financial statements are an integral part of these statements.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000'S OMITTED)








                                                                                     NINE MONTHS
                                                                  YEAR ENDED            ENDED
                                                              DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                                             ------------------- -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ................................................      $  11,469           $   6,960
 Adjustments to reconcile net income to net cash provided by operating activities --
   Deferred tax provision ..................................          4,348               2,427
   Depreciation and amortization ...........................          8,602               6,669
   Changes in operating assets and liabilities --
    Trade accounts receivable, net .........................          3,979               4,416
    Costs and estimated earnings in excess of billings on
      uncompleted contracts ................................         (1,398)              1,701
    Notes receivable .......................................          2,306               4,797
    Scaffolding ............................................          4,484               2,846
    Accounts payable .......................................            660                (727)
    Accrued expenses .......................................          1,795               2,173
    Billings in excess of costs and estimated earnings on
      uncompleted contracts ................................            261                (504)
    Other ..................................................           (919)             (2,280)
                                                                  ---------           ---------
      Net cash provided by operating activities ............         35,587              28,478
                                                                  ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment .......................        (13,550)             (5,770)
  Proceeds from sales of property and equipment other than
   scaffolding .............................................            101                  64
                                                                  ---------           ---------
      Net cash used for investing activities ...............        (13,449)             (5,706)
                                                                  ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments to Rust Industrial Services Inc., net ...........        (20,440)            (26,962)
                                                                  ---------           ---------
      Net cash used for financing activities ...............        (20,440)            (26,962)
                                                                  ---------           ---------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ...............................................          1,698              (4,190)
CASH AND CASH EQUIVALENTS, beginning of year ...............          2,618               4,316
                                                                  ---------           ---------
CASH AND CASH EQUIVALENTS, end of year .....................      $   4,316           $     126
                                                                  =========           =========

The accompanying notes to financial statements are an integral part of these statements.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                (000'S OMITTED)








                                                                                  NINE MONTHS
                                                               YEAR ENDED            ENDED
                                                           DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                                          ------------------- -------------------
STOCKHOLDER'S EQUITY -- NET INVESTMENT BY RUST
 INDUSTRIAL SERVICES INC., beginning balance ............      $ 150,005           $ 141,374
 Comprehensive Income:
   Net income ...........................................         11,469               6,960
   Translation adjustment ...............................            340                  26
                                                               ---------           ---------
    Comprehensive income ................................         11,809               6,986
 Payments to Rust Industrial Services Inc., net .........        (20,440)            (26,962)
                                                               ---------           ---------
STOCKHOLDER'S EQUITY -- NET INVESTMENT
 BY RUST INDUSTRIAL SERVICES INC.,
 ending balance .........................................      $ 141,374           $ 121,398
                                                               =========           =========

















The accompanying notes to financial statements are an integral part of these statements.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (000'S OMITTED)


1. ORGANIZATION AND BASIS OF PRESENTATION


 Organization

     Rust Scaffold Services Inc. and its Subsidiaries ("RSS" or the "Company") was a Delaware Corporation and was 100% owned by Rust Industrial Services, Inc. ("RIS") which is 100% owned by Rust International Inc. ("RII"). RII is a 60% owned subsidiary of Waste Management Inc. ("WMI") and a 40% owned subsidiary of Wheelabrator Technologies Inc. ("WTI"). On September 30, 1996, a company (the "Newco") formed by DLJ Merchant Banking Partners, L.P. ("DLJMB") and on behalf of DLJMB one or more of its affiliates or other related entities and Carlisle Brand Investors, L.P. (the "Investors") acquired the outstanding securities of the Company. The purchase price of the business was approximately $190 million, which RIS was paid through a combination of cash, notes payable, preferred stock and a 19.9% interest in Newco. Newco operates under the name DLJ Brand Holdings, Inc. ("Holdings").

     The Company provided scaffolding services primarily to refining, chemical, petrochemical and utility industries, and to a lesser extent, pulp and paper plants, nuclear facilities and general commercial clients. In most cases, the Company's scaffolding services were provided in connection with periodic, routine cleaning and maintenance of refineries, chemical plants and utilities, and such services were also performed in connection with new construction projects, plants, nuclear facilities and general commercial clients. The Company provided personnel to erect, modify, move and dismantle scaffolding structures, transport scaffolding to project sites and supervised and managed such activities. In addition, the Company rents, and in some cases, sold scaffolding. The Company maintained a substantial inventory of scaffolding at several locations in various cities in the United States and Canada.

     The Company's services were not rendered to or dependent on any single customer within the industrial or commercial markets and therefore the Company did not believe that a material concentration of credit risk existed, except that one customer accounted for 14% and 21% of revenue for the year ended December 31, 1995 and nine months ended September 30, 1996, respectively.


 Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     As a result of the Company's relationship with WMI and RII, the financial position and results of operations are not necessarily indicative of what they would have been had these relationships not existed. Additionally, these financial statements are not necessarily indicative of the future operations or future financial position of the Company.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 Basis of Presentation

     The accompanying financial statements are prepared on a consolidated basis and include those assets, liabilities, revenues and expenses directly attributable to the operations of the Company. All significant intercompany balances and transactions have been eliminated. The consolidated statements of income reflect substantially all of the Company's costs associated with the normal cost of business. These costs include direct expenses and certain overhead and other expenses incurred by WMI and RII on the Company's behalf. The expenses allocated to the Company and the method of allocation are further discussed in Note 3, "Transactions with Affiliates."

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

 Revenue Recognition

     The Company recognizes contract revenue on the percentage-of-completion basis with losses recognized in full when identified. Changes in project performance and conditions, estimated profitability and final contract settlements may result in future revisions to costs and income. Substantially all of the Company's contracts are completed in less than six months. Other revenues are recognized when the services are performed.


 Foreign Currency

     The assets and liabilities of the Company's foreign subsidiaries, Rust Scaffold Services of Canada, LTD. and JLG Scaffolding, Inc., are translated at the rates of exchange in effect on the balance sheet date while income statement accounts are translated at the average exchange rate in effect during the period. The resulting translation adjustments are charged or credited directly to the Net Investment by Rust Industrial Services Inc. account, as settlement of such intercompany balance is not planned or anticipated in the foreseeable future.


 Cash and Cash Equivalents

     The Company considers all short-term deposits purchased with original maturities of three months or less to be cash equivalents.


 Property and Equipment

     Property and equipment (including major repairs and improvements) are capitalized and stated at cost. Items of an ordinary maintenance or repair nature are charged directly to operations. The cost of property and equipment is depreciated over the estimated useful lives on the straight-line method as follows:



       Buildings ............................   10 to 40 years
       Scaffolding equipment ................   7 to 25 years
       Vehicles and other equipment .........   3 to 20 years
       Leasehold improvements ...............   Life of the applicable lease or life of the
                                                improvement, whichever is shorter

     Depreciation expense for the year ended December 31, 1995 and nine months ended September 30, 1996 is $7,759 and $5,958, respectively.


 Intangible Assets

     Intangible assets relating to acquired businesses consist primarily of the cost of purchased businesses in excess of the market value of net assets acquired ("goodwill") and other covenants. Goodwill is amortized on a straight-line basis over a period not exceeding 40 years. Amortization expense related to intangibles in 1995 and the nine months ended September 30, 1996 amounted to approximately $843 and $711, respectively.


 Impairment of Long-Lived Assets

     During 1995, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). When such events or circumstances indicate the carrying value of an asset may be impaired, the Company recognizes an impairment loss.

     Additionally, the Company measures the realizability of goodwill by the ability of the acquired business to generate current and expected future operating income in excess of annual amortization. If such realizability is in doubt, an adjustment is made to reduce the carrying value of the goodwill.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

     Management has not recognized and does not believe any material impairment losses exist for the year ended December 31, 1995 or the nine months ended September 30, 1996.


 Income Taxes

     The Company is included in the federal income tax return of RII. The deferred tax liabilities in the accompanying balance sheets are calculated as if the Company filed a separate tax return. Income taxes are paid by RII on behalf of the Company, and charges for taxes currently payable are allocated to the Company.


 Operating Leases

     The Company leases various operating and office facilities for various terms. Rents charged to costs and expenses in the statements of income amount to approximately $1,435 for 1995 and $927 for the nine months ended September 30, 1996.


3. TRANSACTIONS WITH AFFILIATES

     WMI, RII and RIS have furnished the services of financial, administrative, legal and certain other corporate staff personnel to the Company. Additionally, RII provides certain retirement and post-retirement benefits to eligible employees of the Company. The costs of such services and benefits are allocated to the Company ratably on the basis of its revenues. The Company believes that the charges for such services and benefits have been calculated on a reasonable basis and that the total amount of costs recognized in the statements of income approximate what its actual costs would have been as a stand alone entity. In 1995 and during the nine months ended September 30, 1996, certain RSS employees participated in a 401(k) Plan and a stock option plan administered by WMI. Such charges for these services and benefits were $1,633 and $1,057 in 1995 and the nine months ended September 30, 1996, respectively, and are included in selling and administrative expenses in the statements of income.

     RIS allocates a portion of its interest expense to the Company based on the ratio which cumulative net cash advances to the Company bears to RIS's cumulative net cash advances to all of its subsidiaries and the value of net tangible assets. Management believes that the allocation of interest expense is representative of financing costs attributable to the Company and that the methodology used to allocate interest expense is reasonable. Intercompany interest expense of $9,444 and $7,872 was allocated to RSS in 1995 and the nine months ended September 30, 1996, respectively.

     RIS also provides worker's compensation and medical insurance coverage to the Company. The Company is allocated charges, which management deems reasonable, for such coverage and at any point in time is fully insured by RIS. The Company paid and provided expense in the amounts of $10,064 and $5,897 for such coverage in the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.


4. INCOME TAXES

     The domestic operations of the Company were included in the consolidated federal income tax return of RII. The Canadian operations of the Company are included in the tax returns of Rust Scaffold Services of Canada, LTD. and JLG Scaffolding, Inc. Income taxes relating to the Company were paid by RII. No tax sharing agreement existed between the Company and RII. Income taxes have been provided in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("FAS 109"). In accordance with FAS 109, deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income calculated in a given year and the bases of assets and liabilities. Deferred income taxes are not provided on undistributed earnings of foreign affiliates because those earnings are considered to be permanently invested. If the reinvested earnings were to be remitted, the U.S. income taxes under current law would be immaterial.

                 RUST SCAFFOLD SERVICES INC. AND SUBSIDIARIES

     Following is a summary of the Company's income tax provision:



                                         FOR THE NINE
                                         MONTHS ENDED
                              1995    SEPTEMBER 30, 1996
                            -------- -------------------
  Currently payable:
   Federal ................  $3,422         $1,615
   State ..................     530            243
                             ------         ------
                              3,952          1,858
  Deferred:
   Federal ................   3,131          2,110
   State ..................     467            317
                             ------         ------
                              3,598          2,427
  Foreign .................     750            528
                             ------         ------
  Total provision .........  $8,300         $4,813
                             ======         ======

     The reconciliation of the statutory federal income tax rate to the effective income tax rate for the year ended December 31, 1995 and the nine months ended September 30, 1996 is as follows:



                                                FOR THE NINE
                                                MONTHS ENDED
                                    1995     SEPTEMBER 30, 1996
                                ----------- -------------------
  Statutory federal income tax
  rate ........................     35.00%          35.00%
  State and local taxes, net of
  federal benefit .............      3.25            3.09
  Amortization of intangible
  assets relating to acquired
  businesses ..................      0.80            1.05
  Other .......................      2.93            1.74
                                    -----           -----
  Effective tax rate ..........     41.98%          40.88%
                                    =====           =====

5. STOCKHOLDER'S EQUITY -- NET INVESTMENT BY RIS


     The Company participates in a centralized cash management program administered by RIS. Cash collected from U.S. operations is remitted to RIS and advances are made by RIS, as needed, to cover the Company's operating expenses and capital requirements. Cash remittances and advances have been recorded to the "Stockholder's Equity -- Net Investment by Rust Industrial Services Inc." account in the accompanying Consolidated Statements of Stockholder's Equity.



6. COMMITMENTS AND CONTINGENCIES


     In the ordinary course of conducting its business, the Company becomes involved in various pending claims and lawsuits. These primarily relate to employee matters. The outcome of these matters is not presently determinable, but in the opinion of management, based on the advice of legal counsel, the resolution of these matters is not anticipated to have a material adverse effect on the financial position or results of operations of the Company.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Brand Scaffold Services, Inc.:


     We have audited the accompanying consolidated balance sheets of Brand Scaffold Services, Inc. and Subsidiaries (a Delaware corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholder's equity (deficit) and cash flows for the three months ended December 31, 1996 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brand Scaffold Services, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the three months ended December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles.








ARTHUR ANDERSEN LLP


St. Louis, Missouri
March 17, 1998

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000'S OMITTED)




                                                       THREE MONTHS                       SIX MONTHS     SIX MONTHS
                                                           ENDED         YEAR ENDED         ENDED           ENDED
                                                       DECEMBER 31,     DECEMBER 31,       JUNE 30,       JUNE 30,
                                                           1996             1997             1997           1998
                                                      --------------   --------------   -------------   ------------
                                                                                         (UNAUDITED)     (UNAUDITED)
Revenue ...........................................      $44,412          $160,660        $ 82,103        $100,655
Operating expenses ................................       34,170           122,638          60,741          76,655
                                                         -------          --------        --------        --------
 Gross profit .....................................       10,242            38,022          21,362          24,000
Selling and administrative expenses ...............        4,743            25,840          11,329          12,269
Nonrecurring start-up expenses ....................           --             2,498           1,239              --
                                                         -------          --------        --------        --------
 Operating income .................................        5,499             9,684           8,794          11,731
Interest expense ..................................        4,504            15,422           7,576           8,359
Interest income ...................................         (195)             (397)           (240)           (104)
                                                         -------          --------        --------        --------
 Pretax income (loss) .............................        1,190            (5,341)          1,458           3,476
Provision for income tax ..........................          525                --              --              --
                                                         -------          --------        --------        --------
 Income (loss) before extraordinary loss ..........          665            (5,341)          1,458           3,476
Extraordinary loss on debt extinguishment, net of
 tax of $0 ........................................           --                --              --           4,329
                                                         -------          --------        --------        --------
 Net income (loss) ................................          665            (5,341)          1,458            (853)
Less accretion of preferred stock dividends .......         (906)           (4,172)         (3,093)         (2,300)
                                                         -------          --------        --------        --------
 Net income (loss) applicable to common stock .....      $  (241)         $ (9,513)       $ (1,635)       $ (3,153)
                                                         =======          ========        ========        ========

The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (000'S OMITTED EXCEPT PER SHARE AMOUNTS)




                                                              DECEMBER 31, 1996   DECEMBER 31, 1997   JUNE 30, 1998
                                                             ------------------- ------------------- --------------
                                                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .................................       $  4,881            $  2,217         $  6,104
 Trade accounts receivable, net of allowance for doubtful
   accounts of $925 in 1996, $1,000 in 1997, and $1,092 in
   June, 1998. .............................................         22,581              23,672           28,786
 Costs and estimated earnings in excess of billings on
   uncompleted contracts ...................................          2,254               2,145            2,047
 Notes receivable, current portion .........................            837                 388              406
 Note receivable from WMI, current portion .................          2,200               2,700            2,800
 Other current assets ......................................          1,949               2,374            2,609
                                                                   --------            --------         --------
   Total current assets ....................................         34,702              33,496           42,752
PROPERTY AND EQUIPMENT:
 Land ......................................................          1,633               1,633            1,633
 Buildings .................................................          1,890               2,097            2,097
 Vehicles and other equipment ..............................          3,576               5,383            6,631
 Scaffolding equipment .....................................        151,289             160,576          167,190
 Leasehold improvements ....................................            497                 790              802
                                                                   --------            --------         --------
 Total property and equipment, at cost .....................        158,885             170,479          178,353
 Less -- Accumulated depreciation and amortization .........          2,684              14,938           21,152
                                                                   --------            --------         --------
   Total property and equipment, net .......................        156,201             155,541          157,201
                                                                   --------            --------         --------
OTHER ASSETS:
 Deferred financing costs, net .............................          6,544               5,575            5,664
 Note receivable from WMI, net of current portion ..........          4,875               2,175              725
 Notes receivable, net of current portion ..................          1,944                 756              599
                                                                   --------            --------         --------
   Total other assets ......................................         13,363               8,506            6,988
                                                                   --------            --------         --------
TOTAL ASSETS ...............................................       $204,266            $197,543         $206,941
                                                                   ========            ========         ========

The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (000'S OMITTED EXCEPT PER SHARE AMOUNTS)




                                                                    DECEMBER 31, 1996   DECEMBER 31, 1997   JUNE 30, 1998
                                                                   ------------------- ------------------- --------------
                                                                                                             (UNAUDITED)
LIABILITIES AND STOCKHOLDER'S
 EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Revolving loan ..................................................      $      --           $   4,500        $      --
 Current maturities of long term debt ............................          8,250               9,500            3,500
 Accounts payable ................................................          2,562               4,186            3,938
 Accrued expenses --
   Payroll and related accruals ..................................          5,291               3,945            3,672
   Workers compensation and health benefit liabilities ...........            795               3,717            5,584
   Other .........................................................          4,512               2,696            6,643
 Billings in excess of costs and estimated earnings on
   uncompleted contracts .........................................            636                 745              663
                                                                        ---------           ---------        ---------
    Total current liabilities ....................................         22,046              29,289           24,000
                                                                        ---------           ---------        ---------
LONG-TERM DEBT ...................................................        149,750             140,250          156,000
                                                                        ---------           ---------        ---------
DEFERRED INCOME TAXES ............................................          2,317               2,040            1,995
                                                                        ---------           ---------        ---------
COMMITMENTS AND CONTINGENCIES ....................................
14.5% SENIOR EXCHANGEABLE PREFERRED STOCK,
 $0.01 par value, 1,250,000 shares authorized, 1,042,460
 issued and outstanding ..........................................         25,906              31,140           33,439
                                                                        ---------           ---------        ---------
STOCKHOLDER'S EQUITY (DEFICIT):
 Common Stock, $0.01 par value, 100 shares authorized,
   issued and outstanding ........................................             --                  --               --
 Paid-in capital .................................................         17,604              18,477           18,477
 Receivable from sale of Holdings' Common Stock ..................             --                (336)            (336)
 Predecessor basis adjustment ....................................        (13,038)            (13,038)         (13,038)
 Cumulative translation adjustment ...............................            (78)               (525)            (689)
 Accumulated deficit .............................................           (241)             (9,754)         (12,907)
                                                                        ---------           ---------        ---------
 Total stockholder's equity (deficit) ............................          4,247              (5,176)          (8,493)
                                                                        ---------           ---------        ---------
    Total liabilities and stockholder's equity (deficit) .........      $ 204,266           $ 197,543        $ 206,941
                                                                        =========           =========        =========

The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000'S OMITTED)




                                                                  THREE MONTHS                       SIX MONTHS     SIX MONTHS
                                                                      ENDED         YEAR ENDED         ENDED           ENDED
                                                                  DECEMBER 31,     DECEMBER 31,       JUNE 30,       JUNE 30,
                                                                      1996             1997             1997           1998
                                                                 --------------   --------------   -------------   ------------
                                                                                                    (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income (loss) ...........................................      $    665        $  (5,341)       $  1,459             (853)
 Adjustments to reconcile net income (loss) to net
  cash provided by (used for) operating activities --
  Deferred tax provision .....................................           420             (167)             --               --
  Depreciation and amortization ..............................         3,567           13,294           6,358            6,788
  Extraordinary loss .........................................            --               --              --            4,329
  Changes in operating assets and liabilities --
  Trade accounts receivable, net .............................         1,960           (1,513)         (1,613)          (5,114)
  Costs and estimated earnings in excess of billings
    on uncompleted contracts .................................        (1,643)             109           1,391               98
  Notes receivable ...........................................           176            1,973             343              137
  Scaffolding ................................................           868            4,540           2,103            2,167
  Accounts payable ...........................................           737            1,624             414             (249)
  Accrued expenses ...........................................        (1,182)          (1,609)         (2,473)           6,836
  Billings in excess of costs and estimated earnings
    on uncompleted contracts .................................          (562)             109             120              (82)
  Other ......................................................           (40)          (1,036)         (2,202)          (2,105)
                                                                    --------        ---------        --------           ------
     Net cash provided by (used for) operating
      activities .............................................         4,966           11,983           5,900           11,952
                                                                    --------        ---------        --------           ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..........................        (1,642)         (14,733)         (6,549)          (9,868)
 Receipts on note receivable from WMI ........................           363            2,200           1,100            1,350
 Proceeds from sales of property and equipment other
  than scaffolding ...........................................           (17)              37              36                4
                                                                    --------        ---------        --------           ------
     Net cash used for investing activities ..................        (1,296)         (12,496)         (5,413)          (8,514)
                                                                    --------        ---------        --------           ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt ................................            --               --              --          130,000
 Payments of long-term debt ..................................        (2,000)          (8,250)         (4,000)        (120,250)
 Borrowings/(Payments) of revolving loans ....................            --            4,500              --           (4,500)
 Debt issuance financing costs ...............................            --               --              --           (4,799)
 Issuance of preferred stock .................................            --            1,062              --               --
 Capital contribution from Holdings ..........................            --              873              --               --
 Receivable from sale of Holdings' common stock ..............            --             (336)             --               --
                                                                    --------        ---------        --------         --------
     Net cash (used for) provided by financing
      activities .............................................        (2,000)          (2,151)         (4,000)             451
                                                                    --------        ---------        --------         --------
INCREASE/(DECREASE) IN CASH AND CASH
 EQUIVALENTS .................................................         1,670           (2,664)         (3,513)           3,887
CASH AND CASH EQUIVALENTS, beginning of
 period ......................................................         3,212            4,881           4,881            2,217
                                                                    --------        ---------        --------         --------
CASH AND CASH EQUIVALENTS, end of period .....................      $  4,881        $   2,217        $  1,368       $    6,104
                                                                    ========        =========        ========       ==========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Interest paid ...............................................      $  3,016        $  14,138        $  6,979       $    3,786
 Income taxes paid ...........................................            --              113              --               --
                                                                    ========        =========        ========       ==========
NONCASH TRANSACTIONS:
 Paid in-kind accretion of preferred stock dividends .........      $    906        $   4,172        $  3,093       $    2,299
 Receipt of scaffolding as payment in lieu of cash on
  accounts receivable ........................................            --              422              --               --
                                                                    ========        =========        ========       ==========

The accompanying notes to financial statements are an integral part of these statements.

                BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                    (000'S OMITTED EXCEPT PER SHARE AMOUNTS)


                                   COMMON STOCK                   RECEIVABLES
                                ------------------  ADDITIONAL     FROM SALE
                                                       PAID-     OF HOLDING'S
                                 SHARES   DOLLARS   IN CAPITAL   COMMON STOCK
                                -------- --------- ------------ --------------
Balance, October 1, 1996 ......   100       $ --      $17,604       $   --
Comprehensive Income:
 Net income ...................
 Translation Adjustment .......
 Comprehensive income .........
Paid-in-kind accretion of
 preferred dividends ..........
Balance, December 31, 1996.....   100         --       17,604           --
Comprehensive Income:
 Net income (loss) ............
 Translation Adjustment .......
 Comprehensive income .........
Paid-in-kind accretion of
 preferred dividends ..........
Capital contribution from
 DLJ Brand Holdings, Inc. .....                           873
Issuance of prommissory
 notes from officers and
 employees ....................                                       (336)
                                                                    ------
Balance, December 31, 1997.....   100         --       18,477         (336)
Comprehensive Income/Loss:
 Net income (loss) ............
 Translation Adjustment .......
 Comprehensive income .........
Paid-in-kind accretion of
 preferred dividends ..........
Balance, June 30, 1998
 (unaudited) ..................   100       $ --      $18,477       $ (336)
                                  ===       ====      =======       ======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                 PREDECESSOR     COMPRE-                   CUMULATIVE
                                    BASIS        HENSIVE     ACCUMULATED   TRANSLATION
                                  ADJUSTMENT   INCOME/LOSS     DEFICIT     ADJUSTMENT     TOTAL
                                ------------- ------------- ------------- ------------ -----------
Balance, October 1, 1996 ......   $ (13,038)                  $      --      $   --     $  4,566
Comprehensive Income:
 Net income ...................                 $    665            665                      665
 Translation Adjustment .......                      (78)                       (78)         (78)
                                                --------
 Comprehensive income .........                 $    587
                                                ========
Paid-in-kind accretion of
 preferred dividends ..........                                    (906)                    (906)
                                                                                        --------
Balance, December 31, 1996.....     (13,038)                       (241)        (78)       4,247
Comprehensive Income:
 Net income (loss) ............                 $ (5,341)        (5,341)                  (5,341)
 Translation Adjustment .......                     (447)                      (447)        (447)
                                                --------
 Comprehensive income .........                 $ (5,788)
                                                ========
Paid-in-kind accretion of
 preferred dividends ..........                                  (4,172)                  (4,172)
Capital contribution from
 DLJ Brand Holdings, Inc. .....                                                              873
Issuance of prommissory
 notes from officers and
 employees ....................                                                             (336)
                                                                                        --------
Balance, December 31, 1997.....     (13,038)                     (9,754)       (525)      (5,176)
Comprehensive Income/Loss:
 Net income (loss) ............                 $   (853)          (853)                    (853)
 Translation Adjustment .......                     (164)                      (164)        (164)
                                                --------
 Comprehensive income .........                 $ (1,017)
                                                ========
Paid-in-kind accretion of
 preferred dividends ..........                                  (2,300)                  (2,300)
                                                              ---------                 --------
Balance, June 30, 1998
 (unaudited) ..................   $ (13,038)                  $ (12,907)     $ (689)    $ (8,493)
                                  =========                   =========      ======     ========

The accompanying notes to financial statements are an integral part of this statement.

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The financial statements included herein for the periods ended June 30, 1997 and 1998 have been prepared by the Company without audit. In the opinion of management, all adjustments have been made which are of a normal recurring nature necessary to present fairly the Company's financial position as of June 30, 1997 and June 30, 1998 and the results of operations, changes in stockholder's equity and cash flows for the three months then ended. Certain information and footnote disclosures have been condensed or omitted for these periods. The results for interim periods are not necessarily indicative of results for the entire year.


1. ORGANIZATION AND BUSINESS

     Brand Scaffold Services, Inc. (a Delaware corporation) and its subsidiaries (the "Company") are 100% owned by DLJ Brand Holdings, Inc. ("Holdings"). Holdings is owned 65.5% by Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), 9.3% by Carlisle Enterprises, L.P. ("Carlisle"), 18.6% by Rust International Inc. ("Rust") through its wholly owned subsidiary Rust Industrial Services Inc. ("RIS") and 6.5% by the directors, officers and employees of the Company. Rust is a subsidiary of Waste Management, Inc. ("WMI").

     The Company believes it operates in one segment. The Company provides scaffolding services primarily to refining, chemical, petrochemical and utility industries, and to a lesser extent, pulp and paper plants, nuclear facilities and general commercial clients. Scaffolding services are typically provided in connection with periodic, routine cleaning and maintenance of refineries, chemical plants and utilities, as well as for new construction projects. The Company provides personnel to erect and dismantle scaffolding structures, transport scaffolding to project sites and supervise and manage such activities. In addition, the Company rents and occasionally sells scaffolding that is classified as property and equipment on the consolidated balance sheet. The Company maintains a substantial inventory of scaffolding in the United States and Canada.

     The Company's services are not rendered to or dependent on any single customer within the industrial or commercial markets and therefore the Company does not believe that a material concentration of credit risk exists, except that one customer accounted for 18.0% and 16.9% of revenues for the three months ended December 31, 1996, and for the year ended December 31, 1997, respectively.


2.  PURCHASE TRANSACTION

     On September 30, 1996, the Company, a newly formed entity created by the merchant banking group of DLJ, purchased the net assets of Rust Scaffold Services, Inc. and its subsidiaries, which were direct and indirect subsidiaries of Rust (the "Acquisition"). The purchase price approximated the fair values of the net tangible assets acquired. The Company paid Rust the following, at fair values (in thousands):



   Cash ................................................................    $178,038
   199,000 shares of senior exchangeable preferred stock (see Note 9) ..       4,975
   2,487,500 shares of common stock of Holdings (see Note 11) ..........       2,487
   Subordinated note (see Note 6) ......................................       4,800
                                                                            --------
                                                                            $190,300
                                                                            ========

     To fund the Acquisition, on September 30, 1996, the Company entered into a $190 million credit agreement (the "Credit Agreement") with Bank of America Illinois and DLJ Capital Funding pursuant to which the Company borrowed $160 million. On November 21, 1996, in accordance with the Credit Agreement, such borrowings were placed with various financial institutions. The Acquisition was

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

accounted for using the purchase method. As a result, the assets and liabilities of the Company were recorded at their approximate fair values as of October 1, 1996. As part of the Acquisition, Rust retained liability for certain tax, legal, environmental and other contingencies related to periods prior to October 1, 1996.

     The Company recorded a liability of approximately $1,200,000 on October 1, 1996, as part of the acquisition cost in connection with management's decision to exit and relocate certain offices and to involuntarily terminate or relocate certain employees. The Company substantially completed its restructuring activities in 1997. Charges to the liability were $900,000 for the year ended December 31, 1997. As of December 31, 1997, the balance of the liability was $100,000.

     As indicated above, on the date of the purchase, Rust retained a 19.9% interest in the Company. Accordingly, a "Predecessor Basis Adjustment" of $13,038,000 was recorded to the acquired assets and stockholder's equity reflecting Rust's historical carrying value of its retained ownership interest in the sold assets.

     The following table presents pro forma information for the Company for the year ended December 31, 1996 assuming the acquisition had taken place on January 1, 1996 (in thousands).




                         UNAUDITED
  Revenue .............  $169,181
  Net Income ..........     3,352

     The pro forma amounts have been derived from the results for Rust Scaffold Services, Inc. for the nine months ended September 30, 1996 and for the Company for the three months ended December 31, 1996 plus certain adjustments: an increase of interest expense of $3,470,000 and an increase in depreciation and amortization of $4,218,000, as well as the related tax impact. These amounts are not necessarily indicative of the results the Company would have achieved for the full year had the Acquisition occurred on January 1, 1996.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

     The accompanying financial statements are prepared on a consolidated basis and include those assets, liabilities, revenues and expenses directly attributable to the operations of the Company. All significant intercompany balances and transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


REVENUE RECOGNITION

     The Company recognizes contract revenue on the percentage-of-completion basis with losses recognized in full when identified. Changes in project performance and conditions, estimated profitability and final contract settlements may result in future revisions to costs and income. Substantially all of the Company's contracts are completed in less than six months. Other revenues are recognized when the services are performed.

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

RENTAL AND SALES OF SCAFFOLDING

     For the three months ended December 31, 1996 and the year ended December 31, 1997, revenues from the rental of scaffolding were $11,230,000 and $40,847,000, respectively. For the six months ended June 30, 1997 and June 30, 1998, such revenues were $20,392,000 (unaudited) and $24,591,000 (unaudited), respectively.

     The Company periodically sells scaffolding to third parties, primarily to its rental customers. The Company recognizes revenue for the proceeds of such sales and records as operating expense the net book value of the scaffolding. Net book value is determined, assuming the oldest scaffolding is sold first, as the Company maintains inventory records on a group basis. Revenues and gross profit from sales of scaffolding were $1,395,000 and $567,000, respectively, for the three months ended December 31, 1996; $7,714,000 and $3,174,000, respectively for the year ended December 31, 1997; $3,524,000 (unaudited) and $1,421,000 (unaudited), respectively, for the six months ended June 30, 1997 and $3,304,000 (unaudited) and $1,137,000 (unaudited), respectively for the six months ended June 30, 1998.


CASH AND CASH EQUIVALENTS

     The Company considers all short-term deposits purchased with original maturities of three months or less to be cash equivalents.


PROPERTY AND EQUIPMENT

     Property and equipment (including major repairs and improvements that extend the useful life of the asset) are capitalized and stated at cost. Ordinary maintenance and repairs of equipment are charged to expense. The cost of property and equipment is depreciated over the estimated useful lives on the straight-line method as follows:



   Buildings ............................   10 to 40 years
   Vehicles and other equipment .........    3 to 20 years
   Scaffolding equipment ................    3 to 25 years
   Leasehold improvements ...............   Life of the applicable lease or life of the
                                            improvement, whichever is shorter

     For the three months ended December 31, 1996 and the year ended December 31, 1997, depreciation expense was $2,899,000 and $12,325,000, respectively. For the six months ended June 30, 1997 and June 30, 1998, such expense was $5,873,000 (unaudited) and $6,408,000 (unaudited), respectively.


DEFERRED FINANCING COSTS

     In connection with the Acquisition, the Company deferred financing costs totaling $7,212,000. Of this amount, $588,000 was allocated to borrowings for the period October 1, 1996, to November 21, 1996, and was charged to expense during that period. The remaining $6,624,000 was allocated to the borrowings described in Note 6 and are being amortized over the life of the Credit Agreement. In 1998, the Company recorded an extraordinary loss of $4.3 million to write off deferred financing costs related to the early extinguishment of debt (see Note 6). For the three months ended December 31, 1996 and the year ended December 31, 1997, amortization of deferred financing costs, included in interest expense, was $668,000 and $969,000, respectively. For the six months ended June 30, 1997 and June 30, 1998, such amortization expense was $485,000 (unaudited) and $380,000 (unaudited), respectively. Accumulated amortization was $969,000 and $1,637,000 as of December 31, 1996 and December 31, 1997,
respectively. In connection with the February 1998 issuance of senior notes, the Company paid financing fees and expenses of $4.4 million, which were deferred and are being amortized over 10 years. Of these fees, $3.9 million related to commissions.

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS


     Through February 1998, the Company used an interest rate collar to hedge its exposure to interest rate fluctuations. The collar has the effect of establishing a maximum and a minimum interest rate on a portion of the Company's underlying variable rate debt obligations. The maximum and minimum interest rates associated with the interest rate collar are 8.50% and 5.69%, respectively, and the notional amount at December 31, 1997 was $75 million. In 1997, the existence of this hedge had no impact on the financial position, results of operations or cash flows of the Company.


ASSET IMPAIRMENT


     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value.


FOREIGN OPERATIONS


     The assets and liabilities of the Company's wholly owned foreign subsidiary, Brand Scaffold Services of Canada, Inc. are translated at the rates of exchange in effect on the balance sheet date while income statement accounts are translated at the average exchange rate in effect during the period. The resulting translation adjustments are charged or credited to the cumulative translation adjustment account. Revenues from the Canadian operation and scaffolding equipment in Canada are less than 10% of the consolidated totals for the Company.


RECLASSIFICATIONS


     Certain reclassifications have been made to the December 31, 1996 financial statements to conform with the December 31, 1997 presentation.


4. NOTES RECEIVABLE


     Notes receivable result from scaffolding sales. As of December 31, 1996 and December 31, 1997, approximately $2,781,000 and $991,000 of such notes maturing in 3-5 years were outstanding with interest rates ranging from 9.75% to 11.00% and 8% to 10.25%, respectively.


5. INCOME TAXES


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes are not provided on undistributed earnings of the Company's foreign subsidiary because those earnings are considered to be permanently invested. If the reinvested earnings were to be remitted, the U. S. income taxes under current law would be immaterial.


     For the three months ended December 31, 1996, the Company's income tax provision consisted of deferred domestic taxes of $420,000 and current foreign taxes of $105,000. For the year ended December 31, 1997, such provision consisted of a deferred domestic tax benefit of $287,000, current foreign tax expense of $167,000 and deferred foreign tax expense of $120,000.

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The reconciliation of the statutory federal income tax (benefit) expense on the Company's pretax income (loss) to the actual provision for income taxes for the three months ended December 31, 1996 and the year ended December 31, 1997, are as follows (in thousands):



                                                 THREE MONTHS ENDED        YEAR ENDED
                                                  DECEMBER 31, 1996     DECEMBER 31, 1997
                                                --------------------   ------------------
Statutory federal income taxes ................         $417                $ (1,869)
State and local taxes, net of federal .........           45                    (174)
Foreign taxes .................................           35                     287
Valuation allowance ...........................           --                   1,918
Other .........................................           28                    (162)
                                                        ----                --------
 Provision for income taxes ...................         $525                $     --
                                                        ====                ========

     The components of the net deferred tax liability as of December 31, 1996 and 1997, are as follows (in thousands):



                                                    1996           1997
                                                -----------   -------------
   DEFERRED TAX ASSETS--
    Accrued liabilities .....................    $  2,061       $   3,152
    Property and equipment ..................       1,641              --
    Net operating loss carryforward .........       1,989          26,371
    Valuation allowance .....................      (5,178)         (7,096)
                                                 --------       ---------
     Deferred tax assets ....................    $    513       $  22,427
                                                 ========       =========
   DEFERRED TAX LIABILITIES--
    Note receivable from WMI ................    $ (2,830)      $  (1,950)
    Property and equipment ..................          --         (22,517)
                                                 --------       ---------
     Deferred tax liabilities ...............    $ (2,830)      $ (24,467)
                                                 ========       =========

The Company is required to record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 1997, a valuation allowance of $7,096,000 was recorded, which increased $1,918,000 for the year ended December 31, 1997.

     At December 31, 1996 and December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of $4,972,000 and $65,928,000 which expire in 2012 and 2013, respectively.


6. DEBT AND BORROWING ARRANGEMENTS

     At December 31, 1996, December 31, 1997, and June 30, 1998 long term debt consisted of the following (in thousands):



                                                                          JUNE 30,
                                       DECEMBER 31,     DECEMBER 31,        1998
                                           1996             1997         (UNAUDITED)
                                      --------------   --------------   ------------
   Term Loans .....................      $158,000         $149,750        $ 29,500
   10 1/4% Senior Notes ...........            --               --         130,000
     Less Current Portion .........         8,250            9,500           3,500
                                         --------         --------        --------
   Long-Term Debt .................      $149,750         $140,250        $156,000
                                         ========         ========        ========

     In 1996, in connection with the Acquisition, the Company entered into a Credit Agreement which provides for Term Loan Commitments under Senior Secured Credit facilities totaling $160 million, and a Revolving Loan Commitment totaling $30 million. In February 1998, the Company issued $130 million of 10 1/4% Senior Notes due February 2008. The offering was underwritten by DLJ. The proceeds of this offering were used to repay $120 million of the Term Loans outstanding under the Credit Agreement. In

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

addition, in February 1998, the Company amended the Credit Agreement to reduce the total facility to $60 million. This amendment included revisions to certain covenant requirements. In connection with the Credit Agreement, the Company incurred administrative and commitment fees for the three months ended December 31, 1996 and for the year ended December 31, 1997, such costs, included in interest expense, were $60,000 and $216,000, respectively. Long-term debt outstanding as Term Loans as of June 30, 1998 (unaudited) are due in quarterly installments which total in each year as follows (in thousands):



                                      1998
                                  ------------
                                   (UNAUDITED)
   1998 (Nine Months) .........      $ 1,000
   1999 .......................        5,000
   2000 .......................        6,000
   2001 .......................        8,500
   2002 .......................        9,000
                                     -------
                                     $29,500
                                     =======

     Interest rates are determinable under the Credit Agreement based upon certain market "Base Rates" or LIBOR, plus an "Applicable Margin" of between 1.75% to 3.5%. The Applicable Margins for Tranche B and Tranche C loans are fixed while those for Tranche A loans ($58,250,000 and $51,000,000 as of December 31, 1996 and December 31, 1997, respectively) vary based, generally, on earnings performance. The average interest rate under Term Loans in effect during the three months ended December 31, 1996 and the year ended December 31, 1997 was 9.59% and 8.90%, respectively. Such rates at June 30, 1997 and June 30, 1998 were 8.8% (unaudited) and 8.9% (unaudited), respectively. Interest expense on the Term Loans for the three months ended December 31, 1996 and for the year ended December 31, 1997 was $3,836,000 and $13,984,000, respectively.

     Revolving loan commitents equal an amount based upon an eligible borrowing base, as defined, with a maximum available limit of $30 million. The loan expires September 30, 2002, and interest rates are based on certain market "Base Rate" or LIBOR plus a margin of between 1.75% and 3.5% (generally based on earnings performance). At December 31, 1996 and December 31, 1997, the available borrowing base (which is net of outstanding borrowings) was $6,842,000 and $13,136,000, respectively. At June 30, 1997 and June 30, 1998, such base was $13,944,000 (unaudited) and $14,024,000 (unaudited), respectively. As of December 31, 1996 and December 31, 1997, amounts borrowed under the revolving loan commitments were $0 and $4,500,000, respectively. As of June 30, 1997 and June 30, 1998, such amounts were $0 (unaudited) and $0 (unaudited), respectively. Any borrowings under the revolving loan commitment in excess of $10 million must be repaid once per year, in accordance with the Credit Agreement. Interest expense on the revolving loan for the three months ended December 31, 1996 and the year ended December 31, 1997, was $0 and $119,000, respectively. For the six months ended June 30, 1997 and June 30, 1998, such interest expense was $18,000 (unaudited) and $7,000 (unaudited), respectively.

     Substantially all assets of the Company are pledged as collateral for the facilities described above. In addition, the Company is required to comply with various affirmative and negative covenants, including financial covenants requiring certain levels of net worth to be maintained and the achievement of certain financial ratios. The Company was not in compliance with certain covenants under the Credit Agreement for the quarter ended December 31, 1997. Waivers have been obtained from the lenders for such violations. The waivers related to financial covenants contained in the Credit Agreement which, as of December 31, 1997, required the Company to maintain (i) a Leverage Ratio (as defined in the Credit Agreement) no greater than 4.60:1, (ii) an Interest Coverage Ratio (as defined in the Credit Agreement) of at least 2.25:1 and
(iii) a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of at least 1.15:1. The waivers became effective upon the execution by the Company and the Required Lenders. In

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

order to induce the Lenders to grant the waivers, (a) the Company certified that the representations and warranties set forth in Article VI of the Credit Agreement and in the Loan Documents were true and correct as of the date of the waivers and (b) the Company represented and warranted that, after giving effect to the waivers, no default or event of default had occurred or was continuing as of the date of the waivers.

     As part of the Acquisition, the Company issued a Subordinated Note (the Subordinated Note) to Rust totaling $14.5 million due 2008. The Subordinated Note was recorded at its fair value of $4.8 million, assuming an effective interest rate of 18% per annum. On September 30, 1996, Holdings assumed all obligations under the Subordinated Note by making a capital contribution to the Company of $4.8 million, which is included in paid-in capital of the Company. Because Holdings has no revenue generating activities, other than its ownership of the Company, it is likely that the Company's cash flows will service all or part of Holding's obligation under the Subordinated Note. Subject to certain conditions, Holdings has the option of paying interest, calculated annually, through the issuance of additional Subordinated Notes in lieu of cash. Additionally, based on Holdings' financial performance, the Subordinated Note's interest and principal payments may be delayed or accelerated. As a result of interest accretion, Holding's carrying amount of the Subordinated Note is approximately $5,965,000 and $5,055,000 as of December 31, 1997 and 1996,
respectively. No principal or interest cash payments have been made during 1997.


7. LEASE OBLIGATIONS

     The Company leases a portion of its operating and office facilities under operating leases. For the three months ended December 31, 1996 and the year ended December 31, 1997, rent expense was approximately $271,000 and $1,334,000, respectively. The non-cancelable rental obligations as of December 31, 1997, are as follows:




                              1997
                           ---------
   1998 ................    $1,529
   1999 ................     1,166
   2000 ................       831
   2001 ................       703
   2002 ................       508
   Thereafter ..........       692
                            ------
     Total .............    $5,429
                            ======

8. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of conducting its business, the Company becomes involved in various pending claims and lawsuits. These primarily relate to employee matters. The outcome of these matters is not presently determinable, however, in the opinion of management, based on the advice of legal counsel, the resolution of these matters is not anticipated to have a material adverse effect on the financial position or results of operations of the Company.

     The Company has available Letter of Credit Commitments in an amount not to exceed $15 million, of which $3,651,000 and $6,751,000 was outstanding with Bank of America at December 31, 1996 and December 31, 1997, respectively. At June 30, 1997 and June 30, 1998, such amounts were $3,651,000 (unaudited) and $7,101,000 (unaudited), respectively. For the three months ended December 31, 1996 and the year ended December 31, 1997, the Company paid fees related to such commitments (included in interest expense) of $20,000 and $134,000, respectively. For the three months ended June 30, 1997 and June 30, 1998, such fees were $28,000 (unaudited) and $54,000 (unaudited), respectively.

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. SENIOR EXCHANGEABLE PREFERRED STOCK

     The Company has authorized 1,250,000 shares and has issued and outstanding 1,042,460 of Senior Exchangeable Preferred Stock (the "Senior Preferred Stock"). The Senior Preferred Stock is mandatorily redeemable on September 30, 2007, at a redemption price equal to aggregate liquidation value plus unpaid dividends. The liquidation value of each share of Senior Preferred Stock is $25 at issuance. Dividends are calculated quarterly on the liquidation value of such shares at 14.5% annually. For the five- year period ended September 30, 2001, such dividends accrete on a compounded basis and increase the liquidation value. Dividends are payable in cash subsequent to this date. For the three months ended December 31, 1996 and the year ended December 31, 1997, dividends of $906,250 and $4,172,000 were accreted. For the six months ended June 30, 1997 and June 30, 1998, such accreted amounts were $3,093,000 (unaudited) and $2,300,000 (unaudited), respectively. As a result, the loss attributable to common stockholders for the three months ended December 31, 1996 and the year ended December 31, 1997 was $241,000 and $9,513,000, respectively. For the six months ended June 30, 1997 and June 30, 1998, such income (loss) was $(1,635,000) (unaudited) and $(3,153,000) (unaudited), respectively.

     The Senior Preferred Stock carries no voting rights, but its holders have certain defined rights upon certain events occurring. In the event of a change in control of the Company, each holder of Senior Preferred Stock will have the right to require the Company to repurchase its shares at 101% of the liquidation value. The Company may redeem the Senior Preferred Stock at certain premiums to the liquidation value at any time after September 30, 2001 or upon the occurrence of an initial public offering of the Company's common stock prior to September 30, 1999. Additionally, at the option of the Company, the Senior Preferred Stock is exchangeable into 14.5% Subordinated Exchange Debentures due 2007, under certain conditions.


10. STOCKHOLDER'S EQUITY

     The Company has authorized, issued and outstanding 100 shares of $.01 par common stock. All of the common stock of the Company is owned by Holdings.


11. PARENT COMPANY TRANSACTIONS

     Holdings has authorized 15,000,000 shares and issued and outstanding 13,373,356 shares of $.01 par common stock.

     As part of the Acquisition, on September 30, 1996, Holdings and Carlisle agreed upon a grant of options to Carlisle (the "Carlisle Options") to acquire 918,750 shares of Holdings' common stock. The Carlisle Options fall into three categories, each with different vesting terms: time based, performance based, and path dependent (for which vesting is contingent upon certain measurements of the value of the Company). Substantially all of the value of the Carlisle Options was considered a cost of the Acquisition and pushed down to the Company's financial statements.

     In 1997, Holdings made a capital contribution to the Company of $873,356, representing cash and notes received by the Company from the sale of Holdings' common stock to certain directors, officers and employees of the Company. At December 31, 1997, certain officers and employees of the Company have outstanding promissory notes in the aggregate amount of $336,000, which were issued to the Company as consideration for a portion of the above Holdings' common stock. Such outstanding amounts were $336,000 (unaudited) at June 30, 1997 and June 30, 1998, respectively. The notes earn interest at 7.03% and mature on 2002. These notes are secured by shares owned by such officers and employees.

     In 1997, the Board of Directors of Holdings approved a stock option plan for key employees of the Company. During 1997, Holdings granted certain employees options to acquire 957,000 shares of Holding's common stock. The options were granted with an exercise price of $1.00 per share which

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

management believes approximated the fair value of Holdings' common stock at the date of grant. The options vest over a maximum of ten years or a minimum of five years provided certain performance criteria are met. Unvested options are subject to forfeiture, upon employee termination, as defined. Additionally, any shares acquired upon exercise are subject to repurchase rights of the Company upon termination of employment, as defined. Upon a change of control, as defined, all unvested options will vest. In 1997, no options were canceled or exercised. The Company adopted the disclosure-only option under SFAS 123 "Accounting for Stock Based Compensation" ("SFAS 123"). The Company accounts for employee stock options under APB Opinion 25, as permitted under generally accepted accounting principles. Accordingly, no compensation cost has been recognized in the accompanying financial statements related to these options. Had compensation cost for these options been determined consistent with SFAS 123, the Company's net loss would reflect the following (in thousands):




                                YEAR ENDED
                             DECEMBER 31, 1997
                            ------------------
   Net loss
    As reported .........        $ (5,341)
    Pro forma ...........          (5,384)

     The fair value of each option is estimated on the date of grant based using the Black-Scholes option pricing model with the following weighted-average assumptions: a risk-free interest rate of 6.5%; a 0% dividend yield; an average expected life of seven years. The fair value of options granted during 1997 was calculated to be $0.45 per option.

     In accordance with the Shareholder's Agreement of Holdings, in the event any shareholder desires to transfer any shares of Holdings to a third party prior to September 30, 2001, such shareholders must first offer such shares to the other shareholders. Also, certain shareholders engaged in a transfer of shares to a third party have the right to compel the other shareholders to sell a proportionate share of their holdings to the third party, as defined.


12. RELATED PARTY TRANSACTIONS

     Certain shareholders of Holdings receive a quarterly Management Advisory Fee in return for management, advisory and other services rendered. Such fees totaled $125,000 and $500,000 for the three months ended December 31, 1996 and the year ended December 31, 1997, respectively.

     In connection with the Acquisition, the Company entered into a Transitional Services Agreement with WMI and Rust. In consideration of certain services to be rendered by the Company and the licenses and preferred customer status granted by the Company, WMI shall pay to the Company $725,000 per quarter through September 30, 1999 ($8.7 million in total). The Company recorded $7,437,500 as a note receivable from WMI in purchase accounting. The balance of $1,262,500 is being accounted for as a reduction to the Company's operating expenses in the period the aforementioned services are provided. For the three months ended December 31, 1996 and the year ended December 31, 1997, the Company received $725,000 and $2,900,000 respectively in cash and reduced its note receivable by $362,000 and $2,200,000 respectively. For the three months ended December 31, 1996 and the year ended December 31, 1997, operating expenses were reduced by $362,000 and $700,000, respectively. For the six months ended June 30, 1997 and June 30, 1998, such reductions were $350,000 (unaudited) and $100,000 (unaudited), respectively.


13. EMPLOYEE BENEFIT PLAN

     In 1997, the Company established the Brandshare 401(k) Savings Plan and Profit Sharing Plan. Substantially all employees are eligible to participate in the Plan. Participants may elect to defer 2% to

                         BRAND SCAFFOLD SERVICES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10% of their salary. The Company, at its sole discretion, may make matching contributions to the Plan. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company contributed $318,000 and $189,000 (unaudited) to the Plan.


14. FAIR VALUES OF FINANCIAL INSTRUMENTS


     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:


     CASH AND CASH EQUIVALENTS--The carrying amounts approximate fair value.


     NOTES RECEIVABLE--The fair value of notes receivable are based on discounted future cash flows at current interest rates.


     REVOLVING LOAN AND LONG-TERM DEBT--The carrying amounts of the Company's borrowings under the Credit Agreement approximate their fair value because such borrowings carry variable interest rates.


     INTEREST RATE HEDGE--The fair values of interest rate collars are the amounts at which they could be settled, based on estimates obtained from dealers.


     14.5% SENIOR EXCHANGEABLE PREFERRED STOCK--The liquidation amounts plus accreted dividends approximate fair value.


     The carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1997, are as follows:



                                                    1996                          1997
                                        ----------------------------  ----------------------------
                                           CARRYING         FAIR         CARRYING         FAIR
                                            AMOUNT         VALUE          AMOUNT         VALUE
                                        -------------  -------------  -------------  -------------
   Cash and cash equivalents .........   $    4,881     $    4,881     $    2,217     $    2,217
   Notes receivable ..................        2,781          3,021          1,144          1,192
   Revolving loan ....................           --             --         (4,500)        (4,500)
   Long-term debt ....................     (158,000)      (158,000)      (149,750)      (149,750)
   Interest rate hedge ...............           --             --             --           (298)
   14.5% Senior Exchangeable Preferred
     Stock ...........................       25,906         25,906         31,140         31,140

15. ACCOUNTING STANDARD NOT YET IMPLEMENTED


     In June 1998, the Financial Accounting Standards Board (FASB) adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

===============================================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                     -----------------------------------
                               TABLE OF CONTENTS




                                                     PAGE
                                                  ---------
Prospectus Summary ............................        3
Risk Factors ..................................       13
Use of Proceeds ...............................       19
The Exchange Offer ............................       19
Capitalization ................................       28
Selected Consolidated Financial Data ..........       29
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .................................       31
Business ......................................       38
Management ....................................       44
Principal Stockholders ........................       50
Certain Relationships and Related
   Transactions ...............................       52
Description of Bank Facility ..................       53
Description of Preferred Stock ................       55
Description of Notes ..........................       57
Plan of Distribution ..........................       85
Legal Matters .................................       85
Independent Public Accountants ................       86
Available Information .........................       86
Index to Consolidated Financial
   Statements .................................      F-1




                        [BRAND SCAFFOLD SERVICES, INC.]



                                 BRAND SCAFFOLD
                                SERVICES, INC.




               OFFER TO EXCHANGE 10 1/4% SENIOR NOTES DUE 2008,
                        WHICH HAVE BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                         10 1/4% SENIOR NOTES DUE 2008






        --------------------------------------------------------------
                                  PROSPECTUS
        --------------------------------------------------------------


                               OCTOBER 15, 1998



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [Alternate Front Cover]


                                   PROSPECTUS
[GRAPHIC OMITTED]



                                BRAND SCAFFOLD SERVICES, INC.

                         10 1/4% SENIOR NOTES DUE 2008

     The 10 1/4% Senior Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), were issued in exchange for the 10 1/4% Senior Notes due 2008 (the "Old Notes," and together with the Exchange Notes, the "Notes") by Brand Scaffold Services, Inc., a Delaware corporation (the "Company").

     Interest on the Exchange Notes is payable in cash semiannually on February 15 and August 15 of each year, commencing on August 15, 1998. The Exchange Notes will mature on February 15, 2008. The Exchange Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or after February 15, 2003 at the redemption prices set forth herein plus accrued and unpaid interest, and Liquidated Damages (as defined), if any, to the date of redemption. In addition, prior to February 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes at a price equal to 110 1/4% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages (as defined), if any, to the date of redemption, with the net cash proceeds of one or more Qualified Equity Offerings (as defined). Upon the occurrence of a Change of Control (as defined), each holder of Exchange Notes will have the right to require the Company to repurchase such holder's Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the repurchase date. See "Description of Notes--Change of Control."

     The Exchange Notes are general senior unsecured obligations of the Company and rank pari passu with all existing and future senior unsecured indebtedness and other obligations of the Company. The Exchange Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including trade payables. As of June 30, 1998, the Company's subsidiaries had no outstanding Indebtedness (as defined) other than intercompany Indebtedness and certain capital lease obligations. In addition, the Exchange Notes are effectively subordinated to existing and future senior secured indebtedness, including the Bank Facility (as defined), which is secured by a pledge of substantially all of the assets of the Company and its subsidiaries and is also guaranteed by the Company's U.S. subsidiaries. See "Risk Factors--Effective Subordination of the Exchange Notes; Dependence on Subsidiaries." As of June 30, 1998, $29.5 million of indebtedness is outstanding under the Bank Facility. In addition, as of June 30, 1998, the Company had $14.0 million in unused senior secured borrowing capacity under the Bank Facility. As of June 30, 1998, the Company had no indebtedness junior to the Notes.

     This Prospectus is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. DLJSC may act as principal or agent in such transactions and has no obligation to make a market in the Exchange Notes, and may discontinue its market-making activities any time without notice, at its sole discretion. If DLJSC conducts any market-making activities, it may be required to deliver a "market-making prospectus" when effecting offers and sales in the Notes because of the equity ownership of affiliates of DLJSC. Certain affiliates of DLJSC hold in the aggregate a 65.5% equity interest in the Company. The Company will receive no portion of the proceeds of the sale of such Exchange Notes and will bear expenses incident to the registration thereof.

     No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.


 THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE PAGE , "RISK
  FACTORS," FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
                                  PROSPECTIVE
                      PARTICIPANTS IN THE EXCHANGE OFFER.

                                 --------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is October 15, 1998

                                                                [Alternate Page]

                             THE OLD NOTE OFFERING


OLD NOTES...................   On February 25, 1998, the Company issued and
                               sold $130,000,000 aggregate principal amount of its Old Notes to Donaldson, Lufkin & Jenrette
                               Securities Corporation, as initial purchaser (the
                               "Initial Purchaser"). The Initial Purchaser subsequently offered and resold the Old Notes to "Qualified Institutional Buyers" (as defined in
                               Rule 144A under the Securities Act) pursuant to Rule 144A under the Securities Act and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act
                               (the "Old Note Offering").


                        SUMMARY DESCRIPTION OF THE NOTES


NOTES.......................   10 1/4% Senior Notes due 2008


PRINCIPAL AMOUNT............   $130,000,000


MATURITY DATE...............   February 15, 2008


INTEREST PAYMENT DATES......   February 15 and August 15 of each year,
                               commencing August 15, 1998


OPTIONAL REDEMPTION.........   The Notes may be redeemed, at the Company's
                               option, in whole or in part from time to time on or after February 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date plus Liquidated
                               Damages, if any. In the event the Company consummates one or more Qualified Equity
                               Offerings on or prior to February 15, 2001, the Company at its option may use all or a portion of the net cash proceeds from such Qualified Equity
                               Offerings to redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 110 1/4% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of redemption plus Liquidated Damages, if any. See "Description of Notes--Optional Redemption."


MANDATORY REDEMPTION........   Except as set forth herein, the Company is not
                               required to make mandatory redemption or sinking fund payments with respect to the Notes.


RANKING OF THE NOTES........   The Notes are general senior unsecured
                               obligations of the Company and are ranked pari passu with all existing and future senior unsecured indebtedness and other obligations of the Company. The Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including trade payables. As of March 31, 1998, the Company's subsidiaries had no outstanding
                               Indebtedness other than intercompany Indebtedness and certain capital lease obligations. In addition, the Notes are effectively subordinated to existing and future senior secured
                               Indebtedness, including the Bank Facility, which is secured by a pledge of substantially all of the assets of the

                                                                [Alternate Page]

                               Company and its subsidiaries and is also guaranteed by the Company's U.S. subsidiaries. As of March 31, 1998, $31.0 million of Indebtedness was outstanding under the Bank Facility. In addition, as of March 31, 1998, the Company had $16.2 million in unused senior secured borrowing capacity under the Bank Facility. Further, as of March 31, 1998, the Company had outstanding approximately $161.0 million in aggregate principal amount of senior Indebtedness, of which approximately $31.0 million was secured Indebtedness. As of March 31, 1998, the Company had the ability to incur up to $177.2 million in senior indebtedness based upon the covenants with which it must comply. See "Description of Notes--General."


CHANGE OF CONTROL...........   Upon a Change of Control, each holder of Notes
                               may require the Company to repurchase all or any part of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase plus Liquidated Damages, if any.
                               However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries.
                               Furthermore, under the Bank Facility, a "Change in Control" (as defined therein) would constitute an event of default, causing acceleration of all payments required thereunder. There can be no assurance that upon the occurrence of a Change of Control, the Company will have sufficient funds to purchase the Notes. See "Description of Notes--Change of Control."


CERTAIN COVENANTS...........   The Indenture governing the Notes (the
                               "Indenture") contains covenants limiting the ability of the Company and its Subsidiaries to, among other things, pay dividends or make other
                               Restricted Payments (as defined), make
                               Investments (as defined), incur additional
                               Indebtedness, permit Liens (as defined), incur dividend and other payment restrictions affecting
                               Subsidiaries (as defined), enter into
                               consolidation, merger, conveyance, lease or transfer transactions, make asset sales, enter into transactions with Affiliates (as defined) and engage in unrelated lines of business. In addition, the Indenture imposes restrictions on the ability of Subsidiaries to issue guarantees.
                               These covenants are subject to certain exceptions and qualifications.
                               See "Description of Notes--Certain Covenants" and "--Consolidation, Merger, Conveyance, Lease or Transfer."


                                  RISK FACTORS

     Prospective investors in the Notes should carefully consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

                                                                [Alternate Page]


                             DESCRIPTION OF NOTES



GENERAL


     The Notes were issued under an indenture, dated as of February 25, 1998 (the "Indenture") by and between the Company and U.S. Trust Company of Texas, N.A., as trustee under the Indenture (the "Trustee"). The Notes are subject to the terms stated in the Indenture and to the terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. Although all of the material elements of the Notes and the Indenture are stated herein, the statements and definitions of terms under this caption relating to the Notes and the Indenture described below are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. Copies of the proposed form of the Indenture and Registration Rights Agreement are available as set forth under "--Additional Information." Certain terms used herein are defined below under "--Certain Definitions."


     The Notes represent general senior unsecured obligations of the Company and rank pari passu with all existing and future senior unsecured Indebtedness and other obligations of the Company. The Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including trade payables. As of March 31, 1998, the Company's subsidiaries had no outstanding Indebtedness other than intercompany Indebtedness and certain capital lease obligations. In addition, the Notes are effectively subordinated to existing and future senior secured Indebtedness, including the Bank Facility, which is secured by a pledge of substantially all of the assets of the Company and its subsidiaries and is also guaranteed by the Company's U.S. subsidiaries. As of March 31, 1998, $31.0 million of Indebtedness was outstanding under the Bank Facility. In addition, as of March 31, 1998, the Company had $16.2 million in unused senior secured borrowing capacity under the Bank Facility. Further, as of March 31, 1998, the Company had outstanding approximately $161.0 million in aggregate principal amount of senior Indebtedness, including approximately $31.0 million of secured Indebtedness.



PRINCIPAL, MATURITY AND INTEREST


     The Notes are limited in aggregate principal amount to $130.0 million, mature on February 15, 2008, and bear interest at 10 1/4% per annum from the Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest on the Notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998, to the Persons in whose names such Notes are registered at the close of business on the February 1 or August 1 immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.


     The Notes may be presented or surrendered for payment of principal, premium, if any, interest and Liquidated Damages, if any, and for registration of transfer or exchange, at the office or agency of the Company within the City and State of New York, maintained for such purpose. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at the respective addresses as set forth on the Note Register. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company or Trustee may require in certain circumstances payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.



OPTIONAL REDEMPTION


     Except as provided in the next paragraph, the Notes are not redeemable at the option of the Company prior to February 15, 2003. On or after such date, the Notes will be redeemable at the option

                                                                [Alternate Page]


                                USE OF PROCEEDS



     The Company will not receive any proceeds from the sale of the Exchange Notes offered pursuant to this Prospectus.

                                                               [Alternate Page]


                       MARKET-MAKING ACTIVITIES OF DLJSC


     This Prospectus is to be used by DLJSC in connection with offers and sales of the Exchange Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. DLJSC may act as principal or agent in such transactions. There can be no assurance that DLJSC will continue to act in such capacities. DLJSC has no obligation to make a market in the Exchange Notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.


     DLJMB, an affiliate of DLJSC, holds together with its affiliates, in the aggregate, a 65.5% equity interest in the Company. DLJSC acted as an Initial Purchaser in connection with the original offering of the Old Notes.


     The Company will receive no portion of the proceeds of the sales of the Exchange Notes and will bear the expenses incident to the registration thereof. The Company has agreed to indemnify DLJSC against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments DLJSC may be required to make in respect thereof.

                            [Alternate Back Cover]

===============================================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.


                     -----------------------------------

                               TABLE OF CONTENTS





                                                   PAGE
                                                  -----
Prospectus Summary ............................
Risk Factors ..................................
Use of Proceeds ...............................
Capitalization ................................
Selected Consolidated Financial Data ..........
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .................................
Business ......................................
Management ....................................
Principal Stockholders ........................
Certain Relationships and Related
   Transactions ...............................
Description of Bank Facility ..................
Description of Preferred Stock ................
Description of Notes ..........................
Legal Matters .................................
Independent Public Accountants ................
Market Making Activities of DLJSC .............
Available Information .........................
Index to Consolidated Financial
   Statements .................................    F-1



                        [BRAND SCAFFOLD SERVICES, INC.]




                                 BRAND SCAFFOLD
                                SERVICES, INC.




                         10 1/4% SENIOR NOTES DUE 2008





        --------------------------------------------------------------
                                  PROSPECTUS
        --------------------------------------------------------------


                               OCTOBER 15, 1998




===============================================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

     The Company's Certificate of Incorporation, as amended, provides in effect for the indemnification of the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

     If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.


ITEM 21. EXHIBITS


     (a) Exhibits




 EXHIBIT NO.                                             DESCRIPTION
-------------      ---------------------------------------------------------------------------------------
   *3.1       --   Certificate of Incorporation of the Registrant
   *3.2       --   Certificate of Amendment of Certificate of Incorporation of the Registrant
   *3.3       --   Amended and Restated By-Laws of Brand Scaffold Services, Inc.
   *4.1       --   Amended and Restated Certificate of Designations, Preferences and Rights of 14.5%
                   Senior Exchangeable Preferred Stock due 2008 (the "Preferred Stock")
   *4.2       --   Amended and Restated Shareholders Agreement dated as of September 30, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
                   DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle-Brand
                   Investors, L.P., Rust Industrial Services Inc., DLJ Brand Holdings, Inc. ("Holdings"),
                   Brand Scaffold Services, Inc. and Certain Individuals
   *4.3       --   Stock Option Agreement dated as of March 4, 1997 between Holdings and Carlisle
                   Group, L.P.
   *4.4       --   Indenture dated as of February 25, 1998 between the Company, and U.S. Trust
                   Company of Texas, N.A., as Trustee, relating to the Company's 10 1/4% Senior Notes due 2008 (the "Notes")
   *4.5       --   Registration Rights Agreement, dated as of February 25, 1998, between the Company and Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC"), as initial purchaser, relating to the Notes
   *4.6       --   Registration Rights Agreement dated as of March 2, 1998 by and between the
                   Company and DLJSC, relating to the Preferred Stock

 EXHIBIT NO.                                               DESCRIPTION
-------------      -------------------------------------------------------------------------------------------
   *5         --   Opinion of Davis Polk & Wardwell, Counsel of the Registrant, regarding the validity of the securities being registered
  *10.1       --   Credit Agreement dated as of September 30, 1996, among Brand Scaffold Services,
                   Inc., the Banks party thereto, DLJ Capital, as Syndication Agent, and Bank of
                   America, as Administrative Agent
  *10.2       --   Purchase Agreement dated as of February 25, 1998, by and between the Company and
                   DLJSC, as initial purchaser, relating to the Notes
  *10.3       --   The Amended and Restated Transaction Agreement dated as of September 18, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
                   DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle
                   Enterprises, L.P., Holdings, the Company, Brand Scaffold Builders, Inc., Brand Scaffold
                   Rental & Erection, Inc. 702569 Alberta Ltd., Rust International Inc., Rust Industrial
                   Services Inc., Rust Scaffold Services Inc., Rust Scaffold Builders Inc., and Rust Scaffold
                   & Erection Inc.
  *10.4       --   Employment Agreement dated as of October 1, 1996 between the Company and
                   John M. Monter
  *10.5       --   Employment Agreement dated as of July 29, 1996 between the Company and
                   James "Marty" McGee
  *10.6       --   Employment Agreement dated as of July 29, 1996 between the Company and
                   Ronald W. Moore
  *10.7       --   Employment Agreement dated as of July 29, 1996 between the Company and
                   Otto K. Knoll
  *10.8       --   Offer Letter dated as of March 30, 1998 addressed to Ian R. Alexander
  *12         --   Statement of Computation of Ratio of Earnings to Fixed Charges
  *21         --   Subsidiaries of the Registrant
   23.1       --   Consent of Arthur Andersen LLP, independent public accountants
   23.2       --   Consent of Davis Polk & Wardwell, counsel to the Registrant (included in Exhibit 5)
  *24         --   Powers of Attorney
  *25         --   Statement of Eligibility of U.S. Trust Company of Texas, N.A.
  *27         --   Financial Data Schedule
  *99.1       --   Form of Letter of Transmittal
  *99.2       --   Form of Notice of Guaranteed Delivery
  *99.3       --   Form of Instruction to Registered Holder and/or Book-Entry Transfer Facility
                   Participant from Owner of Old Notes
  *99.4       --   Form of Letter to Clients of Depository Trust Company Participants
  *99.5       --   Form of Letter to Registered Holders and Depository Trust Company Participants


----------
*     Previously filed with the SEC.


     (b) Schedules

     All supplementary schedules relating to the Registration Statement are omitted because they are not required or because the required information, where material, is contained in the Financial Statements.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF CHESTERFIELD, STATE OF MISSOURI, OCTOBER 12, 1998.




                                        BRAND SCAFFOLD SERVICES, INC.



October 12, 1998



                                        By: /s/ Ian R. Alexander
                                          -------------------------------------
                                          Ian R. Alexander
                                          Chief Financial Officer,
                                          Vice President, Finance and Secretary


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.





            SIGNATURE                             TITLE                       DATE
--------------------------------   ----------------------------------- -----------------
          /s/ John M. Monter       Director, Chief Executive Officer   October 12, 1998
 -----------------------------     and President (Principal
          John M. Monter           Executive Officer)

         /s/ Ian R. Alexander      Chief Financial Officer, Vice       October 12, 1998
 -----------------------------     President, Finance and Secretary
         Ian R. Alexander          (Principal Financial Officer and
                                   Principal Accounting Officer)

                *                  Chairman of the Board               October 12, 1998
 -----------------------------
          David L. Jaffe

                *                  Director                            October 12, 1998
 -----------------------------
          Robert Bonczek

                *                  Director                            October 12, 1998
 -----------------------------
        James S. Carlisle

                *                  Director                            October 12, 1998
 -----------------------------
         Vincent Langone

                *                  Director                            October 12, 1998
 -----------------------------
         D.P. "Pat" Payne

                *                  Director                            October 12, 1998
 -----------------------------
  Karl R. Wyss

  *By: /s/ Ian R. Alexander                                            October 12, 1998
 -----------------------------
           Ian R. Alexander
          as Attorney-in-fact

                                 EXHIBIT INDEX





 EXHIBIT NO.                                               DESCRIPTION
-------------      -------------------------------------------------------------------------------------------
        *3.1  --   Certificate of Incorporation of the Registrant
        *3.2  --   Certificate of Amendment of Certificate of Incorporation of the Registrant
        *3.3  --   Amended and Restated By-Laws of Brand Scaffold Services, Inc.
        *4.1  --   Amended and Restated Certificate of Designations, Preferences and Rights of 14.5%
                   Senior Exchangeable Preferred Stock due 2008 (the "Preferred Stock")
        *4.2  --   Amended and Restated Shareholders Agreement dated as of September 30, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
                   DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle-Brand
                   Investors, L.P., Rust Industrial Services Inc., DLJ Brand Holdings, Inc. ("Holdings"),
                   Brand Scaffold Services, Inc. and Certain Individuals
        *4.3  --   Stock Option Agreement dated as of March 4, 1997 between Holdings and Carlisle
                   Group, L.P.
        *4.4  --   Indenture dated as of February 25, 1998 between the Company, and U.S. Trust
                   Company of Texas, N.A., as Trustee, relating to the Company's 10 1/4% Senior Notes due 2008 (the "Notes")
        *4.5  --   Registration Rights Agreement, dated as of February 25, 1998, between the Company and Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC"), as initial purchaser, relating to the Notes
        *4.6  --   Registration Rights Agreement dated as of March 2, 1998 by and between the
                   Company and DLJSC, relating to the Preferred Stock
        *5    --   Opinion of Davis Polk & Wardwell, Counsel of the Registrant, regarding the validity of the securities being registered
       *10.1  --   Credit Agreement dated as of September 30, 1996, among Brand Scaffold Services,
                   Inc., the Banks party thereto, DLJ Capital, as Syndication Agent, and Bank of
                   America, as Administrative Agent
       *10.2  --   Purchase Agreement dated as of February 25, 1998, by and between the Company and
                   DLJSC, as initial purchaser, relating to the Notes
       *10.3  --   The Amended and Restated Transaction Agreement dated as of September 18, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V.,
                   DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle
                   Enterprises, L.P., Holdings, the Company, Brand Scaffold Builders, Inc., Brand Scaffold
                   Rental & Erection, Inc. 702569 Alberta Ltd., Rust International Inc., Rust Industrial
                   Services Inc., Rust Scaffold Services Inc., Rust Scaffold Builders Inc., and Rust Scaffold
                   & Erection Inc.
       *10.4  --   Employment Agreement dated as of October 1, 1996 between the Company and
                   John M. Monter
       *10.5  --   Employment Agreement dated as of July 29, 1996 between the Company and
                   James "Marty" McGee
       *10.6  --   Employment Agreement dated as of July 29, 1996 between the Company and
                   Ronald W. Moore
       *10.7  --   Employment Agreement dated as of July 29, 1996 between the Company and
                   Otto K. Knoll

   EXHIBIT NO.                                              DESCRIPTION
-----------------      ------------------------------------------------------------------------------------
          *10.8   --   Offer Letter dated as of March 30, 1998 addressed to Ian R. Alexander
          *12     --   Statement of Computation of Ratio of Earnings to Fixed Charges
          *21     --   Subsidiaries of the Registrant
           23.1   --   Consent of Arthur Andersen LLP, independent public accountants
           23.2   --   Consent of Davis Polk & Wardwell, counsel to the Registrant (included in Exhibit 5)
          *24     --   Powers of Attorney
          *25     --   Statement of Eligibility of U.S. Trust Company of Texas, N.A.
          *27     --   Financial Data Schedule
          *99.1   --   Form of Letter of Transmittal
          *99.2   --   Form of Notice of Guaranteed Delivery
          *99.3   --   Form of Instruction to Registered Holder and/or Book-Entry Transfer Facility
                       Participant from Owner of Old Notes
          *99.4   --   Form of Letter to Clients of Depository Trust Company Participants
          *99.5   --   Form of Letter to Registered Holders and Depository Trust Company Participants


----------
*     Previously filed with the SEC.





                                      E-2